As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIDDELL BELL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3949	20-1636283
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Delaware	Riddell Sports Group, Inc.	13-4175358
Illinois	Riddell, Inc.	36-3581631
Delaware	All American Sports Corporation	34-1688715
Delaware	Ridmark Corporation	22-2908352
Delaware	MacMark Corporation	36-4444622
Delaware	Equilink Licensing, LLC	51-0342202
Delaware	RHC Licensing, LLC	51-0342201
Delaware	Proacq Corp.	34-1688714
Alabama	Pro-Line Team Sports, Inc.	63-1180450
Alabama	Pro-Line Athletic Equipment, Inc.	63-1140844
Delaware	Bell Sports Corp.	36-3671789
California	Bell Sports, Inc.	95-1733731
California	Giro Sport Design International, Inc.	77-0290971
Delaware	Bell Powersports, Inc.	71-0925658
Delaware	Bell Racing Company	86-0954337

6225 North State Highway 161, Suite 300

Irving, Texas 75038

(469) 417-6700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William N. Fry

6225 North State Highway 161, Suite 300

Irving, Texas 75038

(469) 417-6700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Joshua A. Leuchtenburg

Ropes & Gray LLP

45 Rockefeller Plaza

New York, NY 10111

(212) 841-5726

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
8.375% Senior Subordinated Notes due 2012	$140,000,000	100%	$140,000,000	$16,478
Guarantees of 8.375% Senior Subordinated Notes due 2012(3)	N/A	N/A	N/A	N/A
Total	$140,000,000		$140,000,000	$16,478	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 457(f) under the Securities Act, as follows: .00011770 multiplied by the proposed maximum aggregate offering price.
(3)	Each of the subsidiary co-registrants will guarantee, on an unconditional basis, the obligations of Riddell Bell Holdings, Inc. under the 8.375% Senior Subordinated Notes due 2012. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not being traded separately.
(4)	Previously paid.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2005

PROSPECTUS

Riddell Bell Holdings, Inc.

Offer to Exchange

$140,000,000 principal amount of our

outstanding 8.375% Senior Subordinated Notes due 2012 for

new 8.375% Senior Subordinated Notes due 2012

We are offering to exchange our 8.375% Senior Subordinated Notes due 2012, or the exchange notes, for all of our currently outstanding 8.375% Senior Subordinated Notes due 2012, or the outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture.

The exchange notes will be our senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured obligations.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on, , 2005, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2005.

[Inside Front Cover]

This prospectus incorporates important business and financial information about the company that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to Riddell Bell Holdings, Inc., 6225 North State Highway 161, Suite 300, Irving, Texas 75038, Attn: Chief Executive Officer. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before                     , 2005, the date they must make their investment decision.

This prospectus contains summaries of the terms of several material documents. We will make copies of these documents available to you at your request. This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements. This prospectus and the accompanying letter of transmittal contain important information. You should read this prospectus and the letter of transmittal carefully before deciding whether to tender your outstanding notes.

PROSPECTUS SUMMARY

The following summary contains basic information about Riddell Bell Holdings, Inc. It likely does not contain all the information that is important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Riddell Bell Holdings, Inc. is the parent company of Riddell Sports Group, Inc. and Bell Sports Corp. Prior to September 2004, Riddell Bell Holdings, Inc. was RSG Holdings, LLC. As used in this prospectus, references to “Riddell Sports” refer to Riddell Sports Group, Inc. and its consolidated subsidiaries, references to “Bell Sports” refer to Bell Sports Corp. and its consolidated subsidiaries, and references to “RB Holdings,” “we,” “us” and “our” refer to Riddell Bell Holdings, Inc. and its consolidated subsidiaries. In addition, references to “fiscal” or “fiscal year” refer to our results of operations for the fiscal year ending December 31st of the applicable year.

Our Business

We are the leading designer, developer and marketer of head protection equipment and related accessories for numerous athletic and recreational activities. We are comprised of two formerly independent companies, Riddell Sports and Bell Sports. Riddell Sports’ core business is designing, marketing and reconditioning football helmets and equipment as well as helmets and equipment used in baseball, lacrosse and other team sports. Riddell Sports sells to a diversified institutional customer base that includes high schools, colleges, youth leagues and professional teams. Our branded helmets are widely worn by Division I NCAA football players and are the Official Helmet of the National Football League, or NFL. Bell Sports’ core business is designing and marketing helmets and accessories for bicycling, action sports, snow sports and powersports (including motorcycling, off-roading and snowmobiling). Bell Sports sells through the mass, sporting goods and specialty retail channels in the United States and Europe. We believe we have the world’s most diversified distribution network for helmets used in athletic and recreational activities. Additionally, we believe that we maintain the world’s largest research and development effort focused on these forms of head protection.

On September 30, 2004, we acquired Bell Sports and combined it with Riddell Sports to create the world’s largest athletic head protection company. In 2004, we sold more than 8.4 million helmets and our principal brands—Riddell (football, baseball and lacrosse helmets and equipment), Bell (bicycle and action sports helmets and accessories) and Giro (bicycle and snow sports helmets)—are all market leaders. Each brand enjoys a reputation for innovative design, leading technology and high quality construction that enhances athletic performance and improves protection. As a result, we have been able to build and maintain relationships with the NFL and some of the most visible athletes in numerous helmeted sports, including six-time Tour de France winner Lance Armstrong, BMX stunt riding champion Dave Mirra, leading freestyle skier Tanner Hall and supercross champion Jeremy McGrath. The visibility provided by our relationships with the NFL and professional athletes reinforces the authenticity of our brands and their reputation for innovation and performance.

Riddell Sports Group, Inc.

Since its origin in 1929, Riddell Sports has established itself as the premier designer, developer and marketer of helmets and other equipment used by both professional and amateur athletes in helmeted team sports. We believe that Riddell Sports is the leading provider of football helmets, shoulder pads, equipment reconditioning services (which are comprised of cleaning, repairing, repainting and recertifying existing equipment) and collectible helmets. Riddell Sports markets and licenses the marketing of products under such well known brands as Riddell and MacGregor.

Riddell Sports sells its products and services directly to institutional customers through its sales force of 186 individuals, who have an average tenure with Riddell Sports of more than eight years. We believe this sales force constitutes the largest factory direct selling organization in the sporting goods industry. As a result, Riddell Sports is able to provide exceptional service and competitive prices to its stable, highly diversified base of more than 19,400 customers, including high schools, colleges, youth leagues and professional teams. Riddell Sports has achieved its leading market position in football equipment sales and reconditioning services by offering quality products as well as developing and maintaining long-standing relationships with coaches, sports institutions and leagues. Over the last decade, Riddell Sports has been able to leverage these relationships, as well as its success in football helmets, to launch additional product lines, including team uniforms and other equipment used in football, baseball, lacrosse and other sports.

In addition, Riddell Sports markets and distributes branded collectible products. Riddell Sports offers collectible helmets in several sizes bearing licensed NFL and popular collegiate team logos. Riddell Sports also allows a limited number of third parties to manufacture and market products under its brand names pursuant to license agreements.

Bell Sports Corp.

Since the sale of the first Bell helmet in 1954, Bell Sports has consistently introduced innovative products that have led the industry in style, fit and performance. We believe Bell Sports is the leading designer, developer and marketer of helmets for bicycling and action sports in the world, and of bicycle accessories in the United States. During the last five years, Bell Sports has also become the market leader in helmets for skiing and snowboarding in the United States. Bell Sports sells helmets under the widely recognized Bell and Giro brands, markets its bicycle accessories under the Bell, Blackburn, VistaLite and Co-Pilot brands and offers its fitness accessories under the Bell and Savasa brands. Bell Sports also sells juvenile and youth helmets under a number of licensed brands, including Barbie®, Batman®, Fisher-Price®, Hot Wheels® and X-Games®.

Bell Sports works closely with professional athletes when developing its products. The popularity of both the Bell and Giro lines of helmets among professional and recreational athletes can be attributed to leading technology and design, a focus on comfort, fit and performance, as well as the breadth of styles and price points offered. The visibility and endorsements provided by Bell Sports’ sponsored athletes reinforce the authenticity of its brands.

Bell Sports markets its diversified line of consumer branded products through multiple channels, including mass retailers such as Wal-Mart and Kmart, sporting goods chains such as The Sports Authority, Dick’s Sporting Goods and Recreational Equipment (REI), and a network of almost 4,000 independent specialty stores. Bell Sports is able to meet the varying demands of this customer base in each of the markets in which it competes through a commitment to research and development, a portfolio of authentic brands and a flexible, low-cost manufacturing and sourcing network.

The Transactions

On August 11, 2004, Riddell Holdings, LLC, our company (then known as RSG Holdings, LLC) and Bell Acquisition Corp., our then wholly-owned subsidiary, executed a merger agreement with Bell Sports, pursuant to which Bell Acquisition Corp. was merged with and into Bell Sports, with Bell Sports Corp. continuing as our direct, wholly-owned subsidiary. The merger was consummated on September 30, 2004. Riddell Holdings, LLC and our company are Delaware entities controlled by Fenway Partners Capital Fund II, L.P. Bell Acquisition Corp. was a Delaware corporation that we formed to consummate the merger. The purchase price, including costs of the transaction was approximately $242.9 million.

The merger was financed by an equity investment by an investor group led by Fenway Partners Capital Fund II, L.P. and certain members of our management of $69.1 million in Riddell Holdings, LLC, the borrowing by us of $110.0 million under a seven-year term loan and $5.0 million under a $50.0 million six-year revolving loan, each under our new senior secured credit facility, and the issuance of the outstanding notes. The merger was consummated on September 30, 2004. The merger and the related financing transactions, including the issuance of the notes, the entry into our new senior secured credit facility, the repayment of certain existing indebtedness of Bell Sports and Riddell Sports and the payment of related fees and expenses, are collectively referred to in this prospectus as the “Transactions” and each is more fully described in “The Transactions.”

Summary of the Terms of the Exchange Offer

The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$140,000,000 in aggregate principal amount at maturity of 8.375% senior subordinated notes due 2012.

Exchange Offer

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2005. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $2,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	The exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	The exchange notes bear a different CUSIP number than the outstanding notes; and

•	The holders of the exchange Notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

Resale

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

•	you are not an “affiliate” of Riddell Bell Holdings, Inc., within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.” Any holder of outstanding notes who:

•	is an affiliate of Riddell Bell Holdings, Inc.,

•	does not acquire exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on                     , 2005 unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer” and “Description of Exchange Notes—Registration Rights; Special Interest.”

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Riddell Bell Holdings, Inc. or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedure for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedure.”

Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest at their respective interest rates from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from September 30, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Considerations

The exchange of outstanding notes for exchange notes in the exchange offer is not a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Considerations” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent

U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Summary Description of the Exchange Notes

The following is a brief summary of the material terms of the exchange notes. We refer to the exchange notes and the outstanding notes together as the “notes.” For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	Riddell Bell Holdings, Inc.

Securities	$140.0 million in aggregate principal amount of Senior Subordinated Notes due 2012.

Maturity	October 1, 2012.

Interest Rate	8.375% per year.

Interest Payment Dates	April 1 and October 1 of each year, commencing April 1, 2005.

Ranking

The exchange notes will be unsecured senior subordinated obligations and will be subordinated in right of payment to all our existing and future senior indebtedness, pari passu in right of payment with any of our future senior subordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. As of December 31, 2004, we had $250.1 million of debt outstanding (including capital lease obligations), including $110.1 million of senior debt and had the ability to borrow up to an additional $50.0 million under our new senior secured credit facility (less approximately $0.6 million of standby letters of credit that were outstanding on December 31, 2004), all of which, if borrowed, would be senior debt. Additionally, the exchange notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries that do not guarantee the exchange notes.

Guarantees

The exchange notes will be guaranteed by all of our existing and certain of our future domestic subsidiaries. Each guarantee will be subordinated in right of payment to all existing and future senior indebtedness of that guarantor, pari passu in right of payment with any future senior subordinated indebtedness of that guarantor and senior in right of payment to any future subordinated indebtedness of that guarantor.

Optional Redemption

We may redeem some or all of the exchange notes at any time prior to October 1, 2008 at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest. On or after October 1, 2008, we can redeem some or all of the notes at the redemption prices listed in the “Description of Notes—Optional Redemption” section of this prospectus, plus accrued interest and special interest, if any.

Optional Redemption After Equity Offerings	At any time before October 1, 2007, on one or more occasions, we can choose to redeem up to 35% of the outstanding principal amount of the exchange notes, including any additional notes, with the net cash proceeds of certain equity offerings, so long as:

•	we pay holders of the exchange notes a redemption price of 108.375% of the face amount of the notes we redeem, plus accrued interest and special interest, if any;

•	we redeem the exchange notes within 90 days of any such equity offering; and

•	at least 65% of the aggregate principal amount of exchange notes issued under the indenture, including the principal amount of any additional notes, remains outstanding immediately after each such redemption.

Change of Control Offer

If a change of control of our company occurs, we must give holders of the exchange notes the opportunity to sell their notes to us at a purchase price of 101% of their aggregate principal amount, plus accrued interest and special interest, if any. The term “Change of Control” is defined under “Description of Notes—Certain Definitions.”

Covenants	The indenture governing the exchange notes contains covenants that limit our ability and that of our subsidiaries to:

•	incur additional debt or issue preferred stock;

•	pay dividends or distributions on our capital stock, or redeem or repurchase our capital stock or subordinated debt;

•	make certain investments;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	create liens on our assets to secure debt;

•	transfer or sell assets;

•	guarantee debt;

•	restrict dividend or other payments to us;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in unrelated businesses.

These covenants are subject to a number of important limitations, exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

Risk Factors

Investing in the notes involves substantial risk. See “Risk Factors” section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

Summary Historical and Pro Forma Condensed Consolidated Financial Information

The summary historical consolidated financial and other data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The summary historical consolidated financial data and other data set forth below as of December 31, 2002, 2003 and 2004 and for the fiscal year ended December 31, 2002, the periods from January 1, 2003 to June 25, 2003, June 26, 2003 to December 31, 2003 and the fiscal year ended December 31, 2004, have been derived from our audited consolidated financial statements.

The summary unaudited pro forma condensed statement of operations data was derived from our unaudited pro forma condensed consolidated statement of operations appearing elsewhere in this prospectus, which give effect to the Transactions as if they occurred on January 1, 2004.

	Predecessor (1)		Successor
	Fiscal Year Ended December 31, 2002	Period from January 1, 2003 to June 25, 2003 (2)	Period from June 25, 2003 to December 31, 2003	Fiscal Year Ended December 31, 2004	Pro Forma Fiscal Year Ended December 31, 2004
					(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net revenues	$101,632	$55,032	$53,713	$165,927	$328,468
Cost of goods sold (3)	63,868	35,030	34,654	115,544	205,636

Gross profit	37,764	20,002	19,059	50,383	122,832
Selling, general and administrative expenses	27,011	16,149	15,204	51,493	90,479
Other expenses (4)	663	20,234	404	1,521	3,209
Interest expense	4,909	6,270	4,179	18,601	19,606

Income (loss) before taxes	5,181	(22,651)	(728)	(21,232)	9,538
Income tax provision (benefit)	2,070	(6,700)	(100)	(8,121)	3,816

Net income (loss)	$3,111	$(15,951)	$(628)	$(13,111)	$5,722

Other Financial Data:
EBITDA (5)	$11,926	$(15,433)	$5,830	$4,696	$43,012
Depreciation and amortization	1,836	948	2,379	7,327	13,868
Capital expenditures	1,461	560	728	1,593	3,343

	As of December 31,
	Predecessor (1)	Successor
	2002	2003	2004
Balance Sheet Data:
Cash and cash equivalents	$209	$3,672	$1,429
Total assets	68,663	164,916	470,576
Total debt (6)	32,713	69,931	250,098
Total equity	23,490	69,426	125,472

(1)	Data as of December 31, 2002 and for the fiscal year ended December 31, 2002 and the period from January 1, 2003 to June 25, 2003, represent the results of Riddell Sports and its subsidiaries prior to their acquisition by us.
(2)	Statement of operations data for the period from January 1, 2003 to June 25, 2003 includes charges of $4.7 million from the reevaluation of estimates for certain assets and liabilities. Some of these charges included a change in calculation methodology which is inseparable from the change in estimate.
(3)	Cost of goods sold include $3.3 million, $2.2 million and $14.2 million of costs resulting from purchase accounting write-up of inventories for the fiscal year ended December 31, 2002, the period from June 25, 2003 to December 31, 2003 and fiscal year ended December 31, 2004 respectively.
(4)	Other expenses include management and directors’ fees and expenses and, for the period from January 1, 2003 to June 25, 2003, include $19.9 million of transaction costs related to the June 2003 acquisition of the Riddell Sports business.
(5)	EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies.

A reconciliation of net income to EBITDA is included below:

	Predecessor (1)		Successor
	Fiscal Year Ended December 31, 2002	Period from January 1, 2003 to June 25, 2003 (2)	Period from June 25, 2003 to December 31, 2003	Fiscal Year Ended December 31, 2004	Pro Forma Year Ended December 31, 2004
	(dollars in thousands)
Net income (loss)	$3,111	$(15,951)	$(628)	$(13,111)	5,722
Depreciation and amortization	1,836	948	2,379	7,327	13,868
Interest expense	4,909	6,270	4,179	18,601	19,606
Income tax provision (benefit)	2,070	(6,700)	(100)	(8,121)	3,816

EBITDA	$11,926	$(15,433)	$5,830	$4,696	$43,012

We consider EBITDA to be a key indicator of operating performance as it and similar measures are instrumental in the determination of compliance with certain financial covenants in our new senior secured credit facilities, and is used by our management in the calculation of the aggregate fee payable under our new management agreements and in determining compensation for certain of our employees. EBITDA is not defined terms under GAAP and should not be considered as an alternative to operating income or net income as a measure of operating results or cash flows as a measure of liquidity. EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA (i) does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, our working capital needs; (iii) does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; (iv) excludes tax payments that represent a reduction in cash available to us; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(6)	Total debt includes the current maturities of long-term debt, loans payable and capital lease obligations.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Any of the following risks could materially and adversely affect our financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. On December 31, 2004 we had total indebtedness of $250.1 million (of which $140.0 million consisted of the notes, $109.7 million consisted of indebtedness under our new senior secured credit facility and $0.4 million of capital lease obligations). Our earnings were insufficient to cover our fixed charges by $40.4 million for the fiscal year ended December 31, 2004.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture governing the notes and our new senior secured credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes does not fully prohibit us or our subsidiaries from doing so. On December 31, 2004, our new senior secured credit facility permitted additional borrowings thereunder of up to $50.0 million (less approximately $0.6 million of standby letters of credit that were outstanding on December 31, 2004) and all of these borrowings rank senior to the notes and the guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of New Senior Secured Credit Facility.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to repay or refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our ability to do so, to a certain extent, is subject to general economic, financial, competitive, legislative and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our new senior secured credit facility, will be adequate to meet our future liquidity needs for at least the next twelve months.

We cannot assure you, however, that our businesses will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, if at all, or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes is junior to our new senior secured credit facility and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors’ existing indebtedness and possibly to all their future borrowings.

The notes and the guarantees rank behind our new senior secured credit facility and all of our and the guarantors’ future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and that of the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

In addition, the notes and the guarantees will also be effectively subordinated to any debt that is secured to the extent of the value of the property securing such debt.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

As of December 31, 2004, the notes and the guarantees were subordinated to $110.1 million of senior debt and $50.0 million (less approximately $0.6 million of standby letters of credit that were outstanding on December 31, 2004) was available for borrowing as additional senior debt under our new senior secured credit facility. We are permitted to borrow substantial additional indebtedness, including senior debt, under the terms of the indenture.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Most of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of December 31, 2004, the notes were effectively junior to less than $1.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated 4.4% of our pro forma net revenues for the fiscal year ended December 31, 2004 and held 2.0% of our pro forma total assets as of December 31, 2004.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Repurchase at the Option of Holders.”

Restrictions in the indenture governing the notes and our new senior secured credit facility may prevent us from taking actions that we believe would be in the best interest of our business.

The indenture governing the notes and our new senior secured credit facility contains customary restrictions on our activities, including covenants that restrict us from:

•	incurring additional indebtedness and issuing preferred stock;

•	creating liens on our assets;

•	making certain investments;

•	consolidating or merging with, or acquiring, another business;

•	selling or otherwise disposing of our assets;

•	paying dividends and making other distributions with respect to our capital stock, or repurchasing, redeeming or retiring our capital stock or subordinated debt;

•	entering into transactions with our affiliates; and

•	entering into sale and leaseback transactions.

Our new senior secured credit facility also requires us to meet specified financial ratios. These restrictions may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If an active trading market does not develop for the notes, you may not be able to resell them.

The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. Although the exchange notes are expected to be eligible for trading in The PORTALSM Market, there can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes.

Our principal stockholder’s interests may conflict with yours.

An investor group led by Fenway Partners Capital Fund II, L.P. owns substantially all of Riddell Holdings, LLC’s outstanding equity interests. As a result, these investors are in a position to control all matters affecting us, including decisions made by our board of directors, such as the appointment of members of our management and the approval of mergers or sales of substantially all of our assets. The interests of these investors in exercising control over our business may conflict with your interests as a holder of the notes.

Risks Related to Our Business

If we cannot compete successfully in our industries, our business may be adversely affected.

Although we have no competitors which challenge us across all of our product lines, the markets for our products are highly competitive and we face competition from a number of sources in many of our product lines. Competition is primarily based on price, quality, customer service, brand name recognition, product offerings, product features and style. Our helmet and field equipment business competes with several leading companies, such as Schutt Sports, Douglas Protective Equipment, Rawlings Sporting Goods, Diamond Sports, Protective Technologies International, Trek Bicycle Corporation and Specialized Bicycle Components. Our uniform and practice wear business also competes with other national businesses such as Russell Corporation and our reconditioning business competes with several regional companies. In addition, since we sell directly to schools, we compete with team sports dealers for customer orders. During the last several years, new competitors have entered the bicycle helmet market, and as a result, price competition has increased. There can be no assurance that additional competitors will not enter our existing markets or that we will be able to compete successfully against existing or new competition.

Sales of our products may be adversely affected if we cannot effectively introduce new and innovative products.

The historical success of our business has been attributable, in part, to the introduction of protective equipment products, which are perceived to represent an improvement in performance over products available in the market. Our future success will depend, in part, upon our continued ability to develop and introduce innovative products in the protective equipment markets as well as the other sports equipment and accessories markets in which we compete. Successful product designs can be displaced by other product designs introduced by competitors which shift market preferences in their favor. If we do not introduce successful new products or our competitors introduce products that are superior to ours, our customers may purchase products from our competitors, which will adversely affect our business.

We are dependent upon our top ten customers for a large portion of our sales.

During the fiscal year ended December 31, 2004, our top ten customers accounted for approximately 44% of our pro forma net revenues and Wal-Mart, our largest customer, accounted for approximately 25% of our pro forma net revenues during such period. Although we have long-term relationships with many of our customers, they do not have any contractual obligations to purchase our products in the future. We cannot be certain that we will be able to retain our existing major customers, and the loss of a major customer could have a material adverse impact on our business. In addition, our customers in the retail industry have periodically experienced consolidation, contractions and financial difficulties. If such events happen again in the future, they may result in a loss of customers or the uncollectability of accounts receivables in excess of amounts we have reserved.

Many of our products or components of our products are provided by a limited number of third-party suppliers.

We do not have long-term contracts with our third-party manufacturers and we compete with other businesses for production capacity. Should our current third-party manufacturers become incapable of meeting our manufacturing requirements or cease doing business with us for any reason, our business and financial condition could be adversely affected. Even if acceptable alternatives are found, the process of locating and securing such alternatives is likely to be disruptive to our business and there can be no assurance that we will be able to secure alternative sources on terms as favorable as our current terms, or at all. For instance, if the prices of the raw materials we purchase from third parties increase, we may not be able to find alternative sources of supply at the previously available prices. Extended unavailability of necessary components or finished goods could cause us to cease marketing of one or more products for a period of time, which could adversely affect our operations or our profitability.

If we are unable to enforce and protect our intellectual property rights, our competitive position may be harmed.

We rely on a combination of patent and trademark laws to protect certain aspects of our business. However, we have selectively pursued patent and trademark protection in Europe, Canada, and the United States, and in some countries we have not perfected important patent and trademark rights. Our success depends in part on our ability to protect our trademarks and patents from unauthorized use by others. If substantial unauthorized use of our intellectual property rights occurs, we may incur significant financial costs in prosecuting actions for infringement of our rights, as well as the loss of efforts by engineers and managers who must devote attention to these matters. We also cannot be sure that the patents we have obtained, or other protections such as confidentiality, will be adequate to prevent imitation of our products and technology by others. If we fail to obtain worldwide patent and trademark protection or prevent substantial unauthorized use of our technology and trademarked brands, we risk the loss of our intellectual property rights.

Our well-established brands and branded products include Riddell, Bell and Giro. We believe that these trademarked brands are a core asset of our business and are of immense value to us. If we lose the use of a product name, our efforts spent building that brand will be lost and we will have to rebuild a brand for that product, which we may or may not be able to do.

From time to time, third parties have challenged our patents, trademark rights and branding practices, or asserted intellectual property rights that relate to our products and product features. We may be required to defend such claims in the future, which could result in substantial costs and diversion of resources and could negatively affect our results of operations or competitive position. In addition, our competitors have obtained and may continue to obtain patents on certain features of their products, which may prevent or discourage us from offering such features on our products, and in turn, could result in a competitive disadvantage to us.

We are subject to product liability, warranty and recall claims and our insurance coverage may not cover such claims.

Our principal products, helmets, are designed to protect our end-user customers from certain types of head injuries. Our business exposes us to claims for product liability and warranty claims in the event our products actually or allegedly fail to perform as expected, or the use of our products results, or is alleged to result, in personal injury or death. We have approximately 15 pending product liability cases against us. We vigorously defend or attempt to settle product liability cases brought against us. However, there is no assurance that we can successfully defend or settle all such cases. We believe that we are not currently subject to any material product liability claims not covered by insurance, although the ultimate outcome of these and future claims cannot presently be determined. Because product liability claims are part of the ordinary course of our business, we maintain product liability insurance, which we believe is adequate. We cannot assure you that this coverage will remain available in the future, that our insurers will be financially viable when payment of a claim is required, that the cost of such insurance will not increase, or that this insurance will ultimately prove to be adequate. Furthermore, future rate increases might make insurance uneconomical for us to maintain. These potential insurance problems or any adverse outcome in any liability suit could create increased expenses which could harm our business. Adverse determinations of material product liability and warranty claims made against us could have a material adverse effect on our financial condition and could harm our reputation, deteriorating the success of our business.

In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product. If we were to recall one or more of our products, it would be a substantial cost to us and our relationships with our customers could be irreparably harmed and could materially and adversely affect our business. Recently, the manufacturer of certain bicycle locks that we distribute announced that it will exchange all such locks for new locks with a different design. This announcement was in response to public reports of alleged defects in the design of such locks. In addition, a class action suit has also been initiated by certain purchasers of such locks, which suit names the manufacturer and its affiliates, but does not name our company. Our revenues from the distribution of bicycle locks may be adversely affected by these matters.

Our international sourcing network subjects us to additional risks and costs, which may differ in each country in which we do business and may cause our profitability to decline.

A significant portion of our products are sourced with suppliers located outside the United States, most notably in Asia and Europe. Consequently, our business is subject to the risks generally associated with doing business abroad. We cannot predict the effect of various factors in the countries in which we sell our products or where our suppliers are located, such as: (i) recessionary or expansive trends in international markets; (ii) legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; (iii) difficulties in enforcing intellectual property rights; (iv) fluctuations in exchange rates; and (v) political and economic instability. If any such factors were to render the conduct of our business in a particular country undesirable or impractical, our business and financial condition could be adversely affected.

Our business is also subject to the risks associated with the enactment of additional U.S. or foreign legislation and regulations relating to exports or imports, including quotas, duties, taxes or other charges or restrictions. If imposed, such legislation and regulations could have a material adverse effect on our sales and profitability. We may also be adversely affected by significant fluctuations in the value of the U.S. dollar relative to other currencies.

The success of our business is dependent on our affiliation with athletes, athletic associations and leagues.

Under our agreement with the NFL, the Riddell name must appear on the front of, and on the chin straps of, all our football helmets used in NFL play. Furthermore, no other brand name may appear on a football helmet, face mask or chin strap used in NFL play. Also, our helmets are used by numerous Division I NCAA football teams. In addition, we sponsor numerous professional athletes in cycling, action sports, snow sports and powersports who endorse and use our products, including our Bell and Giro branded helmets. We believe that these relationships increase the sales of our products through enhanced visibility of our brands and related trademarks and exposure of our branded products to other customers and provide us with a significant competitive advantage. If we were to lose the benefits of our agreement with the NFL, or if our relationships with NCAA football teams or other athletes were to deteriorate in a material way, our business and results of operations, financial condition, and cash flow could be adversely affected.

If we lose key personnel and management, we may not to be able to successfully implement our business strategy.

The success of our business is dependent upon the management and leadership skills of the members of our senior management team and other key personnel, including certain members of our product development team. The loss of any such personnel or the inability to attract and retain key personnel could have a material adverse effect on our operations.

We may not successfully integrate the acquisition of Bell Sports with Riddell Sports and may be unable to achieve anticipated cost savings and other synergies.

The integration of Bell Sports’ operations following the consummation of the Transactions involves a number of risks and presents financial, managerial and operational challenges. In particular, we may have difficulty, and may incur unanticipated expenses related to, integrating management and personnel from Bell Sports’ with Riddell Sports’ management and personnel. Additionally, we may not be able to achieve the anticipated cost savings for many reasons, including contractual constraints or an inability to take advantage of expected tax savings. Failure to integrate the acquisition of Bell Sports successfully may have a material adverse effect on our business, results of operations, financial condition and cash flow.

We may not benefit from future acquisitions.

We may continue to expand our business and operations through strategic acquisitions. Successful integration of acquired operations will depend on our ability to manage those operations effectively and to benefit from cost savings and operating efficiencies. We cannot be certain, however, that we will achieve these or other benefits or to be able to generate sufficient cash flows from these acquisitions to service any debt we may incur to finance these acquisitions. We also have no assurance that our profitability will be improved by any acquisition. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our business and results of operations, financial condition, and cash flow could be adversely affected.

The seasonality of our sales may have an adverse effect on our operations and our ability to service our debt.

Our business is subject to seasonal fluctuations. Riddell Sports’ business is driven primarily by football buying patterns. Orders begin at the end of the school football season (December) and run through to the start of the next season (August). Shipments of football products and performance of reconditioning services reach a low point during the football season. Bell Sports’ business is driven primarily by the warm weather months conducive to bicycling. As a result of the foregoing, our business is least profitable during the fourth calendar quarter. This seasonality requires that we effectively manage our cash flows over the course of the year. If our sales were to fall substantially below what we would normally expect during these periods, our annual financial results would be adversely impacted and our ability to service our debt may also be adversely affected. In addition, quarterly results may vary from year to year due to the timing of new product introductions, major customer shipments, inventory holdings of significant customers, adverse weather conditions and the sales mix of products sold. Accordingly, comparisons of quarterly information from our results of operations may not be indicative of our ongoing performance.

Employment related matters, such as unionization, may affect our profitability.

As of December 31, 2004, 84 of our 1,267 employees were unionized. While we have positive labor relations with these unionized employees, we have little control over the union activities in these areas and could face difficulties in the future. The collective bargaining agreements with these unions expire within the next two years. There can be no assurance that we will not experience work stoppages or other labor problems in the future at our unionized and non-union facilities or that we will be able to renew the collective bargaining agreements on similar or more favorable terms.

We may be subject to potential environmental liability.

We are subject to many federal, state and local requirements relating to the protection of the environment, and we have made, and will continue to make, expenditures to comply with such requirements. Past and present manufacturing operations subject us to environmental laws that regulate the use, handling and contracting for disposal or recycling of hazardous or toxic substances, the discharge of particles into the air and the discharge of process wastewaters into sewers. We believe that our operations are in material compliance with these laws and regulations and we do not believe that future compliance with such laws and regulations will have a material adverse effect on our results of operations, financial condition, and cash flow. If environmental laws become more stringent, our capital expenditures and costs for environmental compliance could increase. Under applicable environmental laws we may also become liable for the remediation of contaminated properties, including properties currently or previously owned or operated by us and properties where wastes generated by our operations were disposed. Such liability can be imposed regardless of whether we were responsible for creating the contamination. We do not believe that any of our existing remediation obligations, including at third-party sites, will have a material adverse effect on our financial results. However, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future environmental expenditures could vary substantially from those currently anticipated and could have a material adverse effect on our financial results.

MARKET AND INDUSTRY DATA

Information in this prospectus about our industries, including our general expectations, market position and market share, are based on estimates prepared using data from various sources and assumptions made by us. Although we believe that the information provided by third parties is generally accurate, we have not independently verified any of that information. While we are not aware of any misstatements regarding any industry data presented herein, our estimates in particular as they relate to our general expectations concerning our industries, involve risks and uncertainties and are subject to change based on various factors discussed under the caption “Risk Factors.”

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, events or results of operations of RB Holdings, Riddell Sports Group and/or Bell Sports, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions, although not all forward-looking statements contain such identifying words. Forward-looking statements include the information in this prospectus, specifically, regarding:

•	management forecasts;

•	efficiencies and cost savings;

•	income and margins;

•	growth;

•	economies of scale;

•	combined operations;

•	the economy;

•	future economic performance;

•	future acquisitions and dispositions;

•	litigation;

•	trends and popularity;

•	potential and contingent liabilities;

•	management’s plans;

•	research, development and product innovation;

•	taxes;

•	merger and integration related expenses;

•	product approvals and launches; and

•	refinancing of existing debt.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in “Risk Factors” and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	the ability to provide low-cost, high quality products;

•	actions by customers and other third parties;

•	the effect of political and economic conditions, inflation and interest rates worldwide; and

•	the effect of changes in laws and regulations, including changes in accounting standards, trade, tax and price controls and other regulatory matters.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. Some of the more important trademarks that we own or have rights to use include the Riddell®, Bell®, Giro®, Blackburn®, VistaLiteTM, Co-Pilot®, SavasaTM and MacGregor® brands. Through Bell Sports, we also sell products under a number of licensed brands, including BarbieTM, Batman®, Fisher-PriceTM, Hot WheelsTM, Kryptonite®, Slime® and X-Games®.

THE EXCHANGE OFFER

General

Concurrently with the sale of the outstanding notes on September 30, 2004, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must cause the registration statement to be declared effective within 300 days of the issue date of the outstanding notes and must consummate the exchange offer within 40 business days after the effective date of our registration statement.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of RB Holdings; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of RB Holdings;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2005, or such date and time to which we extend the offer. We will issue $2,000 in principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $2,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $140.0 million in aggregate principal amount of outstanding notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer,” certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offer, including the waiver of a material condition, we will extend the expiration date of the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

•	a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and the required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through the Automated Tender Offer Program, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•	prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of the outstanding notes tendered and stating that the tender is being made by guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within five business days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic Automated Tender Offer Program transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or Facsimile:	U.S. Bank National Association
West Side Flats Operations Center
St. Paul, Minnesota 55107
Facsimile Transmission: (651) 495-8158
Confirm by Telephone: (800) 934-6802

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

THE TRANSACTIONS

On August 11, 2004, Riddell Holdings, LLC, our company (then known as RSG Holdings, LLC), a wholly-owned subsidiary of Riddell Holdings, LLC, and Bell Acquisition Corp., our wholly-owned subsidiary, executed a merger agreement with Bell Sports pursuant to which Bell Acquisition Corp. was merged with and into Bell Sports, with Bell Sports continuing as our direct, wholly-owned subsidiary. The merger was consummated on September 30, 2004.

Riddell Holdings, LLC and our company are Delaware entities controlled by Fenway Partners Capital Fund II, L.P. Bell Acquisition Corp. was a Delaware corporation that was formed by us to consummate the merger. Prior to the consummation of the merger, Riddell Holdings, LLC formed a new Delaware corporation, RBG Holdings Corp., to directly hold its interest in us. An investor group led by Fenway Partners Capital Fund II, L.P. and members of our management own 100% of the outstanding equity interests of Riddell Holdings, LLC, which indirectly holds 100% of our outstanding equity interests. We currently hold 100% of the outstanding equity interests of each of Riddell Sports Group and Bell Sports.

Following the merger, our corporate structure is as follows:

The funds necessary to consummate the Transactions were approximately $327.4 million, including approximately $242.9 million to pay all amounts due under the merger agreement, approximately $66.3 million to repay existing indebtedness of Riddell Sports and approximately $18.2 million to pay related fees and expenses. The Transactions were financed by a new equity investment by an investor group led by Fenway Partners Capital Fund II, L.P. and certain members of management of $69.1 million in Riddell Holdings, LLC, the borrowing by us of $110.0 million under a seven-year term loan and $5.0 million under a $50.0 million six-year revolving loan, each under our new senior secured credit facility, and the issuance of the outstanding notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated September 30, 2004, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2004. The information in this table should be read in conjunction with “Unaudited Pro Forma Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of December 31, 2004
(in thousands)
Cash and cash equivalents	$1,429

Debt:
New senior secured credit facility:
Revolving loan facility	—
Term loan	109,725
8.375% senior subordinated notes	140,000
Capital leases	373

Total debt	250,098

Total stockholders’ equity	125,472

Total capitalization	$375,570

SELECTED HISTORICAL FINANCIAL DATA

The selected historical consolidated financial and other data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The selected historical consolidated financial data and other data set forth below as of December 31, 2000, June 21, 2001, December 31, 2001, December 31, 2002, June 25, 2003, December 31, 2003 and December 31, 2004 and for the fiscal years ended December 31, 2000 and December 31, 2002 and the periods from January 1, 2001 to June 21, 2001, June 22, 2001 to December 31, 2001, January 1, 2003 to June 25, 2003, June 26, 2003 to December 31, 2003 and fiscal year ended December 31, 2004, have been derived from our audited consolidated financial statements.

	Predecessor (1)						Successor
	Fiscal Year Ended December 31, 2000	Period from January 1, 2001 to June 21, 2001	Period from June 22, 2001 to December 31, 2001	Fiscal Year Ended December 31, 2002		Period from January 1, 2003 to June 25, 2003 (2)	Period from June 25, 2003 to December 31, 2003	Fiscal Year Ended December 31, 2004 (7)
	(dollars in thousands, except ratios)
Statement of Operations Data:
Net revenues	$89,327	$44,462	$47,970	$101,632		$55,032	$53,713	$165,927
Cost of goods sold (3)	52,318	26,268	35,379	63,868		35,030	34,654	115,544

Gross profit	37,009	18,194	12,591	37,764		20,002	19,059	50,383

Selling, general and administrative expenses	26,723	13,093	13,073	27,011		16,149	15,204	51,493
Other expenses (4)	—	—	321	663		20,234	404	1,521
Interest expense	—	—	2,718	4,909		6,270	4,179	18,601

Income (loss) before taxes	10,286	5,101	(3,521)	5,181		(22,651)	(728)	(21,232)

Income tax provision (benefit)	100	—	(1,400)	2,070		(6,700)	(100)	(8,121)

Net income (loss)	$10,186	$5,101	$(2,121)	$3,111		$(15,951)	$(628)	$(13,111)

Other Financial Data:
Ratio of earnings to fixed charges (5)	—	—	—	1.9	x	—	—	—
Capital expenditures	800	393	560	1,461		560	728	1,593

	Predecessor (1)				Successor
	As of December 31, 2000	As of December 31, 2001	As of December 31, 2002	As of June 25, 2003	As of December 31, 2003	As of December 31, 2004
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,007	$609	$209	$2,397	$3,672	$1,429
Total assets	78,907	67,405	68,663	92,512	164,916	470,576
Total debt (6)	44,653	35,764	32,713	60,382	69,931	250,098
Total equity	24,191	20,379	23,490	7,493	69,426	125,472

(1)	Data as of December 31, 2001, December 31, 2002 and June 25, 2003, and for the period from June 22, 2001 to December 31, 2001, December 31, 2001 and the fiscal year ended December 31, 2002 and the period from January 1, 2003 to June 25, 2003, represent the results of Riddell Sports and its subsidiaries prior to their acquisition by us. Data as of December 31, 2000 and June 21, 2001, and the fiscal year ended December 31, 2000 and the period from January 1, 2001 to June 21, 2001, represent the combined financial position and results of seven companies prior to their acquisition by Riddell Sports Group, Inc. on June 21, 2001. These companies comprised the business of Riddell Sports prior to June 21, 2001 and were then owned by Varsity Brands, Inc. The financial data for June 21, 2001 and earlier periods include adjustments to reflect a “carve out” of activity from Varsity Brands including exclusion of assets not acquired and profit adjustments to exclude interest expenses, management fees and general expense allocations from Varsity Brands and to exclude profits and losses from other activities excluded from the acquisition. Balance sheet data for June 25, 2003 was the closing balance sheet for the period immediately preceding acquisition of the Riddell Sports business and did not include purchase accounting adjustments relating to the subsequent acquisition.

(2)	Income statement data for the period of January 1, 2003 to June 25, 2003 includes charges of $4.7 million from the reevaluation of estimates for certain assets and liabilities. Some of these charges included a change in calculation methodology which is inseparable from the change in estimate.

(3)	Cost of goods sold included $6.1 million, $3.3 million, $2.2 million and $14.2 million of costs resulting from purchase accounting write-up of inventories for the periods ended December 31, 2001, 2002, 2003 and 2004, respectively.

(4)	Other expenses include management and directors’ fees and expenses and, for the period ended June 25, 2003, include $19.9 million of transaction costs related to the June 25, 2003 sale of the Riddell Sports business.

(5)	In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and other non-cash interest) and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were inadequate to cover fixed charges by approximately $3.5 million in the period from June 22, 2001 to December 31, 2001, by approximately $22.7 million in the period from January 1, 2003 to June 25, 2003 and by approximately $0.7 million in the period from June 25, 2003 to December 31, 2003. The ratio of earnings to fixed charges was not applicable to periods ending on, or prior to, June 21, 2001, as the operating results from those periods consisted of a “carve out” of activity from a prior owner of the Riddell Sports business which did not include an allocation of interest expense of the former owner.

(6)	Total debt includes the current maturities of long-term debt, capital lease obligations and loans payable under Riddell Sports’ existing revolving credit facility.
(7)	Includes the results of Bell Sports since acquisition on September 30, 2004.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 give effect to the Transactions as if such events occurred on January 1, 2004. The unaudited pro forma condensed consolidated financial information is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed date or to project our financial position or results of operations for any future date or future period.

The acquisition of Bell Sports has been accounted for, and is presented in the pro forma condensed consolidated financial information, under the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” with intangible assets recorded in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”) (FAS 142). The excess purchase price over net assets acquired and liabilities assumed has been recorded as such. We will review the purchase allocation and determine whether any of the excess purchase price over net assets acquired should be allocated to identifiable intangibles. In accordance with the provisions of FAS 142, no amortization of indefinite-lived intangible assets or goodwill will be recorded.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information. The actual purchase accounting adjustments described in the accompanying notes were made as of the closing date of the Transactions. Revisions to the preliminary purchase price allocation and financing of the Transactions may have a significant impact on the pro forma amounts of total assets, total liabilities, stockholders’ equity, operating expenses, interest expense and provision for income taxes.

You should read our unaudited pro forma condensed consolidated financial statements and the related notes thereto in conjunction with our historical consolidated financial statements and related notes thereto and other information in “Capitalization,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR FISCAL YEAR ENDED DECEMBER 31, 2004

(Dollars in thousands)

		Nine Months Ended September 30, 2004			Pro Forma Year Ended December 31, 2004
	Historical Riddell Sports	Historical Bell Sports	Pro Forma Adjustments
Net revenues	$165,927	$162,541	$—		$328,468
Cost of goods sold	115,544	103,811	(13,719	)(1)(6)	205,636

Gross profit	50,383	58,730	13,719		122,832

Selling, general and administrative expenses	51,493	59,923	(20,937	)(1)(2)	90,479
Other expenses	1,521	—	1,688	(3)	3,209
Interest expenses	18,601	12,933	(11,928	)(4)	19,606

Income (loss) before taxes	(21,232)	(14,126)	44,896		9,538
Income tax provision (benefit)	(8,121)	707	11,230	(5)	3,816

Net income (loss)	$(13,111)	$(14,833)	$33,666		$5,722

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(1)	Reflects increased depreciation and amortization of property, plant and equipment and identifiable intangible assets as a result of the preliminary purchase price allocations.
(2)	Reflects an adjustment to eliminate $24,147 of Bell Sports seller expenses related to the Bell Sports acquisition.
(3)	Reflects an estimated increase in management fees pursuant to the new management agreements entered into with an affiliate of Fenway Partners Capital Fund II, L.P. at the time of the Bell Sports acquisition, as follows:

Historical management fees	$1,521
Incremental management fee	1,688

Total management fees	$3,209

(4)	Reflects the change in interest expense as a result of the new financing arrangements entered into in connection with the Bell Sports acquisition, which is calculated as follows:

Total cash interest from the new debt requirements entered into at the time of the acquisitions (a)	$17,752
Amortization of deferred financing costs	1,854

Total pro forma interest expense	19,606
Less: historical interest expense (b)	(31,534)

Net adjustment to interest expense	$(11,928)

(a)	Represents pro forma interest expense for the year ended December 31, 2004 calculated using assumed interest rates on (i) the new $110,000 term loan under our new senior secured credit facility, (ii) an assumed average amount of revolving loans that would have been outstanding on our new senior secured credit facility, (iii) the $140,000 of senior subordinated notes offered hereby.
(b)	Historical interest expense includes the amortization of deferred costs related to the debt refinanced at the time of the Bell Sports acquisition and the bridge fee incurred in connection with the Bell Sports acquisition.

(5)	Reflects an adjustment to present income tax expense at a tax rate of 40% for each of the periods presented.
(6)	As part of the purchase accounting, the allocation of purchase price for the Bell Sports acquisition in September 2004 resulted in increases to inventory to properly state the acquired inventory at fair value in accordance with generally accepted accounting principles. The increase is charged to cost of sales as the acquired inventory is sold. The unaudited pro forma statements of operations exclude non-recurring charges to cost of goods sold of $14,201 that were incurred subsequent to the respective acquisitions as the acquired inventory was sold in the three month period ended December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Financial Data,” as well as each of consolidated financial statements and notes included elsewhere in this prospectus. Riddell Bell Holdings, Inc. is the parent company of Riddell Sports Group, Inc. and Bell Sports Corp. Prior to September 2004, Riddell Bell Holdings, Inc. was RSG Holdings, LLC. As used in this prospectus, references to “Riddell Sports” refer to Riddell Sports Group, Inc. and its consolidated subsidiaries, references to “Bell Sports” refer to Bell Sports Corp. and its consolidated subsidiaries, and references to “we,” “us” and “our” refer to Riddell Bell Holdings, Inc. and its consolidated subsidiaries.

Overview

We are the leading designer, developer and marketer of head protection equipment and related accessories for numerous athletic and recreational activities. We are comprised of two formerly independent companies, Riddell Sports and Bell Sports. Riddell Sports’ core business is designing, marketing and reconditioning football helmets and equipment as well as helmets and equipment used in baseball, lacrosse and other team sports. Riddell Sports sells to a diversified institutional customer base that includes high schools, colleges, youth leagues and professional teams. Our branded helmets are widely worn by Division I NCAA football players and are the Official Helmet of the National Football League, or NFL. Bell Sports’ core business is designing and marketing helmets and accessories for bicycling, action sports, snow sports and powersports (including motorcycling, off-roading and snowmobiling). Bell Sports sells through the mass, sporting goods and specialty retail channels in the United States and Europe. We believe we have the world’s most diversified distribution network for helmets used in athletic and recreational activities. Additionally, we believe that we maintain the world’s largest research and development effort focused on these forms of head protection.

Since its origin in 1929, Riddell Sports has established itself as the premier designer and marketer of helmets and other equipment used by both professional and amateur athletes in helmeted team sports. We believe that Riddell Sports is the leading provider of football helmets, shoulder pads, equipment reconditioning services (which are comprised of cleaning, repairing, repainting and recertifying existing equipment) and collectible helmets. Riddell Sports markets and licenses the marketing of products under such well known brands as Riddell and MacGregor.

Since the sale of the first Bell helmet in 1954, Bell Sports has consistently introduced innovative products that have led the industry in style, fit and performance. We believe Bell Sports is the leading designer, developer and marketer of helmets for bicycling and action sports in the world, and of bicycle accessories in the United States. During the last five years, Bell Sports has also become the leading seller of helmets for skiing and snowboarding in the United States. Bell Sports sells helmets under the widely recognized Bell and Giro brands, markets its bicycle accessories under the Bell, Blackburn, VistaLite and Co-Pilot brands and offers its fitness accessories under the Bell and Savasa brands. Bell Sports also sells juvenile and youth helmets under a number of licensed brands, including Barbie®, Batman®, Fisher-Price®, Hot Wheels® and X-Games®.

The Transactions

On August 11, 2004, Riddell Holdings, LLC, our company (then known as RSG Holdings, LLC) and Bell Acquisition Corp., our wholly-owned subsidiary, executed a merger agreement with Bell Sports. On September 30, 2004, Bell Acquisition Corp. was merged with and into Bell Sports, and Bell Sports continued as our direct, wholly-owned subsidiary. Bell Sports is a leading designer, developer and marketer of helmets for bicycling and action sports throughout the world, and of bicycle accessories in the United States. The Transactions provide us with the opportunity to expand our business in significant markets by utilizing Bell Sports’ technology and productivity leadership in the individual sports market. The results of operations for the Transactions have been included in our Consolidated Financial Statements from the date of acquisition. The Transactions were accounted for in accordance with SFAS No. 141, “Business Combinations,” and accordingly, we have allocated the purchase price to the assets acquired and the liabilities assumed based on a preliminary estimate of the fair values as of the acquisition date. This allocation is subject to adjustment and will be completed in 2005. We recorded approximately $57.5 million of goodwill and approximately $126.6 million of other identifiable intangible assets such as trade names, trademarks, technology and related patents and customer relationship intangibles as part of the purchase price allocation. The Transactions were financed by an equity investment of approximately $69.1 million in Riddell Holdings, LLC by an investor group led by Fenway Partners Capital Fund II, L.P. and certain members of management, the borrowing by us of $110.0 million under a new seven-year term loan facility and $5.0 million of borrowings under a new $50.0 million six-year revolving loan facility, and the issuance by us of $140.0 million aggregate principal amount of our 8.375% senior subordinated notes due 2012. Proceeds of these financing arrangements were used to pay the merger consideration, refinance existing indebtedness of Riddell Sports and Bell Sports, and pay transaction costs and expenses.

Company Background

As a result of the Transactions we have two reportable segments: Team Sports and Individual Sports. Each segment distributes a full range of head protection equipment, other athletic, outdoor and active wear products. Team Sports primarily consists of football and other team products and performance reconditioning services related to these products. Individual Sports consists of helmets and accessories for bicycling, snow sports and power sports and fitness related products.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States. In the preparation of these financial statements, we make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies followed in the preparation of the financial statements are detailed in Note 1 in the notes to our consolidated financial statements for the fiscal year ended December 31, 2004. We believe that our application of the policies discussed below involve significant levels of judgments, estimates and complexity. These estimates are reviewed from time to time and are subject to change if the circumstances so indicate. The effect of any such change is reflected in results of operations for the period in which the change is made.

Revenue Recognition. Sales of bicycle and other action sports helmets, accessories and other related products are recorded upon passage of title to the customer, which generally occurs upon shipment. Sales of football helmets, shoulder pads and reconditioning services are recorded upon shipment to customers and the completion of services, respectively. Royalty income is recorded when earned based upon contracts with licensees which provide for royalties. Allowances for sales returns, discounts and allowances, including volume-based customer incentives, are estimated and recorded concurrently with the recognition of the corresponding revenue. Reserves for estimated returns are established based upon historical return rates and are recorded as reductions of sales.

Accounts Receivable and Allowances. We review the financial condition and creditworthiness of potential customers prior to contracting for sales and record accounts receivable at their face value upon completion of the sale to our customers. We record an allowance for doubtful accounts based upon management’s estimate of the amount of uncollectible receivables. This estimate is based upon prior experience including historic losses as well as current economic conditions. The estimates can be affected by changes in the retail industry, customer credit issues and customer bankruptcies. Over the past few years, bankruptcies by certain of our retail customers had a significant impact on the allowance for doubtful accounts and bad debt expense. Uncollectible receivables are written off once management has determined that further collection efforts will not be successful. We generally do not require collateral from our customers.

Inventories. Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead. Provisions for excess and obsolete inventories are based on management’s assessment of slow-moving and obsolete inventory on a product-by-product basis. We record adjustments to our inventory for estimated obsolescence or diminution in market value equal to the difference between the cost of the inventory and the estimated market value, based on market conditions from time to time. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual experience if future economic conditions, levels of consumer demand, customer inventory levels or competitive conditions differ from our expectations.

Long-Lived and Finite-Lived Intangible Assets. We follow the provisions of Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 provides that goodwill and trademarks, which have indefinite lives, are not amortized. The carrying values of all long-lived assets, excluding goodwill and other indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable (such as a significant decline in sales, earnings or cash flows or material adverse changes in the business climate). The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss would be recognized to the extent that the carrying value exceeds the fair value. The estimate of future cash flows is based upon, among other things, certain assumptions about expected future operating performance. These estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, changes in general economic conditions, customer requirements and our business model. On an annual basis the fair value of our reporting units are compared with their carrying value for goodwill impairment purposes and an impairment loss is recognized if the carrying value of a reporting unit exceeds fair value to the extent that the carrying value of goodwill exceeds its fair value. The fair value of the reporting units are estimated using the discounted present value of estimated future cash flows. The fair value of the reporting units could change significantly due to changes in estimates of future cash flows as a result of changing economic conditions, our business environment and also as a result of changes in the discount rate.

Deferred financing costs are being amortized by the straight-line method over the term of the related debt, which does not vary significantly from an effective interest method. Other intangible assets are being amortized over their estimated useful lives of 7 to 19 years for patents, 7 to 12 years for customer relationships and 7 years for definite-lived trademarks and trade names..

Income Taxes. We follow the provisions of SFAS No. 109, “Accounting for Income Taxes.” Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (excluding non-deductible goodwill) using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable. A portion of our deferred tax assets relate to net operating loss carryforwards. The realization of these assets is based upon estimates of future taxable income. If actual results are less favorable than those projected by management, additional income tax expense may be required. Changes in economic conditions and the business environment and our assumptions regarding realization of deferred tax assets can have a significant effect on income tax expense.

Product Liability Litigation Matters and Contingencies. We are subject to various product liability claims and/or suits brought against us for claims involving damages for personal injuries or deaths. Allegedly, these injuries or deaths relate to the use by claimants of products manufactured or reconditioned by us or our subsidiaries and, in certain cases, products manufactured by others. The ultimate outcome of these claims, or potential future claims, cannot currently be determined. We estimate the uninsured portion of future costs and expenses related to claims, as well as incurred but not reported claims and record an accrual in this amount on the consolidated balance sheet. These accruals are based on managements’ best estimate of losses and defense costs anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases. However, due to the uncertainty involved with estimates, actual results could vary substantially from these estimates resulting in future expense for these claims.

Results of Operations

Our results of operations for the year ended December 31, 2004 include Bells Sports from the date of acquisition. We refer to the fiscal year ended December 31, 2004 as 2004 for purposes of the discussion below. Riddell Sports was acquired by us in June 2003, for ease of comparison, we have combined, on a pro forma basis, our results of operations for the period after its acquisition by us, June 25, 2003 to December 31, 2003, with the results of operations for Riddell Sports for the period from January 1, 2003 through June 25, 2003 (predecessor period) to arrive at the combined fiscal year ended December 31, 2003. For purposes of the discussion below, we refer to the combined periods in 2003 with pro forma adjustments as Pro forma 2003.

Fiscal Year Ended December 31, 2004 compared to Pro Forma 2003

Net loss for 2004 was $13.1 million compared to $0.6 million for Pro forma 2003. Our results for 2004 include the following items:

•	cost of goods sold included $14.2 million of costs resulting from purchase accounting write-up of inventories during the fourth quarter;

•	an increase in amortization of intangible assets included in selling, general and administrative expenses of $2.0 million, and;

•	increased interest expense of $5.8 million related to the write-off of debt issuance costs related to prior indebtedness refinanced during 2004, $2.9 million of interest expense related to the 8.375% senior subordinated notes and $1.4 million in bridge loan commitment fees incurred related to the Transactions.

Our results for Pro forma 2003 excluded the following items:

•	$2.2 million of costs of goods sold resulting from purchase accounting write-up of inventories during the third quarter;

•	transaction related expenditures included in selling, general and administrative expenses of $19.9 million; and

•	interest expense of $2.1 million related to the write-off of debt issuance costs written off which related to prior indebtedness refinanced in June 2003 incurred with the Riddell Sports acquisition.

Net sales for 2004 were $165.9 million compared to $108.7 million for Pro forma 2003. The increase was primarily attributable to the acquisition of Bell Sports in September 2004 and the result of the hiring of additional sales representatives, including sales representatives from a regional reconditioner acquisition made in March 2004, the mix impact of increased unit shipments of the Revolution football helmet, which is priced at a premium to the VSR-4 football helmet, increased uniform shipments and increased football shoulder pad shipments. In addition, net sales increased due to the results of gains in product distribution, and the increased unit shipment in our other product categories contributed to the remaining increase in net sales. The following table sets forth, for the periods indicated, the impact to net sales of the Transactions and Pro-Line acquisition:

	2004	Pro forma 2003	Change		Change due to Acquisitions
			$	%	$	%
Net sales	$165.9	$108.7	$57.2	52.6%	$47.5	43.7%

The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our consolidated statements of operations:

	2004		Pro forma 2003
	$	% of Net Sales	$	% of Net Sales	Change due to Acquisition
Gross profit	$50.4	30.4%	$41.3	37.9%	$1.2
Selling, general and administrative expenses	53.0	32.0%	33.7	31.0%	(13.7)

(Loss) income from operations	$(2.6)	(1.6)%	$7.6	6.9%	$(12.5)

Gross Profit. Gross profit was negatively impacted by a $14.2 million purchase accounting write-up of inventory to fair market value as a result of the Transactions. Also impacting the gross margins was the inclusion of Individual Sports whose products typically yield a lower margin percentage than historical Team Sports products and services.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $19.3 million for 2004 from Pro forma 2003. The primary increase in selling, general and administrative expenses is due to the addition of Individual Sports from the date of acquisition. The increase also includes $1.6 million of research and development costs related to our new Sideline Response System—a helmet telemetry product designed to allow on-field measurement of head impact forces to alert coaches or team trainers of potential injuries in real-time during game play; a $2.0 million increase in amortization expense resulting from the final allocation of the purchase price of the June 2003 acquisition of Riddell Sports to certain intangible assets and the additional amortization related to the amortization of acquired intangible assets resulting from the Transactions; and $2.1 million of expenses incurred during the year related to the continued implementation of a plan for operational changes including consulting expenses for initiatives to improve manufacturing efficiencies, executive hiring and severance expenses and other non-recurring projects. Expenses also increased for sales-based commissions driven by higher net revenue in 2004.

Interest Expense. Interest expense increased $10.3 million to $18.6 million for 2004 from $8.3 million for Pro forma 2003. The increase was due to the write-off of $5.8 million of debt issuance costs relating to prior indebtedness refinanced during 2004, $1.4 million in bridge loan commitment fees incurred related to the Transactions and $2.9 million of interest expense related to the 8.375% senior subordinated notes.

Benefit for Income Taxes. We recorded an income tax benefit of $8.1 million in 2004 compared to $0.1 million in Pro forma 2003. The effective tax rate was 38.2% for 2004 compared to 13.0% during Pro forma 2003. At December 31, 2004 and 2003, we had net deferred tax liabilities, net of valuation allowances, of $15.0 million and $7.4 million, respectively, including $47.8 million and $2.9 million, respectively, related to net operating loss carryforwards. At December 31, 2004 and 2003, we had recorded total valuation allowances of $6.5 million and $0.0 million, respectively, related to net operating loss carryforwards in the United States. Realization of the remaining net deferred tax assets depends on generating sufficient taxable income in future periods. We believe it is more likely than not that the remaining net deferred tax assets will be realized.

Pro Forma 2003 compared to Fiscal Year Ended December 31, 2002

Our results for Pro forma 2003 excluded the following items:

•	$2.2 million of costs of goods sold resulting from purchase accounting write-up of inventories during the third quarter;

•	Transaction related expenditures included in selling, general and administrative expenses of $19.9 million, and;

•	Interest expense of $2.1 million related to the write-off of debt issuance costs written off which related to prior indebtedness refinanced in June 2003 incurred with the Riddell Sports acquisition.

	Pro forma 2003	2002	Change
			$	%
Net sales	$108.7	$101.6	$7.1	7.0%

The increase in net sales was primarily the result of the mix impact of increased unit shipments of the Revolution football helmet, which is priced at a premium to the VSR-4 football helmet, increased penetration of the recreational market with stock uniform and practice wear, and the hiring of additional sales representatives. In addition, net sales increased due to the result of gains in product distribution and improved market demand for licensed sports products.

The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our consolidated statements of operations:

	Pro forma 2003		2002
	$	% of Net Sales	$	% of Net Sales	Change
Gross profit	$41.3	37.9%	$37.8	37.2%	$3.5
Selling, general and administrative expenses	33.7	31.0%	27.0	26.6%	6.7

Income from operations	$7.6	6.9%	$10.8	10.6%	$(3.2)

Gross Profit. The increase in gross margin was a result of increased shipments of the Revolution football helmet, which has a higher gross margin than the VSR-4 football helmet and increased licensing revenues offset by a $3.5 million charge related to changes in an accounting estimate relating to inventory and other reserves and increases in manufacturing and reconditioning overhead.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased due primarily to a $2.7 million increase in amortization expense related to the allocation of the purchase price of the June 2003 acquisition of Riddell Sports to certain intangible assets, a $1.2 million charge recorded in Pro forma 2003 for a change in accounting estimates for certain accruals and reserves and an increase in sales-based commissions driven by higher net revenues, offset in part, by lower management bonuses.

Interest Expense. Interest expense was $8.3 million for Pro forma 2003 compared to $4.9 million for fiscal 2002. The increase in interest expense was primarily due to a higher average level of debt outstanding ($78.4 million) for pro forma 2003, compared to $40.4 million outstanding for fiscal 2002. The weighted average cost of debt outstanding was 10.6% for Pro forma 2003, compared to 12.1% for fiscal 2002. The decrease in the average rates resulted from both a decrease in the proportion of higher cost subordinated debt in relation to total debt and a decrease in underlying variable interest rates in line with market changes.

Provision (Benefit) for Income Taxes. For Pro forma 2003, Riddell Sports recognized a tax benefit of $0.1 million, compared to a tax provision of $2.1 million for fiscal 2002. The resulting effective annual tax rates decreased from 40.0% for fiscal 2002 to 13.0% for Pro forma 2003 due to the relative impact of non-deductible expenses against the Pro forma 2003 loss as opposed to the fiscal 2002 income.

Quarterly Results

The following table presents unaudited interim operating results. We believe that the following information includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations for the periods presented. The operating results for any period are not necessarily indicative of results for any future period.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands)
2004:
Net sales	$28,214	$33,698	$38,526	$65,489
Gross profit	11,900	15,014	16,137	7,332
(Loss) income from operations	2,485	4,084	5,228	(14,428)

Pro forma 2003:
Net sales	$25,826	$29,206	$35,280	$18,433
Gross profit	10,962	9,040	14,546	6,704
(Loss) income from operations	2,690	1,459	4,278	(827)

Liquidity and Capital Resources

Our financing requirements are subject to variations due to seasonal changes in inventory and receivable levels. Internally generated funds are supplemented when necessary from external sources, primarily our revolving credit facility.

In connection with the Transactions, substantially all of Riddell Sports’ and Bell Sports’ existing indebtedness was redeemed or otherwise repaid and replaced with borrowings under our new senior secured credit facility and with indebtedness under our 8.375% senior subordinated notes due 2012. In addition, we wrote-off $5.8 million of unamortized deferred financing costs associated with refinanced indebtedness.

On September 30, 2004, we entered into a new senior secured credit facility that provides for a $50.0 million revolving credit facility and a $110.0 million U.S. dollar denominated term loan. This facility replaced our existing $30.0 million revolving credit facility and our existing $50.0 million term loan facility. Our new revolving credit facility will mature in September 2010. Our new term loan facility will amortize at a nominal amount quarterly until the maturity date. Beginning on March 31, 2005, and each year thereafter, we may be required to prepay a portion of the term loan facility depending on the amount of excess cash flow generated in the prior year. The maturity date for the term loan facility is September 2011. Our new revolving credit facility and term loan facility are fully and unconditionally guaranteed jointly and severally by the Company, and all of our present and future domestic subsidiaries, including Bell Sports and Riddell Sports. Interest accrues on amounts outstanding under the revolving credit facility and term loan facility, at our option, at a rate of LIBOR plus 2.75% or an alternate base rate plus 1.75%, and interest on the term loans accrues, at the our option, at a rate of LIBOR plus 2.50% or an alternate base rate plus 1.50%. Our new senior secured credit facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. We must also fulfill customary financial covenants including, among others, a minimum interest coverage test, a maximum leverage ratio test and a maximum capital expenditure limitation. As of December 31, 2004, we had total borrowings of $109.7 million under our new senior secured credit facility, all of which were under our term loan facility. As of December 31, 2004, we had availability to borrow $49.4 million under our revolving credit facility.

On September 30, 2004, we sold $140.0 million of 8.375% senior subordinated notes due 2012, and received proceeds of approximately $136.2 million after offering related fees and expenses. The 8.375% senior subordinated notes are general unsecured obligations and are subordinated in right of payment to all existing or future senior indebtedness. Interest is payable on the notes semi-annually on April 1 and October 1 of each year, beginning April 1, 2005. Beginning October 1, 2008, we may redeem the notes, in whole or in part, initially at 104.188% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, at any time on or after October 1, 2010. In addition, before October 1, 2008, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued interest plus a make-whole premium.

Before October 1, 2007, we also may redeem up to 35% of the notes at 108.375% of their principal amount using the proceeds from sales of certain kinds of capital stock. The indenture governing the senior subordinated notes contains certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities. The senior subordinated notes are guaranteed by certain of our existing and future domestic subsidiaries, including Bell Sports and Riddell Sports.

The cash generated from operating activities and availability under our new senior secured credit facility is our principal sources of liquidity. Based on our current level of operations and anticipated cost savings and operational improvements, we believe our cash flow from operations, available cash and available borrowings under our new senior secured credit facility will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to repay our indebtedness, including our senior subordinated notes, or to fund our other liquidity needs. As a result, we may have to request relief from our lenders on occasion with respect to financial covenant compliance. While we do not currently anticipate asking for any relief, it is possible that we would require relief in the future. Based upon our historical working relationship with our lenders, we currently do not anticipate any difficulty in obtaining that relief.

Cash flow provided by operating activities was $10.7 million for 2004, compared to $9.6 million for Pro forma 2003. The increase in operating cash flow is primarily the result of the Transactions.

Our working capital requirements are seasonal, with investments in working capital typically building in the first half of the year and then reducing in the second half of the year. We had $88.7 million in working capital at December 31, 2004, as compared to $43.9 million at December 31, 2003. Accounts receivable and inventories, combined, were $72.2 million higher than at December 31, 2003. The increase includes approximately $75.6 million of receivables and inventories related to the Transactions, offset, in part, by improved inventory and receivables management.

Our business is subject to seasonal fluctuation. Sales of bicycle and other action sports helmets, accessories and other related products are driven primarily by the warm weather months conducive to bicycling. Sales of football helmets, shoulder pads and reconditioning services are driven primarily by football buying patterns. Orders begin at the end of the school football season (December) and run through to the start of the next season (August). Shipments of football products and performance of reconditioning services reach a low point during the football season. As a result of the foregoing, our business is least profitable during the fourth calendar quarter. However, seasonal impacts are increasingly mitigated by the rise in snow sports and powersports sales which have different selling seasons.

In addition, our working capital typically experiences a buildup in the first half of the year as we build inventory and seek to level load our manufacturing and reconditioning facilities, for the late Spring and Summer selling season. Working capital decreases in the third calendar quarter as inventories are reduced through the Summer selling season and accounts receivables are collected. This pattern is magnified by the preference of many school districts to pay for items in the budget year in which they will be used. As July 1st often marks the start of the budget year for these customers, receivables that build during the first half of the year are typically collected in the second half of the year.

Capital expenditures for 2004 were $1.6 million compared to $1.3 million in Pro forma 2003. Capital expenditures made during 2004 were primarily related to enhancing new and existing products and facility, equipment and systems improvements.

Our debt to capitalization ratio, which is total long-term debt divided by the sum of total long-term debt and stockholders’ equity, was 66.6% at December 31, 2004 compared to 50.2% at December 31, 2003. The increase is primarily attributable to higher debt incurred to fund the Transactions.

From time to time, we review and will continue to review acquisition opportunities as well as changes in the capital markets. If we were to consummate a significant acquisition or elect to take advantage of favorable opportunities in the capital markets, we may supplement availability or revise the terms under our senior secured credit facility or complete public or private offerings of debt securities.

We believe that available borrowings under the revolving credit facility, available cash, and internally generated funds will be sufficient to support our working capital, capital expenditures and debt service requirements for the foreseeable future.

Contractual Requirements

The future payments required under our significant contractual obligations as of December 31, 2004 are as follows (in millions):

	Payments Due By Period
	Total	2005	2006 to 2007	2008 to 2009	2010 and Beyond
Long-term debt	$249.7	$1.1	$2.2	$2.2	$244.2
Interest payments related to long-term debt (1)	129.2	17.0	33.9	33.6	44.7
Capital lease obligations	0.5	0.1	0.1	0.1	0.2
Operating lease obligations	17.6	3.5	4.8	3.7	5.6
Other short-term and long-term obligations (2)	4.3	2.9	1.3	0.1	—

Total contractual cash obligations	$401.3	$24.6	$42.3	$39.7	$294.7

	Amount of Commitment Expiration Per Period
	Total	2005	2006 to 2007	2008 to 2009	2010 and Beyond
Standby letters of credit	$0.6	$0.6	$—	$—	$—

Total commercial commitments and lines of credit	$0.6	$0.6	$—	$—	$—

(1)	Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements. Debt may be repaid sooner or later than such minimum maturity periods.
(2)	Other short-term and long-term obligations include amounts committed under sponsorship arrangements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Related Party and Other

We have entered into management agreements with affiliates of Fenway Partners Capital Fund II, L.P. pursuant to which we, among other things, have agreed to pay such affiliates an aggregate annual fee equal to the greater of $3.0 million or 5% of the previous fiscal year’s EBITDA (as defined in the agreement) plus reimbursement of out-of-pocket expenses. During 2004 and 2003, we paid $1.5 million and $0.4 million, respectively, under such management agreements.

Recent Accounting Pronouncements

On October 22, 2004, the American Jobs Creation Act of 2004 (“AJCA”) was enacted. The AJCA provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. The AJCA also provides for a two-year phase out of the existing extra-territorial income exclusion (ETI) for foreign sales that was viewed to be inconsistent with international trade protocols by the European Union. Under the guidance in FASB Staff Position No. 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” the deduction will be treated as a “special deduction” as described in SFAS 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date.

The AJCA provides multi-national companies an election to deduct from taxable income 85% of eligible dividends repatriated from foreign subsidiaries. Eligible dividends generally cannot exceed $500 million and must meet certain business purposes to qualify for the deduction. In addition, there are provisions which prohibit the use of net operating losses to avoid a tax liability on the taxable portion of a qualifying dividend. The estimated impact to current tax expense in the United States is generally equal to 5.25% of the qualifying dividend. The AJCA generally allows companies to take advantage of this special deduction from November 2004 through the end of calendar year 2005. We did not propose a qualifying plan of repatriation for 2004. We are currently assessing whether we will propose a plan of qualifying repatriation in 2005. The estimated range of dividend amounts that we may consider would not exceed eligible dividend amounts allowable under the AJCA.

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) “Share-Based Payment.” SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also establishes fair value as the measurement method in accounting for share-based payments to employees. As required by SFAS 123R, we will adopt this new accounting standard effective July 1, 2005. We are currently estimating the impact that the application of the expensing provisions of SFAS 123R will have, if any, on our pre-tax income in the second half of 2005.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted in the first quarter of 2006. We are currently evaluating the effect that the adoption of SFAS 151 will have on our consolidated results of operations and financial condition.

We do not believe the adoption of the foregoing accounting pronouncements will have a material impact on our consolidated results of operations and financial condition.

Quantitative and Qualitative Disclosure about Market Risk

Our revenues and expenses are denominated in U.S. dollars. As a result, we have relatively little exposure for currency exchange risks. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. In the future, if we feel our foreign currency exposure has increased, we may consider entering into hedging transactions to help mitigate that risk.

We are exposed to market risk from changes in interest rates which can affect our operating results and overall financial condition. Our indebtedness based on variable interest rates increased upon the completion of the Transactions. A 10% increase in interest rates on variable rate debt will result in a $0.1 million change in annual interest expense on the term loan and on the revolving loan.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Controls and Procedures

Under the supervision and with the participation of our management, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the most recent fiscal period. Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of such date, our disclosure controls and procedures were effective at a reasonable assurance level in ensuring that information required to be disclosed in periodic SEC filings, to the extent we were required to make such filings, is recorded, processed, summarized and reported with the time periods specified in the SEC’s rules and forms. In addition, such officers concluded that our disclosure controls and procedures were also effective to ensure that information required to be disclosed in such reports is accumulated and communicated to our management, including such officers, to allow timely decisions regarding required disclosure.

There were no changes made in our internal controls during the period covered by this prospectus or, to our knowledge, in other factors that could significantly affect these controls subsequent to the date of their execution.

Our management does not expect that its disclosure controls and procedures or internal controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

BUSINESS

We are the leading designer, developer and marketer of head protection equipment and related accessories for numerous athletic and recreational activities. We are comprised of two formerly independent companies, Riddell Sports and Bell Sports. Riddell Sports’ core business is designing, marketing and reconditioning football helmets and equipment as well as helmets and equipment used in baseball, lacrosse and other team sports. Riddell Sports sells to a diversified institutional customer base that includes high schools, colleges, youth leagues and professional teams. Our branded helmets are widely worn by Division I NCAA football players and are the Official Helmet of the National Football League, or NFL. Bell Sports’ core business is designing and marketing helmets and accessories for bicycling, action sports, snow sports and powersports (including motorcycling, off-roading and snowmobiling). Bell Sports sells through the mass, sporting goods and specialty retail channels in the United States and Europe. We believe we have the world’s most diversified distribution network for helmets used in athletic and recreational activities. Additionally, we believe that we maintain the world’s largest research and development effort focused on these forms of head protection.

On September 30, 2004, we acquired Bell Sports and combined it with Riddell Sports to create the world’s largest athletic head protection company. In 2004, we sold more than 8.4 million helmets and our principal brands—Riddell (football, baseball and lacrosse helmets and equipment), Bell (bicycle and action sports helmets and accessories) and Giro (bicycle and snow sports helmets)—are all market leaders. Each brand enjoys a reputation for innovative design, leading technology and high quality construction that enhances athletic performance and improves protection. As a result, we have been able to build and maintain relationships with the NFL and some of the most visible athletes in numerous helmeted sports, including six-time Tour de France winner Lance Armstrong, BMX stunt riding champion Dave Mirra, skateboarding champion Tony Hawk, leading freestyle skier Tanner Hall, and supercross champion Jeremy McGrath. The visibility provided by our relationships with the NFL and professional athletes reinforces the authenticity of our brands and their reputation for innovation and performance.

Riddell Sports Group, Inc.

Since its origin in 1929, Riddell Sports has established itself as the premier designer, developer and marketer of helmets and other equipment used by both professional and amateur athletes in helmeted team sports. We believe that Riddell Sports is the leading provider of football helmets, shoulder pads, equipment reconditioning services (which are comprised of cleaning, repairing, repainting and recertifying existing equipment) and collectible helmets. Riddell Sports markets and licenses the marketing of products under such well known brands as Riddell and MacGregor.

Riddell Sports sells its products and services directly to institutional customers through its sales force of 186 individuals, who have an average tenure with Riddell Sports of more than eight years. We believe this sales force constitutes the largest factory direct selling organization in the sporting goods industry. As a result, Riddell Sports is able to provide exceptional service and competitive prices to its stable, highly diversified base of more than 19,400 customers, including high schools, colleges, youth leagues and professional teams. Riddell Sports has achieved its leading market position in football equipment sales and reconditioning services by offering quality products as well as developing and maintaining long-standing relationships with coaches, sports institutions and leagues. Over the last decade, Riddell Sports has been able to leverage these relationships, as well as its success in football helmets, to launch additional product lines, including team uniforms and other equipment used in football, baseball, lacrosse and other sports.

In addition, Riddell Sports markets and distributes branded collectible products. Riddell Sports offers collectible helmets in several sizes bearing licensed NFL and popular collegiate team logos. Riddell Sports also allows a limited number of third parties to manufacture and market products under its brand names pursuant to license agreements.

Bell Sports Corp.

Since the sale of the first Bell helmet in 1954, Bell Sports has consistently introduced innovative products that have led the industry in style, fit and performance. We believe Bell Sports is the leading designer, developer and marketer of helmets for bicycling and action sports in the world, and of bicycle accessories in the United States. During the last five years, Bell Sports has also become the market leader in helmets for skiing and snowboarding in the United States. Bell Sports sells helmets under the widely recognized Bell and Giro brands, markets its bicycle accessories under the Bell, Blackburn, VistaLite and Co-Pilot brands and offers its fitness accessories under the Bell and Savasa brands. Bell Sports also sells juvenile and youth helmets under a number of licensed brands, including Barbie®, Batman®, Fisher-Price®, Hot Wheels® and X-Games®.

Bell Sports works closely with professional athletes when developing its products. The popularity of both the Bell and Giro lines of helmets among professional and recreational athletes can be attributed to leading technology and design, a focus on comfort, fit and performance, as well as the breadth of styles and price points offered. The visibility and endorsements provided by Bell Sports’ sponsored athletes reinforce the authenticity of its brands.

Bell Sports markets its diversified line of consumer branded products through multiple channels, including mass retailers such as Wal-Mart and Kmart, sporting goods chains such as The Sports Authority, Dick’s Sporting Goods and Recreational Equipment (REI), and a network of over 4,200 independent specialty stores. Bell Sports is able to meet the varying demands of this customer base in each of the markets in which it competes through a commitment to research and development, a portfolio of authentic brands and a flexible, low-cost manufacturing and sourcing network.

Our Competitive Strengths

Leading Market Positions and Strong Portfolio of Brands. Our well-known and reputable brand names, including Riddell (established in 1929), Bell (established in 1954) and Giro (established in 1986) contribute to our leading market positions in each of our principal product lines. As a result of our strong brand identity garnered from the sale of helmets, we have been able to expand our business and become the leader in several other market segments, including shoulder pads and bicycle accessories. We believe that Riddell is the leading brand of high school, collegiate and professional football helmets, with an estimated U.S. market share of approximately 55% in 2003 and that we are the largest reconditioner of athletic equipment in the United States. The Bell brand is the global leader in bicycle and action sports helmets, and the market leader for bicycle accessories sold through the U.S. mass retail channel. Similarly, the Giro brand is the market leader in premium bicycle and snow sports helmets sold through the sporting goods and specialty retail channels. Together, we believe that the Bell and Giro brands had an estimated U.S. bicycle and action sports helmet market share of approximately 60% in 2003. Over the last five years, we leveraged the Giro brand and our design capabilities to enter the snow sports market, and the Giro brand has become the leading brand for skiing and snowboarding helmets in the United States with an estimated market share of 38% in 2003.

Stable and Recurring Revenue Model. We believe that our business is more highly correlated with participation in football, bicycling and recreational activities than with general macro economic and consumer spending trends. The importance of protective equipment to football players and the significant revenue football generates for U.S. schools tend to insulate Riddell Sports’ revenues from fluctuations in institutional budgets and consumer spending. Furthermore, a significant portion of Riddell Sports’ revenues is recurring because we recommend the replacement of our football helmets no less frequently than every ten years and recondition many of our customers’ football helmets on an annual basis. There are similar recession resistant characteristics in Bell Sports’ businesses. According to a report by the Bicycle Market Research Institute in 2003, approximately 75% of bicycle helmets are sold to users under the age of 18 who require repeat purchases as they outgrow their existing helmets. In addition, many of our other products, including bicycle tires and uniforms, have exhibited relatively stable demand because they must be regularly replaced due to ordinary wear and tear.

Diversified Products and Distribution. Our revenues are diversified across product lines and distribution channels. During the fiscal year ended December 31, 2004, approximately 36.4% of our pro forma net revenues were generated from sales of team sports products, 54.4% from bicycling and action sports products, 5.7% from snow sports products and 3.5% from other products. We believe that the strength of our distribution system has enabled us in recent years to expand our product offerings and extend our brands into new product segments. Bell Sports’ strength in the mass retail, sporting goods and specialty retail channels compliments Riddell Sports’ core base of institutional customers. Across all of our sales channels, we maintain value-added relationships with our customers, providing equipment management services to athletic departments and merchandising services to key retail accounts. Our direct institutional sales force and network of in-house and independent sales representatives who service our retail accounts are valuable assets that allow us to service a broad customer base. Through our direct institutional sales force, we have strong relationships with more than 19,400 institutional customers, the largest of which represented just 0.2% of our net revenues in fiscal 2004. Within the specialty retail channel, we sell products to almost 4,000 independent retailers, the largest of which represented less than 0.3% of our net revenues in fiscal 2004.

Innovative Product Development. We seek to design the most advanced helmets and accessories in our markets, combining style, performance and fit. Each of our brands has a long history of introducing innovative new products. We were the first to market with a number of innovations, including the first plastic football helmet, the first functional bicycle helmet and the first full-faced motorcycle helmet. We also possess significant research and development capabilities as demonstrated by our portfolio of 86 issued and 20 pending patents. In addition, we believe our product development team, comprised of approximately 38 individuals, is the largest in the world focused on head protection for athletic and recreational activities. Our ability to offer innovative products is exemplified by our most recent major product introductions, including the Revolution football helmet, the Ultra™ shoulder pad and the Atmos™ bicycle helmet, each of which has been well received by customers.

Flexible, Low-Cost Manufacturing and Sourcing. We maintain a flexible, low-cost operations network that consists of domestic manufacturing and assembly facilities as well as international supplier relationships. We work with our suppliers to develop compelling products and closely monitor our factory relationships in Asia through our Hong Kong office, which is staffed by more than 36 product development, sourcing, logistics and quality control personnel, as well as through additional quality control employees located in mainland China. Our ability to work with vendors around the world enables us to efficiently meet our customers’ various and changing needs on a low-cost basis. Our supply chain also affords significant flexibility as we have the domestic and international resources to meet fluctuations in seasonal demand for our products and changes in relative costs among international markets.

Experienced Management Team. We are led by an accomplished management team, which combines individuals that have broad experience in other businesses with veterans of the sporting goods industry. Our management team has significant experience in introducing new products, developing and maintaining customer relationships, streamlining operations, integrating acquisitions and managing product liability exposure.

Our Business Strategy

Our goal is to extend our leadership in head protection equipment for athletic and recreational activities. The key elements of our strategy are as follows:

Grow Market Share. We plan to increase our sales to existing customers across our product categories. During the combined fiscal year ended December 31, 2004, Bell Sports grew its market share and SKU count at each of its top five retail customers. Similarly, during the same period, Riddell Sports increased its sales primarily by improving its sales force productivity and expanding its sales force headcount by approximately 10%. We intend to capitalize on our combined channel strength to pursue cross-selling opportunities where appropriate. We plan to use the depth of our product offering to expand our sales force and to help our European distributors expand our customer base.

Leverage Our Strong Brand Portfolio with Product Innovation. We intend to leverage our extensive brand portfolio and well-established customer relationships to develop and sell new product lines. In recent years, we have successfully extended the Riddell, Bell and Giro brands to other product categories, including uniforms, as well as other sports, such as lacrosse and snow sports. In addition, we have an established track record of introducing equipment and accessories to compliment our helmet products. Market acceptance of each of these new products has been substantially driven by brand recognition and our reputation for quality, protection, performance and customer service. We expect to pursue other product lines where our technological capabilities and brand strength provide us with a competitive advantage. We believe our combined research and development efforts will provide a significant competitive advantage when introducing new products and entering into new markets. We are currently working to re-introduce the Bell brand name into powersports and intend to offer a new line of helmets and accessories that leverages the substantial heritage of the brand as well as our helmet design technology.

Increase Operating Efficiencies. We intend to increase our profitability and service levels through continued operational improvements and further optimization of our supply chain. In recent years we have implemented several initiatives designed to increase our operating efficiencies and reduce our working capital requirements. For example, from December 31, 2003 to December 31, 2004, Riddell Sports reduced its manufacturing inventory by approximately 37% as it migrated from a make-to-inventory to a make-to-order system. Similarly, Bell Sports has achieved cost reductions by transferring the production of its European bicycle helmets from France to Asia. We believe that additional opportunities exist to eliminate costs, reduce our working capital requirements and improve the utilization of our existing manufacturing facilities.

Pursue Strategic Acquisitions. We intend to selectively pursue acquisition opportunities that are accretive to our cash flow, accelerate our growth into other helmeted activities or enable us to offer complementary products to our customers.

Industry Overview

Football Helmets and Other Team Sports Equipment

Team sports equipment is an estimated $3 billion a year industry at wholesale. According to the National Federation of State High School Associations, participation in organized team sports during the 2003-2004 school year increased for the fifteenth consecutive year to more than 6.9 million and among boys sports, eleven-player football registered the largest increase in participation. Among team sports played at U.S. high schools, tackle football remains the most popular. More than 1 million American boys played on a high school varsity football team in 2002 according to the Sporting Goods Manufacturers Association, or SGMA, and participation at the largest youth football league, Pop Warner Football, has increased 57% over the last 10 years. We believe that team sports participation levels are a leading driver of sales of team sports equipment to institutional customers and that demographics are a leading driver of participation levels. According to the National Center for Education Statistics, the high school student population is expected to increase 1.4% per year through 2006.

The market for football helmets and other equipment can be broadly segmented into four groups: youth league programs, high school programs, college programs and professional teams. In a 2003 report, L.E.K. Consulting, LLC, or LEK, estimated that the market for new football helmets and helmet reconditioning services would constitute approximately $95 million in revenues this year and grow to approximately $111 million by 2010. We believe that the majority of this growth will be driven by new football helmets like our Revolution helmet, which are expected to elevate the average price point for helmets. LEK estimates that approximately 383,000 new helmets are purchased in the United States annually and slightly more than one million football helmets are reconditioned in the United States each year.

Bicycle Helmets and Related Accessories

The wholesale U.S. bicycle industry was a $2.5 billion industry in 2003 with approximately 63 million participants and 12.9 million bicycles sold during that year. According to LEK, since 2001, the number of participants in the bicycle industry has increased, on a compound annual basis, approximately 1% per year. LEK further estimates that participation will continue to increase and will grow at least as fast as the U.S. population, or 1% per annum, through 2008. The wholesale U.S. bicycle helmet industry was a $125 million industry in 2003. Like participation rates, LEK indicates that the size of the wholesale bicycle helmet industry has increased roughly 1% per year since 2001. According to LEK, today 42% of bicycle industry participants wear a helmet. Furthermore, driven by increased participation rates, particularly in those niches and age groups where individual participants are more likely to wear a helmet, LEK estimates that helmet usage is expected to increase to 46% of all bicycle participants by 2008.

The U.S. bicycle accessory industry is also a significant industry. LEK estimates that the portion of the accessory industry, including the accessories we sell (such as tires, pumps, trainers, electronics and locks), had approximately $226 million in sales in 2003. Furthermore, this portion of the accessory market is expected to grow at approximately 4% to 5% per year through 2006.

Helmets for Action Sports, Snow Sports and Powersports

Participation in action sports, such as skateboarding and in-line skating, has grown dramatically since 1999. For example, SGMA reports that participation in mountain biking and in-line skating has increased over 300% since 1990. In addition, we believe that use of motor and other electric scooters is increasing. Growth in these action sports should drive overall helmet sales as participants become more aware of the risk of head injuries. One early manifestation of this trend is the passage of a California law mandating helmets for all skaters, skateboarders and non-motorized vehicle operators under the age of 18.

Our Brands

Riddell. The Riddell brand, founded in 1929, is one of the most recognizable brands in sports. The Riddell branded helmet is used by numerous Division I NCAA football teams and is also the Official Helmet of the NFL, each of which provides the Riddell brand significant awareness with the general public as well as youth leagues and high schools. We currently sell football helmets, athletic equipment and uniforms under the Riddell brand name, as well as branded collectible products, such as replica football helmets, reflecting NFL and popular collegiate team logos.

Bell. Since its introduction in 1954, the Bell brand has established a reputation in the United States for toughness, dependability and performance at an affordable price. The Bell brand currently enjoys significant aided awareness and is strongly associated with bicycle helmets and accessories. The brand is further reinforced through the use by and sponsorship of leading athletes (including Dave Mirra, Tony Hawk and Jeremy McGrath) and cycling teams. We currently sell bicycle, action sports and powersports helmets, and various bicycle and fitness accessories under the Bell brand.

Giro. The Giro brand, founded in 1986, is the top selling brand of ski and snowboard helmets in North America and the top selling brand of bicycle and snow sports helmets sold through U.S. sporting goods and specialty retail stores. The brand has significant aided awareness among bicycling, skiing and snowboarding enthusiasts and enjoys a reputation for innovation as well as sleek, stylish and speed-oriented designs. The brand is further reinforced through its use by and the sponsorship of leading professional athletes (including Lance Armstrong, the Discovery Channel Pro Cycling Team and Tanner Hall). We currently sell bicycle and snow sports helmets under the Giro brand.

Other Brands. We also sell (i) bicycle pumps and other related accessories under the Blackburn brand (founded in 1978 and acquired in 1992), (ii) bicycle headlights, safety lights and reflectors under the VistaLite brand (founded in 1990 and acquired in 1994), (iii) bicycle trailers and child carrier seats under the Co-Pilot brand (founded in 2000) and (iv) a full line of mats, resistance bands, kits and other fitness accessories designed primarily for strength training, yoga and pilates under the Savasa brand (launched in 2004). Additionally, we own the rights to use the widely recognized MacGregor brand (exclusive of golf products), which we license to select third parties to manufacture and market footwear and sports equipment.

Products and Services

Helmets and Other Athletic Equipment and Accessories

Football Helmets. We are the world’s leading designer, developer and marketer of football helmets. We sell to high schools, colleges and youth and professional leagues, including the NFL. Our football helmet product offering includes the following helmet models:

•	The Revolution;

•	The Revolution Youth;

•	The VSR-4;

•	The VSR2-Y; and

•	The Little Pro.

The proprietary Revolution helmet was the first helmet using new technology, designed with the intent of reducing the risk of concussion to football players. It features a shell that extends protection into the side and mandible areas of the head, offers a tru-curve front pad and occipital lock that work together to provide front and back fit and stability, and has a z-pad configuration that helps reduce the impact of blows to the side of the head. We first introduced the Revolution helmet in 2002 and began selling the youth version later that same year. The price of Revolution helmets ranges from approximately $135 to $170.

Our traditional helmet for adult football players, the VSR-4 helmet, features an exclusive Kra-lite II polycarbonate shell, a carbon steel face mask and an inflatable liner with two outside inflation points. The VSR2-Y helmet is sold to youth football players and has an inflatable liner with one inflation point. This model features an exclusive plastic formulation and removable snap-in jaw pads. The Little Pro helmet is designed for players under the age of 14. It includes most of the features of the VSR2-Y helmet, but does not have an inflatable liner and features a Kra-lite face mask. Instead, we offer five liner sizes in order to provide a personalized fit to players wearing the Little Pro helmet. The price of these helmets ranges from approximately $70 to $125.

Bicycle and Action Sports Helmets. Our bicycle and action sports helmets are designed for athletic and recreational users of all ages. We believe we have the broadest product line in the industry. Accordingly, we offer helmets in a variety of colors, styles and sizes. Our new helmet technologies have included expanded polystyrene, or EPS, liners and in-mold microshell bonding, which fuses the protective outer microshell to the impact-absorbing EPS liner and improves the structural integrity and durability of helmets. Design innovations that have improved the comfort and fit of helmets include internal reinforcement of the liners (allowing for bigger vents, channel ventilation, more advanced styling and lighter weight while still meeting performance standards), and our proprietary fit systems (making head and chin straps more comfortable and easier to use). In addition to our Bell and Giro brands, we sell these helmets under various licensed brands, including Barbie®, Batman®, Fisher-Price®, Hot Wheels® and X Games®. The price of our bicycle and action sports helmets ranges from approximately $10 to $55 in the mass channel and from approximately $30 to $225 in the sporting goods and specialty channels.

Snow Sports Helmets. Our snow sports helmets are designed for recreational and competitive skiing and snowboarding. We have consistently been a leader in comfort and fit as well as performance, from the first snow helmet with adjustable vents to new audio helmets, which feature specially designed headphones that are built seamlessly into the helmet ear pads and can be used with MP3 players or other portable audio devices. The price of our snow sports helmets ranges from approximately $55 to $165.

Powersports Helmets. After having sold the license in 1991, we reacquired the U.S. rights to the Bell brand in powersports in 2002 and re-introduced a line of branded helmets and related accessories to the U.S. market in 2003. Our powersports helmets are designed for motorcycles, both street and motorcross, and snowmobiles. The price of our powersports helmets ranges from approximately $70 to $300.

Shoulder Pads. We sell seven models of shoulder pads to football players of all levels. We offer a standard premium line as well as hand-made custom shoulder pads designed to meet the protection requirements of players at the professional and college levels. We also offer a line of shoulder pads for high school and youth players, which utilize a variety of designs and materials. For example, some of our high school models incorporate our flat shoulder pad technology to provide more freedom of movement and less bulk, while others provide a thin-closed cell foam over open-cell polyurethane foam in a semi-air tight encasement to cushion the blow of impact. The price of our shoulder pads ranges from approximately $45 to $220.

Bicycle Accessories. We sell a wide selection of bicycle accessories, including lights, mirrors, reflectors, locks, pumps, tools, pedals, trainers, tires, tubes, protective pads, electronics, storage accessories, saddles, grips, gloves and bags. Bicycle accessories are sold under our owned brands as well as through the licensed Barbie®, Batman®, Fisher-Price®, Hot Wheels®, Kryptonite®, Slime® and X-Games® brands. The price for bicycle accessories ranges from under $3 for streamers to $230 for trainers.

Uniforms. We began selling practice wear and game uniforms in the late 1990s, in order to leverage our direct sales force and strong brand name in the team sports market. Our football and baseball uniforms are available in a variety of colors, styles and fabrics, customized to individual team needs. The price for our practice wear and uniforms ranges from $5 for a pair of socks to $70 for a custom game jersey.

Other Sports Equipment and Accessories. We also offer our institutional customers a wide variety of equipment for football, baseball, lacrosse and other team sports. We design and manufacture a variety of team sports helmets and other protective equipment, including the first lacrosse helmet meeting the new standards set by the National Operating Committee on Standards for Athletic Equipment, or NOCSAE, and batters’ helmets for baseball. In addition, we distribute scoreboards, field equipment and other items manufactured by third parties. We also offer retail consumers a variety of fitness accessories, including mats, resistance bands and kits, designed for strength training, yoga and pilates. The price of our other sports equipment ranges from $2 for a one-pound dumbbell to $12,500 for a scoreboard.

Reconditioning Services

We are the leading reconditioner of athletic equipment in the United States. We recondition football helmets, shoulder pads, baseball and lacrosse helmets, catcher’s equipment, baseball gloves and hockey helmets. Although approximately 90% of our reconditioning volume is comprised of football helmets and shoulder pads, we are committed to meeting all the reconditioning needs of our customers.

Football helmet reconditioning typically includes the cleaning, sanitizing and buffing and/or painting of helmets. All face guards, interior pads, chin straps and other helmet components are inspected and replaced as necessary. All helmets are then recertified to conform to the standards set by NOCSAE. We have the capacity to recondition over 3,000 helmets a day. Helmet and other football equipment reconditioning begins each November, soon after the end of the football playing season, and continues until early August of the following year, as equipment is returned to our customers in time for use in the next playing season.

Collectible Products

We sell collectible football helmets, primarily reflecting licensed NFL and major collegiate trademarks, to a number of retailers and direct marketers. Such collectible helmets are available in a variety of sizes and forms, including authentic helmets that are identical to competitive helmets used on-field by professional players, replica helmets that have a similar appearance to the authentic helmet but are constructed with less expensive materials, mini helmets that are half-scale versions of full-size helmets and pocket size helmets that appeal to both collectors and the mass market. We also offer packaged “collector sets” (e.g., the Super Bowl winner’s set) and customized helmets for various promotional or commemorative purposes.

Licensing

We have entered into certain licensing agreements that allow third parties to manufacture and market products under the Riddell and MacGregor brand names. Products currently licensed include Riddell footwear and apparel and MacGregor footwear and sports equipment.

Sales and Marketing

Institutional Sales & Customers

Our football helmets, shoulder pads, other sports equipment, uniforms and reconditioning services are primarily sold to educational institutions and athletic leagues. We have a direct sales force of 186 individuals with an average tenure with the company of more than [eight] years, which focuses on sales to a universe of approximately 16,000 high schools, 1,000 colleges and numerous youth and professional leagues across the United States, including the NFL. Our institutional sales force, made up primarily of ex-players, ex-coaches and experienced industry sales professionals, is the cornerstone of our leading market shares in the football helmet and reconditioning markets. Their experience helps us understand the needs, budgetary and timing constraints and other concerns of our institutional customers as well as educate them on new product offerings. We believe that our institutional sales force is the only national direct sales force for athletic products and services in the institutional sporting goods industry, which allows us to bypass third-party vendors and sell equipment and reconditioning services directly to each of our institutional customers. Our ability to actively manage the requirements of thousands of schools, leagues and professional teams with timely and expert service has rewarded Riddell Sports with a reputation for industry leading service and loyal customers.

Retail Sales

At Bell Sports, we utilize 102 in-house and independent commissioned retail sales professionals across the United States and Europe. Our in-house sales team of national sales managers provides exceptional sales and support services to customer retail accounts. This retail sales department is divided between mass and specialty with sporting goods store customers distributed in either area, depending on the retail account’s orientation and size. Sales efforts to these customers are led by a national account manager, whose calling efforts are supported by other members of the customer team. These sales teams either reside on-site or visit frequently with large mass retail and sporting goods customers to assist them with in-store merchandising, signage and market guidance, as well as to receive feedback and to anticipate future needs.

At Riddell Sports, our collectible products are sold primarily to retail and sporting goods stores through 44 independent sales representatives who are paid commissions. We strategically target channels of trade that we determine to be most appropriate for the type and price of each collectible product.

Retail Customers

We sell bicycle, action sports, snow sports and powersports helmets, related accessories and collectible products domestically through mass merchants, sporting goods stores and independent specialty retailers.

Mass Merchants. We have successfully developed a consultative service strategy, including offering strong category advisor services in the mass retail channel, which has enabled Bell Sports to establish leading market positions with the nation’s largest mass retailers. Currently, we are a category advisor for bicycle accessories (including helmets) at two leading mass retailers. The category advisor program is designed to maximize sales per square foot and profit margins for mass retail customers and assist these customers in other areas, such as marketing, sales growth and inventory management. In addition, our personnel work on site with mass retailers to analyze sales trends and recommend ways to optimize profits. The proximity of our team and their high-degree of involvement in the sale of our products foster a close relationship with these customers.

Sporting Goods Stores. We sell a broad selection of our bicycle, action sports, snow sports and powersports helmets, related accessories and collectible products to the largest sporting goods chains in North America. We believe that our leading brands and the breadth and depth of our product portfolio match well with the sporting goods channel’s marketing strategies, product selections and service capabilities, which generally fall between those of mass merchants and specialty retailers. Sporting goods retailers, depending on their individual selling strategies, are able to pick and choose among our line of in-house designed products for their weekly advertised promotional programs and limit the need for extensive in-store sale support as consumers quickly identify the quality of our brands.

Independent Specialty Retailers. We sell bicycle, action sports, snow sports and powersports helmets, and related accessories to almost 4,000 independent specialty retailers in the United States. These retailers cater their marketing and product selections to bicycle, ski, snowboard and powersports enthusiasts. We have concentrated certain of our brands, Giro and Blackburn for example, for the specialty retail channel, because the products sold under these brands feature more advanced technical engineering, designs and styles for the enthusiast user. We work with specialty customers to maximize sales and profits by providing highly visible product displays and point-of-purchase signage. We also sell collectible football helmets to other specialty retail outlets.

Marketing

NFL Agreement. Since 1989, Riddell Sports has operated under an exclusive contract with the National Football League, under which our helmets are designated the Official Helmet of the NFL. The NFL agreement permits the Riddell mark to appear on the front immediately above the center front forehead and on the chin straps of each Riddell helmet used during NFL play and requires that no indicia of any other brand of helmet may be visible. The NFL agreement provides us with a unique marketing and promotional tool. The recognition resulting from the frequent appearance of the Riddell mark on helmets in televised football games, as well as in photographs in newspapers and magazines, is viewed by us as important to our overall sales, marketing and licensing efforts. We believe that this arrangement increases sales of our products and our Riddell brand licensees through enhanced visibility of the Riddell brand name and improves licensing opportunities.

Athlete and Team Sponsorships. As of December 31, 2004, Bell Sports sponsored over 55 individuals and 20 teams, totaling over 200 professional athletes, who participate in cycling, skiing, snowboarding and powersports events around the world. We believe that the endorsement of our products by leading, highly visible athletes reinforces the reputation of our company as an innovator and market leader. In particular, we have enjoyed particularly strong global media attention as Lance Armstrong, a long-standing Giro helmet user, has won the Tour de France, six consecutive years. In the 2004 Tour de France, five of the 21 teams that competed wore Bell or Giro branded helmets. In addition, our brands have a strong presence in both the Summer and Winter X-Games, both of which are experiencing increased viewership and popularity. Winning X-Games athletes who endorse our action sports, snow sports and powersports products include Dave Mirra, Tony Hawk and Tanner Hall.

Advertising and Promotional Events. As a result of our strong brands, we receive a significant amount of free press. We augment these articles with advertisements highlighting the distinctive design, quality and features of our products in various print media, including industry periodicals, magazines and newspapers, and television media. To further reinforce and build our brand recognition, we conduct a variety of marketing and promotional events in support of our football helmets and line of athletic products. For example, we participate in coaches’ clinics and equipment shows throughout the year where our entire athletic products line is displayed and promoted along with our reconditioning services. In addition, we dedicate resources to educate consumers on the importance of helmet safety and proper fit by participating in such initiatives as the National Safe Kids Campaign, which promotes bicycle helmet usage. We also sponsor research on brain injury and helmet technology, as well as invest in initiatives designed to increase awareness of the importance of head protection in preventing brain injury.

Design and Product Development

We have demonstrated a strong commitment to design and product development. Riddell Sports has led the development of several important innovations in helmeted team sports. Its innovations have included the first plastic football helmet, the first air-impact shoulder pad, the Revolution helmet and the first lacrosse helmet to meet new NOCSAE standards. Bell Sports has led the development of almost every innovation in bicycle helmet design and performance, and more recently has become a leader in action and snow sports. It developed the first functional bicycle helmet, the first full-faced motorcycle helmet and various new helmet technologies, including EPS liners, in-mold microshell bonding and specifically designed head phones that are built into the ear pads of snow sports helmets.

We actively work with several organizations that set standards for helmets, including NOCSAE, the National Athletic Equipment Reconditioning Association and the Consumer Product Safety Commission, or CPSC, to establish higher mandatory standards for helmets. We have regularly been among the first to adopt new standards, including being the first company to adopt the CPSC’s new bicycle helmet standards, implemented in 1999, to ensure that helmets adequately protect the head and that chinstraps are strong enough to resist the ejection of a helmet in a collision or fall. We also are working with NOCSAE to develop a side-impact standard for football helmets.

Our product development group includes 38 employees and we believe it is the largest team in the world focused on athletic helmets and accessories. Our product development personnel work with top athletes in order to understand the latest industry trends and to develop new products or features that respond to their needs as well as set new industry standards. This team is augmented by additional product development, engineering and quality control personnel based in the United States and Hong Kong who assist with the engineering and design of our products. We regularly test products throughout the development and manufacturing processes and all of our protective products are subjected to various quality control procedures. For example, quality control inspections for football helmets are conducted when the product is molded, when liners are inserted, when face guards are attached and when the product is finished.

Production, Sourcing and Distribution

We design, manufacture and package our football, baseball and lacrosse helmets at our Chicago, Illinois and Elyria, Ohio facilities using a custom grade of plastic resin and precision injection molding techniques. Reconditioning services are performed at facilities strategically located throughout the United States. We use a manufacturing complex located in Rantoul, Illinois to assemble many of our bicycle helmets. We also maintain a silk screening operation at our Elk Grove, Illinois facility to customize our practice wear and uniform products with almost any logo, team name or other design that the customer requests.

We complement our domestic manufacturing infrastructure with overseas sourcing of our other products, and benefit from large purchasing volumes, such that we receive lower prices. We actively inspect products purchased from third-party vendors to ensure that they meet our quality standards. We have a product development team in Hong Kong that supports our Asian sourcing efforts. In addition to handling product design, this team visits and works with many of our suppliers to verify product specifications, logistics and quality control. We require our suppliers to perform factory tests to ensure the material and functional integrity of our products.

We operate distribution facilities in Illinois and Pennsylvania. Through these facilities, we are able to maintain high service levels for our customers across all of our channels. In addition, we rely on a network of over 97 international distributors to sell our bicycle, action sports, snow sports and powersports helmets and related accessories in thousands of retail outlets worldwide.

Competition

Although we have no competitors which challenge us across all of our product lines, the markets for our products are highly competitive and we face competition from a number of sources in many of our product lines.

Helmets and Other Athletic Products and Accessories

Our principal competitor in the football helmet market is Schutt Sports, the manufacturer of the AIR and DNA helmet. We also compete with Douglas Protective Equipment in the shoulder pad market and Rawlings Sporting Goods and Diamond Sports in the other sports equipment markets, particularly for baseball and softball products. Russell Corporation is our principal competitor for uniform sales. We believe that we compete in each of these markets on the basis of quality, price, reliability, service, comfort and ease of maintenance. In addition, since we sell directly to schools, we compete with team sports dealers, including Collegiate Pacific, for customer orders.

Our principal competitors in the bicycle helmet and accessories market tend to be niche players focused on specific end-user customers, distribution channels and price points. Within the mass retail channel, our main competitor is Protective Technologies International, or PTI, which markets its products under such well-known licensed brand names as Schwinn, Mongoose, GT, Disney, Tonka and Playskool. PTI competes with us primarily on price. In the specialty retail channel, our primary competitors are Trek Bicycle Corporation and Specialized Bicycle Components, who compete mostly on a combination of performance, price and design and focus on cycling enthusiasts.

We primarily compete in the snow sports and powersports markets with a number of smaller players and a few multinational players, which compete mostly on a combination of performance, price and design. In the snow sports helmet market, we compete with several domestic and international brands, including Boeri, Carrera, Leedom, Marker, Pro-Tec, R.E.D. and Salomon. In the powersports helmet market, we compete against such well-known brands as Arai, Shoei, HJC and KBC.

Reconditioning Services

The protective equipment reconditioning industry is highly fragmented. We believe that we are the only national competitor and have over 20 regional competitors. Reconditioners compete on the basis of quality, pricing, reputation, convenience and customer loyalty.

Collectible Products

Our sales of collectible football helmets compete with a large number and wide array of manufacturers and sellers of sports and other collectible and memorabilia products. Among our competitors in this large marketplace are sellers of products, such as autographed photographs and uniforms and other memorabilia, as well as manufacturers of licensed clothing, such as caps and jackets.

Licensing

Competition in the licensing of brands for sports equipment, apparel and footwear is substantial. Our Riddell and MacGregor brands compete with numerous companies having significant brand recognition. Competing brands for these product categories include Adidas, Champion, Converse, Nike, Rawlings, Reebok, Russell Athletic and Wilson. Brand recognition and reputation for quality are important competitive factors in our licensing business.

Intellectual Property

We have a portfolio of approximately 86 patents and have 20 patents pending, each relating to our various products. While we believe certain of these patents are material to the success of our products, based on currently competing technology, we also believe that experience, reputation, brand recognition and our distribution network are more significant to our business.

We maintain a portfolio of active registered trademarks in support of our brands. We consider the Riddell, Bell and Giro trademarks to be material to our business. We own all domestic rights to the Riddell trademark and to the MacGregor trademark in connection with the manufacture and sale of certain products. We also maintain many registrations of trademarks globally, particularly the Bell, Giro, Blackburn and VistaLite trademarks, and maintain the Riddell trademark in select countries.

We have also secured licenses from Mattel, Inc. to use the Barbie®, Fisher-Price® and Hot Wheels® brands, from Warner Brothers to use the Batman® brand, and from ESPN, Inc. to use the X-Games® brand on bicycle helmets and accessories. Furthermore, we have a license to market Kryptonite® branded locks to mass customers and select sporting goods accounts and have entered into an agreement that allows Bell Sports to once again use the Bell trademark for motorcycle helmets and accessories sold in the United States, Canada and Mexico. We also license the Riddell trademark for certain types of athletic clothing and for athletic footwear and the MacGregor trademark primarily for athletic footwear and sports equipment.

Employees

We believe that our relationships with all of our employees are good. As of December 31, 2004, we had 1,267 employees, including 45 in product design, engineering and testing, 798 in operations, including manufacturing and development, 307 in sales and marketing and 117 in administration. Approximately 84 of our employees are represented by unions. The collective bargaining agreements with these unions expire in April 2005, January 2006 and December 2006.

Facilities

We operate through 19 facilities in the U.S. and one in each of Canada, Hong Kong and Ireland. Our corporate headquarters are located in Irving, Texas. Set forth below is information regarding our properties as of March 31, 2005:

Location	Primary Use	Square Footage	Leased or Owned
Rantoul, IL	Corporate Offices, Manufacturing and Warehouse	315,000	Leased
York, PA	Warehouse	285,000	Owned
Chicago, IL	Corporate Offices and Manufacturing	95,000	Owned
Elyria, OH	Corporate Offices and Reconditioning	84,400	Leased
Elk Grove, IL	Manufacturing and Warehouse	82,600	Leased
Rantoul, IL	Warehouse	80,000	Leased
Bensonville, IL	Warehouse	77,000	Leased
East Stroudsburg, PA	Manufacturing and Reconditioning	65,515	Leased
San Antonio, TX	Reconditioning	58,800	Leased
Santa Cruz, CA	Corporate Offices	50,000	Leased
Rantoul, IL	Manufacturing, Warehouse and Distribution	44,122	Leased
Irving, TX	Corporate Headquarters	27,000	Leased
Birmingham, AL	Reconditioning	20,750	Leased
San Leandro, CA	Reconditioning	19,600	Leased
Burgettstown, PA	Repair and Laundry	17,000	Leased
Hong Kong	Corporate Offices	15,000	Leased
Somerville, MA	Repair and Laundry	8,000	Leased
Belton, MO	Repair and Laundry	6,600	Leased
Ft. Erie, Ontario	Sales Office	5,100	Leased
Bentonville, AK	Sales Office	4,400	Leased
Limerick, Ireland	Sales Office	1,969	Leased
Troy, MI	Sales Office	1,100	Leased

Governmental Regulation

Our products and accessories are subject to the Federal Consumer Product Safety Act, which authorizes the CPSC to protect consumers from hazardous sporting goods and other products. The CPSC has the authority to exclude from the market certain articles which are found to be hazardous and can require a manufacturer to repurchase such goods. We maintain a quality control program for our protective equipment operations and retail products that is designed to ensure compliance with applicable laws. To date, none of our products has been deemed to be hazardous by any governmental agency. Operations at all of our facilities are subject to regulation by the Occupational Safety and Health Administration and various other regulatory agencies. Our operations are also subject to environmental regulations and controls. While some of the raw materials used in our operations may be potentially hazardous, we have not received any material environmental citations or violations and we have not been required to spend significant amounts to comply with applicable law or to remediate conditions created by releases or disposal of hazardous materials.

Product Liability and Legal Proceedings

Due to our provision of protective equipment for football, bicycling, action sports, snow sports and powersports, we are exposed to potential claims from persons injured while wearing or using equipment that was either manufactured or reconditioned by us, and sometimes by others. Currently, there are 15 pending product liability claims against us. There are no other material pending legal proceedings to which we are a party or to which any of our properties are subject. We monitor all claims, and accrue reserves to provide, among other things, for the estimated uninsured portion of the pending claims. These accruals are based on managements’ best estimates of losses and defense costs anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases.

Our product liability program begins with our strong commitment to superior in-house design and testing and high quality products. We use advanced equipment to design and manufacture our products and regularly test our products to ensure that they consistently comply with industry standards, including those published by NOCSAE, DOT, Snell, and CPSC. This dedication to product performance is complemented by our product liability management program, which includes appropriate levels of insurance in order to protect both our company and our customers. We maintain product liability insurance for all of our products and services, which in the aggregate is in excess of our historical experience and customer requirements.

MANAGEMENT

Our Officers and Directors

Our board of directors and the board of managers of Riddell Holdings, LLC are controlled by Fenway Partners Capital Fund II, L.P. The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position
William N. Fry	46	President, Chief Executive Officer and Director
William Sherman	42	President of Riddell Sports and Director
Jeffrey L. Gregg	41	Executive Vice President, Chief Financial Officer
Eric Brenk	41	Chief Operating Officer
Peter Lamm	53	Director
Mark Genender	40	Director
Timothy Mayhew	37	Director
Aron Schwartz	34	Director
Terry Lee	56	Director

William N. Fry became a director and our President and Chief Executive Officer upon consummation of the Transactions. Mr. Fry joined Bell Sports in May 2001. Previously, Mr. Fry served as President of Empire Technology Partners from August 2000 to May 2001. From 1990 to 2000, Mr. Fry served in a variety of executive and general management positions with The Dixie Group, most recently serving as President and Chief Operating Officer. The Dixie Group became a leading manufacturer and marketer of carpet and rugs during this time. From 1980 to 1988, Mr. Fry served in the U.S. Navy, first aboard USS Bowen (FF-1079) and later in the Navy Nuclear Propulsion Program.

William Sherman is one of our directors and also serves as a Vice President and as our Secretary. Mr. Sherman has also been Riddell Sports’ President and Chief Executive Officer since July 2001. He joined Riddell Sports in 1995 as Vice President and General Manager—Institutional Marketing and was promoted to Senior Vice President and General Manager of the Institutional Division in December 1995. Prior to joining Riddell Sports, Mr. Sherman was with Wilson Sporting Goods for ten years and was the Vice President of Business Development at Wilson before his departure. He also served as the Vice President/Business Director, responsible for research and development, marketing, purchasing/manufacturing and finance for Wilson’s Team Sports Division.

Jeffrey L. Gregg became our Executive Vice President, Chief Financial Officer in March 2005. Mr. Gregg joined Bell Sports Corp. in October 2001 and served as Executive Vice President and General Manager of Bell Sports’ Mass Retail business. Previously, Mr. Gregg was with The Context Group, a strategy and management consulting firm. From 1996 to 2000, Mr. Gregg was employed by The Dixie Group as President of the Bretlin division from 1998 to 2000 and as Vice President of Operations of the Carriage Division from 1996 to 1997. From 1991 to 1996, Mr. Gregg was employed by Geiger International, Inc. as Chief Operating Officer from 1993 to 1996 and as Chief Financial Officer from 1991 to 1993. Prior to that, from 1985 to 1991, Mr. Gregg served as a Manager with KPMG Peat Marwick.

Eric Brenk has served as our Chief Operating Officer since January 2005. Mr. Brenk joined Riddell Sports in May 2004 and served as its Chief Operating Officer until January 2005. Previously, Mr. Brenk was Co-President and Senior Vice President, Operations of Aurora Foods, Inc. From 1998 to 2002, Mr. Brenk served as Vice President of Operations of Delimex/ORA Corporation (C.J. Heinz Corporation as of August 2001). From 1986 to 1997, Mr. Brenk served in various positions, including Director of Operations, of In Store Bakery, a business unit of the Quaker Oats Company.

Peter Lamm is one of our directors and serves as Chairman and Chief Executive Officer of Fenway Partners, Inc., an affiliate of Fenway Partners Capital Fund II, L.P. Mr. Lamm founded Fenway Partners in 1994. He was previously a General Partner of the investment partnerships managed by Butler Capital Corporation and a Managing Director of BCC. Prior to joining Butler Capital in 1982, Mr. Lamm was involved in launching Photoquick of America Inc., a family business. Mr. Lamm received an M.B.A. from Columbia University School of Business and a B.A. in English Literature from Boston University.

Mark Genender is one of our directors. Mr. Genender is a Managing Director of Fenway Partners, Inc. Prior to joining Fenway Partners in December 1996, Mr. Genender was the Director of Sales and Channel Development in the Nabisco International division of Nabisco Holdings Inc. Previously, Mr. Genender held various senior management positions in Field Sales, Operations and Finance with the Frito-Lay division of PepsiCo Inc. Prior to joining PepsiCo, Mr. Genender was with Goldman, Sachs & Co. in both London and New York. Mr. Genender received his M.B.A. from INSEAD and graduated cum laude with an A.B. in Public and International Affairs from the Woodrow Wilson School at Princeton University.

Timothy Mayhew is one of our directors. Mr. Mayhew is a Managing Director of Fenway Partners Resources, Inc., an affiliate of Fenway Partners, Inc. Prior to joining Fenway Partners Resources, Inc. in June 2003, Mr. Mayhew was a founding member of Palladium Equity Partners. Prior to forming Palladium, Mr. Mayhew was a principal of Joseph Littlejohn & Levy. Mr. Mayhew was formerly in the restructuring group at Merrill Lynch & Co. Mr. Mayhew received a B.A. in American History from Brown University.

Aron Schwartz is one of our directors. Mr. Schwartz is a Principal of Fenway Partners, Inc. Mr. Schwartz joined Fenway Partners in August 1999 from Salomon Smith Barney, where he was an associate in the Financial Entrepreneurs Group. There he worked on a variety of financings and advisory assignments for companies owned by financial sponsors. Mr. Schwartz is a Certified Management Accountant. He received his J.D. and M.B.A. with honors from UCLA and his B.A. and B.S.E cum laude from the Wharton School at the University of Pennsylvania.

Terry Lee is one of our directors and also serves as Co-Chairman of Bell Automotive Products, Inc. Additionally, Mr. Lee is a Managing Director and co-founder of Hayden Capital Investments. In 1984, Mr. Lee and a partner acquired Bell Sports and Mr. Lee served as Chairman and Chief Executive Officer of Bell Sports from 1989 to 1998 and as Interim Chief Executive Officer in 2000. From 1998 to 2004, Mr. Lee served as Chairman of Bell Sports. Prior to joining Bell Sports, Mr. Lee was employed by Wilson Sporting Goods for 14 years where he began his career in sales and distribution and ultimately served as Senior Vice President of Sales before departing in 1983.

Executive Compensation

The following table sets forth the remuneration paid by us for the three fiscal years ended December 31, 2004 to our Chief Executive Officer and the two other executive officers who earned more than $100,000 during the fiscal year ended December 31, 2004.

Summary Compensation Table

Name and Principal Position(s)		Salary(1)	Salary(2)	Other Annual Compensation		Long-Term Compensation Awards (3)		All Other Compensation (4)
William N. Fry President, Chief Executive Officer and Director	2004 2003 2002	$120,298 — —	$131,250 — —	$	— — —	$	— — —	$	— — —

William Sherman President of Riddell Sports and Director	2004 2003 2002	287,217 286,934 234,570	147,000 30,000 85,540		— — —		— 3,175,262 —		3,491 3,083 3,324

Eric Brenk Chief Operating Officer	2004 2003 2002	158,654 — —	— — —		— — —		— — —		— — —

(1)	Mr. Fry’s employment with the Company began on September 30, 2004 in connection with the acquisition of Bell Sports. Mr. Brenk’s employment began May 5, 2004. No other of our named executive officers had salary and bonus payments exceeding $100,000 for the year ended December 31, 2004.
(2)	Bonus includes payments of bonuses earned under the Management Incentive Plan, which are made in the subsequent fiscal year. Mr. Sherman received a bonus of $30,000 in 2003 upon the successful completion of the acquisition of the Company by an investor group led by Fenway Partners Capital Fund II, L.P. in June 2003. Mr. Brenk’s bonus under conditions of his employment agreement are not calculable and payable until May 2005.
(3)	Long-Term Compensation Awards represents the amount earned by Mr. Sherman in 2003 pursuit to Long-Term Incentive awards realized upon the sale of the Company by Lincolnshire to Fenway Partners, Inc.
(4)	All Other Compensation includes contributions to the Company’s 401(k) Savings Plan for Mr. Sherman of $3,491 in 2004, $3,083 and $3,324 in 2002. Mr. Fry had reached the maximum company sponsored match under the plan prior to the acquisition in September 2004. Mr. Brenk was not entitled to any Company contributions under the plan for 2004.

We did not grant options to any of our named executive officers in the last fiscal year. We granted Class B Common Units in our parent, Riddell Holdings, LLC in the last fiscal year to each of our current named executives.

Employment Arrangements

Set forth below is a brief description of the employment agreements that we have with our named executive officers.

William N. Fry entered into a new employment agreement with us as of September 30, 2004. The employment agreement of Mr. Fry provides, among other things, for an initial term of two years, with an automatic renewal for additional two-year terms (unless either we or Mr. Fry elects not to renew the term); a base salary, subject to annual review, and annual bonus and equity interest compensation as determined by our board of directors or compensation committee. Additionally, we have agreed to take all reasonably necessary actions to elect Mr. Fry to our board of directors.

Mr. Fry’s employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, Mr. Fry will be entitled to any accrued and unpaid base salary through the date of termination and any amounts owing but not paid for any reimbursements of certain expenses. In addition, if we terminate Mr. Fry without cause, or if he terminates his employment for certain enumerated good reasons, and Mr. Fry delivers an effective release of claims to us, we will:

(1)	for 24 months immediately following the date of termination, provide Mr. Fry monthly severance payments equal to one-twelfth of his base salary; provided, however, that during months 13 through 24, we will be entitled to reduce such payments by the amount of any earnings and benefits to which Mr. Fry is entitled from other employment during such period;

(2)	pay Mr. Fry (a) an amount equal to his annual bonus paid to him for the immediately preceding fiscal year in twelve monthly installments or, if greater, (b) a pro-rated annual bonus for the year in which termination occurs, payable in a single lump sum;

(3)	pay or reimburse the premium cost for participation by Mr. Fry and his eligible dependents in our group health and dental plans under COBRA for the earliest to occur of (a) the expiration of 24 months immediately following the date of termination, (ii) the date Mr. Fry becomes eligible for participation in the health and/or dental plan of a new employer or (iii) the date Mr. Fry is no longer eligible for continuation of participation under COBRA (except in the case of (iii), we will either arrange for Mr. Fry and his eligible dependents to continue participation in our group health and dental plans and pay the premium cost of that participation or, if we determine that we are unable to arrange such participation, the we will reimburse him for the reasonable premium cost of comparable coverage until till the earlier to occur of (i) and (ii) hereof);

(4)	reimburse Mr. Fry for certain uninsured medical expenses during the 12 months immediately following the date of termination or, if less, for so long as he is entitled to health and dental coverage as set forth in clause (3) above and we will continue to pay for certain perquisites for such 12-month period; and

(5)	during the 24 months immediately following the date of termination, continue Mr. Fry’s participation in our group life insurance plan or, if we determine that such participation is not available, we will pay the premium cost of an individual term life insurance policy with a face amount equal to his coverage under the group life insurance plan immediately prior to termination.

In the event that Mr. Fry terminates his employment for certain enumerated good reasons or we terminate his employment other than for cause during the 24 months after a change of control (as defined in the employment agreement) has occurred, Mr. Fry shall, subject to delivering an effective release of claims to us, be entitled to substantially the same payments and benefits as if we had otherwise terminated Mr. Fry without cause prior to such change of control, except that he will not be entitled to participate in our group life insurance plan and salary and bonus payments to which he is entitled will be paid in a lump sum.

William Sherman entered into an amended and restated employment agreement with one of our subsidiaries, Riddell, Inc., or Riddell, on June 22, 2001 which was amended on September 30, 2004. The employment agreement of Mr. Sherman provides, among other things, for an initial term of five years with an automatic renewal for additional two-year terms (unless either Riddell or Mr. Sherman elects not to renew the term), a base salary subject to annual review, and annual bonus and equity interest compensation as determined by the board of directors of Riddell.

Mr. Sherman’s employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, we shall pay to him any accrued or unpaid base salary, any accrued and unused vacation pay, any earned but unpaid bonus and any amounts or benefits owing to him through the termination date under any applicable benefit or incentive plans or other similar employee benefits arrangements or programs. In addition, if we terminate Mr. Sherman without cause or refuse to extend his term of employment, or if he terminates his employment for certain enumerated good reasons, will be entitled to:

(1)	his base salary as in effect for the year in which the termination occurred in equal monthly payments for 24 months after the termination occurs;

(2)	continued participation for 24 months following his termination in the health and medical plans of Riddell with all benefits to be paid or provided in accordance with such plans;

(3)	a pro rata bonus payment that Mr. Sherman would have been otherwise entitled to for the fiscal year in which his employment is terminated; provided that all other bonuses for such period are paid to Riddell’s other executives; and

(4)	all other benefit and payments he would otherwise be entitled to had Mr. Sherman’s employment been terminated with cause or he terminated his employment with certain enumerated good reasons.

Additionally, Riddell has agreed to take all necessary actions to appoint Mr. Sherman to our board of directors and the board of managers of our parent.

Eric Brenk entered into an employment agreement with Riddell on May 3, 2004. The employment agreement of Mr. Brenk provides, among other things, for an initial term of one year, a base salary, a bonus if he is still employed on the last business day prior to the expiration of his employment agreement, and Mr. Brenk is entitled to receive Class B Units of our parent’s equity under the 2003 Equity Incentive Plan with half of such units vesting upon the achievement of certain financial targets and the other half vesting upon a change of control of Riddell Holdings where our sponsor and its affiliates realize a specified return on all capital invested in our parent.

Mr. Brenk’s employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, we shall pay to him any accrued or unpaid base salary, any accrued and unused vacation pay and any amounts or benefits owing to him through the termination date under any applicable benefit or incentive plans or other similar employee benefits arrangements or programs. In addition, if we terminate Mr. Brenk without cause or refuse to extend his term of employment, or if he terminates his employment for certain enumerated good reasons, will be entitled to continued participation for at least 12 months following his termination in applicable health and medical plans with all benefits to be paid or provided in accordance with such plans, his bonus and all other remuneration available to him as if he were terminated with cause.

Riddell Holdings 2003 Equity Incentive Plan

Our parent, Riddell Holdings, LLC, adopted a 2003 Equity Incentive Plan on June 25, 2003 which was amended on September 30, 2004. We refer to the 2003 Equity Incentive Plan as the equity plan. The purpose of the equity plan is to advance the interests of Riddell Holdings to attract and retain managers, directors, employees, consultants or advisers who are in a position to make significant contributions to the success of Riddell Holdings and to encourage such persons to take into account the long-term interests of Riddell Holdings and its subsidiaries.

The board of managers of Riddell Holdings and its delegates will administer the equity plan. The administrator of the equity plan has the authority, in its sole discretion, to select participants to receive awards, to determine the time of receipt, the number of Class B Common Units subject to each award and to establish any other terms, conditions and provisions of the awards under the equity plan. The awards granted under the equity plan will vest at such time or times as the administrator of the equity plan may determine and the administrator of the equity plan may accelerate the vesting of any award at any time.

Except as otherwise determined by the administrator of the equity plan or as expressly provided in an employment agreement between a participant under the cash plan and Riddell Holdings or one of its subsidiaries, if a participant under the equity plan is terminated from employment with Riddell Holdings or one of its subsidiaries for cause (as described in the equity plan), then all awards held by such participant, whether or not they are vested, will terminate and be forfeited. Additionally, except as otherwise determined by the administrator of the equity plan or as expressly provided in an employment agreement between a participant under the equity plan and Riddell Holdings or one of its subsidiaries, if the employment of a participant under the equity plan is terminated for any reason other than for cause, then all unvested awards will terminate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our issued and outstanding shares of capital stock are held by our parent, Riddell Holdings, LLC, a Delaware limited liability company. The following table provides certain information as of April 29, 2005 with respect to the beneficial ownership of the membership interests of our parent by (i) each holder known by us who beneficially owns 5% or more of any class of the outstanding membership units of our parent, (ii) each of the members of our board of directors and the board of managers of our parent and (iii) each of our named executive officers. Unless otherwise indicated in a footnote, the business address of each person is our corporate address.

	Class A Common Units (1)	Percentage Ownership Interest in Class A Units	Class B Common Units (2)		Percentage Ownership Interest in Class B Units	Class C Common Units (3)	Percentage Ownership Interest in Class C Units
Fenway Partners, Inc. (4)	97,846,005.730	82.59%	—		—	617,908.586	100%
York Street Mezzanine Partners, L.P. (5)	6,794,863.084	5.74%	—		—	—	—
William N. Fry	652,307.621	*	5,073,665.035	(7)	23.29%	—	—
William Sherman	907,557.642	*	2,609,313.446	(7)	11.98%	—	—
Peter Lamm (6)	97,846,005.730	82.59%	—		—	617,908.586	100%
Mark Genender	—	—	—		—	—	—
Tim Mayhew	—	—	1,046,209.017	(7)	4.80%	—	—
Aron Schwartz	—	—	—		—	—	—
Terry Lee	101,922.946	*	165,100.000	(7)	*	—	—
Jeffrey L. Gregg	146,089.556	*	1,739,542.298	(7)	7.99%	—	—
Eric Brenk	50,741.510	*	450,000.000	(7)	2.07%	—	—
All managers, directors and executive officers as a group	99,704,625.005	84.16%	11,083,829.796		50.88%	617,908.586	100%

*	means less than 1%.
(1)	Class A Common Units represent limited liability company membership interests in our parent. Class A Common Units are entitled to a preference on distributions until $1.4717 has been distributed to each holder of Class A Common Units. The holders of Class A Common Units are entitled to receive distributions of their allocated percentages of our parent’s taxable net income to make tax payments.
(2)	Class B Common Units represent limited liability company membership interests in our parent that may only be issued to Managers, directors, executive officers, employees and consultants of our parent or any of its subsidiaries. Class B Common Units are not entitled to vote. After the preference on the Class A Common Units has been paid, Class B Common Units issued prior to September 1, 2004 are entitled to a preference on distributions until $0.4717 has been distributed to each holder of such Class B Common Units. Distributions that would otherwise have been made on Class B Common Units issued after September 1, 2004 will be reduced up to the amount of such distribution until the aggregate amount of all such reductions equals the amount of distributions to which such Class B Common Units would be entitled to receive if, immediately after the issuance of such unit, the assets of our parent were sold at their fair market value, the liabilities of our parent were paid in full and the remaining proceeds were distributed in accordance with our parent’s limited liability company agreement. Such reduction is to be paid on a pro rata basis to holders of Class A Common Units, Class B Common Units and Class C Common Units. The holders of Class B Common Units are entitled to receive distributions of their allocated percentages of our parent’s taxable net income to make tax payments.
(3)	Class C Common Units are limited liability company membership interests that have similar rights, preferences and privileges as the Class A Common Units except that the Class C Common Units are not entitled to vote and, after the preference on distributions for the Class A Common Units and the Class B Common Units issued prior to September 1, 2004 has been paid, the Class C Common Units are entitled to a preference on distributions until the holders of Class C Common Units receive their pro rata portion of $909,376.07. The holders of Class C Common Units are entitled to receive distributions of their allocated percentages of our parent’s taxable net income to make tax payments.
(4)	Represents (i) 96,486,758.839 Class A Common Units held by Fenway Partners Capital Fund II, L.P. over which it has sole voting and investment power, (ii) 883,024.289 Class A Common Units held by FPIP, LLC over which it has sole voting and investment power, (iii) 476,222.602 Class A Common Units held by FPIP Trust, LLC over which it has sole voting and investment power and (iv) 617,908.586 Class C Common Units held by FPIP, LLC over which it has sole investment power. Each of Fenway Partners Capital Fund II, L.P., FPIP, LLC, FPIP Trust, LLC are affiliates of Fenway Partners, Inc. The principal executive offices of Fenway Partners, Inc. and its affiliates are located at 152 W. 57th Street, 59th Floor, New York, New York 10019.
(5)	The principal executive offices of York Street Mezzanine Partners, L.P. are located at One Pluckemin Way, Bedminster, New Jersey 07921.
(6)	Mr. Lamm is the Chairman and Chief Executive Officer of Fenway Partners, Inc., and a managing member of each Fenway Partners II, LLC, the general partner of Fenway Partners Capital Fund II, L.P., FPIP, LLC and FPIP Trust, LLC. Mr. Lamm may be deemed to beneficially own the units of Riddell Holdings, LLC that are beneficially owned by Fenway Partners Capital Fund II, L.P., FPIP, LLC and FPIP Trust, LLC. Mr. Lamm disclaims beneficial ownership of such units except to the extent of his pecuniary interests therein.
(7)	Class B Common Units are subject to certain vesting restrictions set forth in the Amended and Restated Class B Common Unit Certificate issued to such person which restricts the holder of such units from receiving distributions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Operating Agreement

In connection with the Transactions, Riddell Holdings, LLC amended its existing operating agreement and those members of the investor group led by Fenway Partners Capital Fund II, L.P. and members of management who purchased or will purchase equity in Riddell Holdings, LLC became parties to the operating agreement, as amended. The amended operating agreement provides, among other things, for the election of the board of managers of Riddell Holdings, LLC, restrictions on transfer of equity interests, drag-along rights in favor of investors affiliated with Fenway Partners Capital Fund II, L.P., tag-along rights in favor of all members on certain transfers by such investors and certain put and call rights with respect to shares held by management. The amended operating agreement contains customary indemnification rights.

Management Agreements

We and Riddell Holdings, LLC entered into management agreements with Fenway Partners, Inc. and Fenway Partners Resources, Inc., each an affiliate of Fenway Partners Capital Fund II, L.P., pursuant to which these entities will provide management and other advisory services. Pursuant to such agreements, these entities receive an aggregate annual management fee equal to the greater of $3.0 million or 5% of the previous fiscal year’s EBITDA. EBITDA is defined in the management agreements as earnings before interest, taxes, depreciation, amortization, restructuring charges, management fees and other one-time non-recurring charges. The agreements provide that all management fees payable during the initial term will be paid upon an initial public offering and certain change of control events. In addition, pursuant to such agreements, these entities also received aggregate transaction fees consisting of approximately $2.7 million in cash and a priority right to future profits distributions up to $900,000 represented by the issuance of an aggregate 617,908.586 Class C Common Units of our parent to these entities, all in connection with the services provided by such entities related to the Transactions and were reimbursed for out-of-pocket expenses incurred in connection with the Transactions prior to the closing date and will be reimbursed for out-of-pocket expenses incurred in connection with the provision of services pursuant to the management agreements. In addition, the management agreements provide that these entities will receive customary fees in connection with certain subsequent financing and acquisition transactions. The management agreements include customary indemnification provisions in favor of these entities and their affiliates and have initial terms of ten years. Although the indenture governing the notes permits the payments under the management agreements, such payments are restricted during an event of default under the notes. Additionally, the right to receive such payments under the management agreements is subordinated to the notes in the event of a bankruptcy, insolvency or reorganization.

Arrangements with Management

We have entered into new employment agreements with some of our executive officers. See “Management—Employment Agreements.” In addition, upon consummation of the Transactions, certain members of Bell Sports’ management received cash payments paid out of the aggregate purchase price under the merger agreement as a result of their interests in Bell Sports’ then-existing incentive programs. Some of these individuals used a portion of such proceeds to purchase equity interests of Riddell Holdings, LLC. See “Security Ownership of Certain Beneficial Owners and Management.”

Other Related Party Transactions

In November 2004, our subsidiary, Bell Sports, Inc., exercised its option to purchase Bell Racing Company for $2.7 million.

On October 1, 2004, Bell Sports entered into a consulting agreement with Terry Lee, a member of the board of managers of our parent. Pursuant to the terms of the consulting agreement, Mr. Lee agreed to provide us and our affiliates with certain consulting services relating to Bell Sports. In exchange for his services, Mr. Lee is entitled to annual compensation of $100,000. The term of Mr. Lee’s consulting agreement is for one year and will automatically extend for additional one-year terms until we elect not to extend the agreement. Additionally, Mr. Lee is eligible receive Class B Common Units of Riddell Holdings under its equity incentive plan.

DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITY

General

In connection with the Transactions, we entered into a new senior secured credit facility with Goldman Sachs Credit Partners L.P. and other lenders. Set forth below is a summary of the terms of our new senior secured credit facility.

Our new senior secured credit facility provides for senior secured financing of up to $160.0 million, consisting of:

•	A seven-year $110.0 million term facility; and

•	A six-year $50.0 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility.

Interest

Amounts outstanding under the term facility and the revolving credit facility initially bear interest, at our option, at a rate per annum equal to either: (1) the base rate (as defined in the credit agreement), plus an applicable margin, or (2) the Eurodollar rate (as defined in the credit agreement), plus an applicable margin. We will also pay a commitment fee in respect of any unused amounts under the revolving credit facility. Beginning on the date on which we deliver financial statements for the second full fiscal quarter following the closing, the applicable margins for the term facility and the revolving credit facility, and the commitment fee in respect of any unused amounts under the revolving credit facility, will be subject to adjustment based upon our leverage ratio. The interest rates on amounts not paid when due under our new senior secured credit facility bear interest at the rate determined by reference to the base rate plus an additional 2% per annum. In addition, during the continuance of a payment default, the interest rate applicable to our new senior secured credit facility will be increased by 2% per annum.

Maturity and Mandatory Prepayments

Borrowings under the term facility are due and payable quarterly (the quarterly payments due being in nominal amounts until the maturity date of the term facility), with the final balance due on the maturity date of the term facility. The revolving credit facility is available until September 30, 2010. Optional prepayments may be made without paying any prepayment premium or penalty, other than customary breakage costs with respect to Eurodollar rate loans. In addition, we are required to prepay our new senior secured credit facility in an amount equal to:

•	100% of the net cash proceeds from asset sales by us, subject to certain exclusions and reinvestment provisions;

•	100% of the net cash proceeds from insurance paid on account of any loss of any of our property or assets, subject to reinvestment provisions;

•	75% (subject to reduction to 50% based upon our leverage ratio) of our annual excess cash flow (as defined in the credit agreement);

•	100% of the net cash proceeds from our issuance of any debt (excluding the proceeds from certain issuances of debt permitted under the credit facility); and

•	75% of the net cash proceeds from our issuance of any equity securities by us, subject to certain exceptions (subject to reduction to 50% based upon our leverage ratio).

Security and Guarantees

All of our obligations under our new senior secured credit facility are fully and unconditionally guaranteed jointly and severally by RBG Holdings Corp., and all of our present and future domestic subsidiaries, including Bell Sports and Riddell Sports.

Amounts outstanding under our new senior credit facility are secured by a security interest in substantially all of the assets of us, RBG Holdings Corp. and our direct and indirect domestic subsidiaries, whether now owned or later acquired, including, without limitation, personal property, real property, intercompany debt, and all of the capital stock owned by us, RBG Holdings Corp., and our direct and indirect domestic subsidiaries (including 65% of the capital stock of direct foreign subsidiaries), subject to certain exceptions agreed to by the administrative agent for our new senior secured credit facility.

Covenants

Our new senior secured credit facility contains customary financial covenants, including a minimum interest coverage test, a maximum leverage ratio test and a maximum capital expenditure limitation, which financial covenants will become more restrictive over time.

Our new senior secured credit facility contains certain negative covenants which, among other things, limit:

•	indebtedness;

•	liens;

•	investments;

•	guarantees;

•	dividends;

•	transactions with affiliates;

•	asset sales;

•	acquisitions, mergers and consolidations;

•	prepayments of other debt (including the notes); and

•	sale/leaseback transactions.

Events of Default

Our new senior secured credit facility contains customary events of default, including, among other things:

•	payment defaults;

•	breaches of representations and warranties;

•	covenant defaults;

•	cross-defaults to certain other agreements or debt (including the notes);

•	certain events of bankruptcy and insolvency;

•	certain defaults related to ERISA;

•	judgment defaults;

•	failure of any guarantee or security document supporting our new senior secured credit facility to be in full force and effect; and

•	a change of control of us or Holdings.

Waiver and Modification

The terms of our new senior secured credit facility may be waived or modified upon approval by us and the required percentage of the lenders without the consent of the noteholders.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “RB Holdings” refers only to Riddell Bell Holdings, Inc. and not to any of its subsidiaries.

RB Holdings issued the outstanding notes under an indenture among itself, the Guarantors and U.S. Bank National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The terms of the exchange notes are identical in all material respects to the outstanding notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the outstanding senior notes as the “notes.” The terms of the Notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture is available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general unsecured obligations of RB Holdings;

•	are subordinated in right of payment to all existing and future Senior Debt of RB Holdings;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of RB Holdings;

•	are senior in right of payment to any future junior subordinated Indebtedness of RB Holdings; and

•	are unconditionally guaranteed on a senior subordinated basis by the Guarantors.

The Note Guarantees

The notes are guaranteed by all of RB Holdings’ current and certain of its future Domestic Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	is senior in right of payment to any future junior subordinated Indebtedness of that Guarantor.

As of December 31, 2004, RB Holdings and the Guarantors had total Senior Debt of approximately $110.1 million, and RB Holdings had the ability to borrow up to an additional $50.0 million under the Credit Agreement (less approximately $0.6 million of outstanding standby letters of credit), all of which would be Senior Debt. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under these guarantees are subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

Not all of our Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated less than 4.4% of our pro forma net revenues during the fiscal year ended December 31, 2004 and held approximately 2.0% of our pro forma total assets as of December 31, 2004. On December 31, 2004 the notes were effectively junior to $1.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.

As of December 31, 2004, all of our Subsidiaries were be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

RB Holdings issued $140.0 million in aggregate principal amount of outstanding notes. RB Holdings may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. RB Holdings issued outstanding notes in denominations of $2,000 and integral multiples of $1,000. The notes will mature on October 1, 2012.

Interest on the notes accrues at the rate of 8.375% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2005. Interest on overdue principal and interest and overdue Special Interest, if any, accrues at a rate that is 1% higher than the then applicable interest rate on the notes. RB Holdings will make each interest payment to the holders of record at the close of business on the immediately preceding March 15 and September 15.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to RB Holdings, RB Holdings or the paying agent will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless RB Holdings or the paying agent elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. RB Holdings may change the paying agent or registrar without prior notice to the holders of the notes, and RB Holdings or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. RB Holdings will not be required to transfer or exchange any note selected for redemption. Also, RB Holdings will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Note Guarantees

The notes are guaranteed by certain of RB Holdings’ current and future Domestic Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. Each Note Guarantee are unsecured and are subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than RB Holdings or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) RB Holdings or a Restricted Subsidiary of RB Holdings, if the sale or other disposition does not violate the provisions of the first paragraph of the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) RB Holdings or a Restricted Subsidiary of RB Holdings, if the sale or other disposition does not violate the provisions of the first paragraph of the “Asset Sale” provisions of the indenture;

(3) if RB Holdings designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) if that Guarantor is released from its guarantee of all other Indebtedness of RB Holdings or any Restricted Subsidiary; provided, that if that Guarantor shall guarantee or otherwise provide direct credit support for any Indebtedness of RB Holdings or any Restricted Subsidiary at a later date, then that Guarantor will again become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it provided such guarantee or direct credit support; or

(5) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Subordination

The payment of Obligations on the notes are subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of RB Holdings, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt are entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the holders of notes are entitled to receive any payment or distribution with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments from the trusts, if any, as described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of RB Holdings:

(1) in a liquidation or dissolution of RB Holdings;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to RB Holdings or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of RB Holdings’ assets and liabilities.

RB Holdings also may not make any payment or distribution in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from RB Holdings or the holders of any Designated Senior Debt.

Notwithstanding the foregoing, RB Holdings may make payment on the notes if RB Holdings and the trustee receive written notice approving such payment from the holders of any Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

Payments on the notes may and will be resumed at the first to occur of the following:

(1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default on Designated Senior Debt, upon the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received or (c) the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice unless, in the case of clauses (b) and (c), the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to all Designated Senior Debt during such period, provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt (other than the holders of Indebtedness under the Credit Agreement), a holder of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, RB Holdings will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

RB Holdings must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of RB Holdings, holders of notes may recover less ratably than creditors of RB Holdings who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of RB Holdings. See “Risk Factors—Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.”

Optional Redemption

At any time prior to October 1, 2007, RB Holdings may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of RB Holdings (or of any Parent, to the extent such proceeds are contributed to RB Holdings’ common equity capital); provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by RB Holdings and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.

At any time prior to October 1, 2008, RB Holdings may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes are not be redeemable at RB Holdings’ option prior to October 1, 2008.

On or after October 1, 2008, RB Holdings may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	104.188%
2009	102.094%
2010 and thereafter	100.000%

Unless RB Holdings defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

RB Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require RB Holdings to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, RB Holdings will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, RB Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

RB Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, RB Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, RB Holdings will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by RB Holdings.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. RB Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, RB Holdings agrees either to repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant; however, there can be no assurances that RB Holdings will have the financial resources to repay all such Senior Debt or will be able to obtain such consents.

The provisions described above that require RB Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable as a result of the Change of Control. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that RB Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

RB Holdings will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by RB Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of RB Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require RB Holdings to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of RB Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) RB Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by RB Holdings or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on RB Holdings’ most recent consolidated balance sheet, of RB Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases RB Holdings or such Restricted Subsidiary from further liability;

(c) any securities, notes or other obligations received by RB Holdings or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by RB Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, RB Holdings (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of RB Holdings;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, RB Holdings may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 15 days thereof, RB Holdings will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, RB Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

RB Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, RB Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreement currently prohibits RB Holdings from purchasing any notes, and provides that certain change of control or asset sale events with respect to RB Holdings would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which RB Holdings becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when RB Holdings is prohibited from purchasing notes, RB Holdings could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If RB Holdings does not obtain such a consent or repay such borrowings, RB Holdings will remain prohibited from purchasing notes. In such case, RB Holdings’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement or other agreements governing RB Holdings’ Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of RB Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving RB Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of RB Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of RB Holdings and other than dividends or distributions payable to RB Holdings or a Restricted Subsidiary of RB Holdings);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving RB Holdings) any Equity Interests of RB Holdings or any direct or indirect parent of RB Holdings (other than any such Equity Interest owned by RB Holdings or any Restricted Subsidiary of RB Holdings);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of RB Holdings or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among RB Holdings and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) RB Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by RB Holdings and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of RB Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of RB Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by RB Holdings since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of RB Holdings (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of RB Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of RB Holdings); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of RB Holdings designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of RB Holdings’ Investment in such Subsidiary as of the date of such redesignation; plus

(e) 50% of any dividends received by RB Holdings or a Restricted Subsidiary of RB Holdings that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of RB Holdings, to the extent that such dividends were not otherwise included in the Consolidated Net Income of RB Holdings for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of RB Holdings) of, Equity Interests of RB Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to RB Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of RB Holdings or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of RB Holdings to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of RB Holdings or any Restricted Subsidiary of RB Holdings or any distribution, loan or advance to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, in each case held by any current or former officer, director or employee of RB Holdings or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $2.0 million in any twelve-month period (plus the net cash proceeds from the issuance of Equity Interests to officers, directors or employees) or (b) $10.0 million (plus the net cash proceeds from the issuance of Equity Interests to officers, directors or employees) in the aggregate since the date of the indenture (provided that, in each case, the amount of any such net cash proceeds that are utilized for any such Restricted Payment pursuant to clauses (a) or (b) will be excluded from clause (3)(b) of the preceding paragraph); provided further that RB Holdings may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period; it being understood that the cancellation of Indebtedness owed by management to RB Holdings in connection with such repurchase or redemption will not be deemed to be a Restricted Payment;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of RB Holdings or any Restricted Subsidiary of RB Holdings issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) any payments made, or the performance of any of the transactions contemplated, in connection with the acquisition and the financing thereof as described in this prospectus under the heading “The Transactions;”

(9) Permitted Payments to Parent;

(10) Management Fees;

(11) the repayment or repurchase of Indebtedness that is subordinated in right of payment to the notes or the Note Guarantees upon an asset sale or Change of Control if and to the extent that such repayment or repurchase was required by the provisions of such Indebtedness; provided that, prior to such repayment or repurchase, RB Holdings shall have made the Asset Sale Offer or Change of Control Offer, as applicable, with respect to the notes as required by the indenture, and RB Holdings shall have repurchased all notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer or Change of Control Offer, as applicable;

(12) the payment of dividends on common stock of RB Holdings or any direct or indirect parent entity following the first bona fide underwritten public offering of common stock of RB Holdings or any direct or indirect parent entity after the date of the indenture of up to 6% per annum of the net proceeds received from all public offerings; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received from all public offerings; and

(13) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture,

provided, that in the case of Restricted Payments pursuant to clauses (5), (7), (10), (11), (12) and (13) above, no Default has occurred and is continuing or would be caused as a consequence of such payment.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by RB Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of RB Holdings whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and RB Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that RB Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for RB Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the proceeds thereof applied at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by RB Holdings and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of RB Holdings and its Restricted Subsidiaries thereunder) not to exceed $210.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by RB Holdings or any of its Restricted Subsidiaries since the date of the indenture to permanently repay any term Indebtedness under a Credit Facility; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (4) and (15) below;

(2) the incurrence by RB Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by RB Holdings and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by RB Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of RB Holdings or any of its Restricted Subsidiaries, or Attributable Debt relating to a sale and leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by RB Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (15) of this paragraph;

(6) the incurrence by RB Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among RB Holdings and any of its Restricted Subsidiaries; provided, however, that:

(a) if RB Holdings or any Guarantor is the obligor on such Indebtedness and the payee is not RB Holdings or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of RB Holdings, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than RB Holdings or a Restricted Subsidiary of RB Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either RB Holdings or a Restricted Subsidiary of RB Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by RB Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of RB Holdings’ Restricted Subsidiaries to RB Holdings or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than RB Holdings or a Restricted Subsidiary of RB Holdings; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either RB Holdings or a Restricted Subsidiary of RB Holdings, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by RB Holdings or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by RB Holdings or any of the Guarantors of Indebtedness of RB Holdings or a Restricted Subsidiary of RB Holdings that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by RB Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) Indebtedness arising from agreements of RB Holdings or a Restricted Subsidiary of RB Holdings providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of RB Holdings, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by RB Holdings and its Restated Subsidiaries in connection with such disposition;

(12) Indebtedness of RB Holdings’ Foreign Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

(13) the incurrence by RB Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) the incurrence by RB Holdings or any of its Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of any Parent, RB Holdings or any of its Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted by clause (5) of the covenant described above under the caption “—Restricted Payments”; provided, further that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(15) the incurrence by RB Holdings or any of its Restricted Subsidiaries of additional Indebtedness (which additional Indebtedness may be incurred under the Credit Agreement) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $20.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, RB Holdings will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of RB Holdings as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that RB Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

No Layering of Debt

RB Holdings will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of RB Holdings and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment or junior in respect to any other Indebtedness of RB Holdings or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the notes or any Note Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the notes and the Note Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the notes and the Note Guarantees.

Limitation on Sale and Leaseback Transactions

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that RB Holdings or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) RB Holdings or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under (i) the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) clauses (4) or (15) of the definition of Permitted Debt and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of RB Holdings and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) (a) the transfer of assets in that sale and leaseback transaction is permitted by, and RB Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) the proceeds are applied to refinance debt incurred to acquire the asset subject to such sale and leaseback transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to RB Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to RB Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to RB Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to RB Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by RB Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases or licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of RB Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(13) agreements not described in clause (1) in effect on the date of the indenture;

(14) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(15) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(16) restrictions on the transfer of assets imposed under any agreement to sell such assets or granting an option to purchase such assets permitted under the indenture to any Person pending the closing of such sale;

(17) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(18) restrictions on the ability of any Foreign Subsidiary to make dividends or other distributions resulting from the operation of reasonable financial covenants contained in documentation governing Indebtedness of such Subsidiary permitted to be incurred under the indenture; and

(19) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (18) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of RB Holdings, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

RB Holdings will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not RB Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of RB Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) RB Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than RB Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, such Person shall be required to cause a subsidiary of such Person that is a corporation to be a co-obligor under the notes);

(2) the Person formed by or surviving any such consolidation or merger (if other than RB Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of RB Holdings under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) RB Holdings or the Person formed by or surviving any such consolidation or merger (if other than RB Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio of RB Holdings immediately prior to such transaction.

In addition, RB Holdings will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of RB Holdings with an Affiliate solely for the purpose of reincorporating RB Holdings in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among RB Holdings and its Restricted Subsidiaries.

Transactions with Affiliates

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of RB Holdings (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to RB Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by RB Holdings or such Restricted Subsidiary with an unrelated Person; and

(2) RB Holdings delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of RB Holdings set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of RB Holdings; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to RB Holdings or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by RB Holdings or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among RB Holdings and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of RB Holdings) that is an Affiliate of RB Holdings solely because RB Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of RB Holdings;

(5) any issuance of Equity Interests (other than Disqualified Stock) of RB Holdings to Affiliates of RB Holdings and the granting of registration rights in connection therewith;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) Permitted Investments;

(8) any transaction pursuant to any agreement in existence on the date of the indenture or any amendment or replacement thereof that, taken in its entirety, is no less favorable to RB Holdings than the agreement as in effect on the date of the indenture;

(9) the payment of indemnities provided for by RB Holdings’ charter, by-laws and written agreements and reasonable fees to directors of RB Holdings, any Parent and the Restricted Subsidiaries who are not employees of RB Holdings, any Parent or the Restricted Subsidiaries;

(10) loans or advances to officers, directors and employees of RB Holdings and its Restricted Subsidiaries in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding;

(11) any tax sharing agreement or arrangement and payments pursuant thereto among RB Holdings and its Subsidiaries and any other Person with which RB Holdings or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which RB Holdings or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Indenture; and

(12) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business.

Additional Note Guarantees

If RB Holdings or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture and such Domestic Subsidiary guarantees or otherwise provides direct credit support for any Indebtedness of RB Holdings or any Restricted Subsidiary, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired, created or provided such direct credit support; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of RB Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by RB Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will be treated as a Restricted Payment under the covenant described above under the caption “—Restricted Payments” or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by RB Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of RB Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of RB Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of RB Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” RB Holdings will be in default of such covenant.

The Board of Directors of RB Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of RB Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of RB Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Business Activities

RB Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to RB Holdings and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), RB Holdings will post on its website and furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if RB Holdings were required to file reports on such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report on the annual financial statements by RB Holdings’ certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if RB Holdings were required to file such reports.

Whether or not required by the SEC, upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, if any, RB Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

RB Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept RB Holdings’ filings for any reason, RB Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if RB Holdings were required to file those reports with the SEC.

If RB Holdings has designated any of its Subsidiaries (other than Immaterial Subsidiaries) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of RB Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of RB Holdings.

In addition, for so long as any notes remain outstanding, RB Holdings will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by RB Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by RB Holdings or any of its Restricted Subsidiaries for 60 days after notice to RB Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by RB Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by RB Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay any such Indebtedness at its stated final maturity (a ”Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by RB Holdings or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to RB Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to RB Holdings, any Restricted Subsidiary of RB Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of RB Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Agreement or (2) five business days after receipt by RB Holdings of written notice of such acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.

RB Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, RB Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator, member, partner or stockholder of RB Holdings or any Guarantor, as such, will have any liability for any obligations of RB Holdings or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

RB Holdings may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) RB Holdings’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and RB Holdings’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, RB Holdings may, at its option and at any time, elect to have the obligations of RB Holdings and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control

Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” and “—Certain Covenants—Merger, Consolidation or Sale of Assets” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) RB Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and RB Holdings must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, RB Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) RB Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, RB Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or other material instrument to which RB Holdings or any Guarantor is a party or by which RB Holdings or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which RB Holdings or any of its Subsidiaries is a party or by which RB Holdings or any of its Subsidiaries is bound;

(6) RB Holdings must deliver to the trustee an officers’ certificate stating that the deposit was not made by RB Holdings with the intent of defeating, hindering, delaying or defrauding any creditors of RB Holdings or others; and

(7) RB Holdings must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” and reductions in the required notice period);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, RB Holdings, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of RB Holdings’ or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of RB Holdings’ or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to RB Holdings, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and RB Holdings or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which RB Holdings or any Guarantor is a party or by which RB Holdings or any Guarantor is bound;

(3) RB Holdings or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) RB Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, RB Holdings must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of RB Holdings or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Riddell Bell Holdings, Inc., 6225 N. State Highway 161, Suite 300, Irving, Texas 75038, Attention: Chief Executive Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2008 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through October 1, 2008 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of RB Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of RB Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among RB Holdings and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of RB Holdings to RB Holdings or to a Restricted Subsidiary of RB Holdings;

(4) the sale, licensing or lease of inventory, products, intellectual property services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within twelve months after the date of acquisition;

(6) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

(7) instruments equivalent to those referred to in clauses (1) to (6) of this definition denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes; and

(8) for purposes of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” only, non-cash consideration in the form of seller notes received in connection with any Asset Sale in an aggregate amount outstanding at any time not to exceed $15.0 million.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of RB Holdings and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of RB Holdings;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of RB Holdings, measured by voting power rather than number of shares; or

(4) after an initial public offering of RB Holdings or any direct or indirect parent of RB Holdings, the first day on which a majority of the members of the Board of Directors of RB Holdings are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) taxes paid and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such taxes or provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-recurring fees, charges or other expenses made or incurred in connection with the acquisition and the financing thereof as described in this prospectus under the heading “The Transactions” within 180 days of the date of the indenture that were deducted in computing Consolidated Net Income; plus

(6) any restructuring charges (which, for the avoidance of doubt, shall include costs relating to severance, retention, relocation, contract termination and consolidation of facilities) that were deducted in computing Consolidated Net Income; provided, that the aggregate amount of such fees, charges or other expenses may not exceed (a) $5.0 million in any twelve-month period and (b) $15.0 million in the aggregate; provided, further that RB Holdings may carry over and utilize in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such fees, charges or other expenses permitted to have been utilized but not utilized in any preceding twelve-month period; plus

(7) any Management Fees that were deducted in computing Consolidated Net Income; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of reserves in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of RB Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than Credit Facilities whose sole restriction on such declaration or payment occurs only upon the occurrence of or during the existence or continuance of a default or event of default), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to RB Holdings or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of RB Holdings and its Restricted Subsidiaries will be excluded;

(6) any impairment charge or asset write-off pursuant to FAS 142 and FAS 144 and the amortization of intangibles arising pursuant to FAS 141 will be excluded;

(7) any increase in cost of sales as a result of the step-up in inventory valuation and any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the date of the indenture, net of taxes, will be excluded; and

(8) so long as RB Holdings and its Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes with Parent, the excess of (a) the Consolidated Income Tax Expense for such period over (b) all tax payments payable for such period by RB Holdings and its Restricted Subsidiaries, including without duplication any such tax payments payable for such period by RB Holdings and its Restricted Subsidiaries to Parent under a tax sharing agreement or arrangement, will be excluded.

“Consolidated Tangible Assets” means with respect to RB Holdings as of any date, the aggregate of the assets of RB Holdings and its Restricted Subsidiaries less goodwill and all assets properly classified as intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in each case, on a consolidated basis, after giving effect to purchase accounting and as of the most recent fiscal quarter ended for which internal financial statements are available.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of RB Holdings who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors by the Principals or a Related Party of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain credit agreement, to be dated the date of the Indenture, by and among RB Holdings, RBG Holdings Corp. and certain of RB Holdings’ subsidiaries, as guarantors, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner, administrative agent and collateral agent, Wachovia Capital Markets, LLC, as joint lead arranger and joint bookrunner, Wachovia Bank, National Association, as syndication agent, UBS Securities LLC, as documentation agent, and the lenders party thereto, providing for up to $160.0 million of revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, restated, modified, renewed, refunded, restructured, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, supplemented, restated, modified, renewed, refunded, restructured, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by RB Holdings as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require RB Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that RB Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that RB Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of RB Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of RB Holdings.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering or sale of Equity Interests (other than Disqualified Stock) of RB Holdings or any Parent (whether offered or sold independently or as part of an offering or sale of units).

“Existing Indebtedness” means Indebtedness of RB Holdings and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, as determined in good faith by the Board of Directors of RB Holdings (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by the chief financial officer of RB Holdings) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5) the amortization or expensing of financing fees.

“Foreign Subsidiary” means any Restricted Subsidiary of RB Holdings that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as of the date of the indenture.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1) each Domestic Subsidiary of RB Holdings on the date of the indenture; and

(2) any other Restricted Subsidiary of RB Holdings that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $500,000 or has total revenues for the most recent 12-month period in excess of $500,000; provided further that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of RB Holdings.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If RB Holdings or any Subsidiary of RB Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of RB Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of RB Holdings, RB Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of RB Holdings’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by RB Holdings or any Subsidiary of RB Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by RB Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Fees” means payments to Riddell Holdings LLC to permit Riddell Holdings LLC to pay management fees to the Principals pursuant to those certain management agreements, dated as of the date of the indenture, among RB Holdings, Riddell Holdings, LLC and Fenway Partners, Inc. or Fenway Partners Resources, Inc., as the case may be, or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the notes in any material respect; provided, however, that Management Fees shall not include any such payments to the extent they are accelerated due to a change of control or initial public offering.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by RB Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither RB Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of RB Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of RB Holdings or any of its Restricted Subsidiaries.

“Note Guarantee” means the guarantee by each Guarantor of RB Holdings’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Agreement” means that certain operating agreement, dated as of the date of the indenture, by and among Riddell Holdings, LLC and certain of Riddell Holdings, LLC’s equityholders, as the same may be amended, modified or supplemented from time to time.

“Parent” means any direct or indirect parent company of RB Holdings.

“Permitted Business” means any business conducted by RB Holdings and its Restricted Subsidiaries on the date of the indenture and any business reasonably related, ancillary or complimentary to, or reasonable extensions of, the business of RB Holdings or any of its Restricted Subsidiaries on the date of the indenture.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act), by virtue of the Operating Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of RB Holdings that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

“Permitted Investments” means:

(1) any Investment in RB Holdings or in a Restricted Subsidiary of RB Holdings;

(2) any Investment in Cash Equivalents;

(3) any Investment by RB Holdings or any Restricted Subsidiary of RB Holdings in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of RB Holdings; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, RB Holdings or a Restricted Subsidiary of RB Holdings;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of RB Holdings;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of RB Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers and employees of RB Holdings and its Restricted Subsidiaries (a) made in the ordinary course of business of RB Holdings or any Restricted Subsidiary of RB Holdings in an aggregate principal amount not to exceed $500,000 at any one time outstanding or (b) to finance the purchase by such person of Capital Stock of RB Holdings or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to clause (b) shall not exceed $250,000 in any twelve-month period;

(9) receivables owing to RB Holdings or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(10) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) guarantees otherwise permitted by the terms of the indenture;

(12) Investments existing on the date of the indenture;

(13) repurchases of the notes; and

(14) other Investments in any Person other than an Affiliate (other than such Persons that are Affiliates of RB Holdings solely by virtue of RB Holdings’ Investments in such Persons) of RB Holdings having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (a) $15.0 million and (b) 7.5% of the Consolidated Tangible Assets.

The amount of Investments outstanding at any time pursuant to clause (14) above shall be reduced by (A) the net reduction after the date of the indenture in Investments made after the date of the indenture pursuant such clause relating from dividends, repayments of loans or advances or other transfers of Property, net cash proceeds realized on the sale of any such Investments and net cash proceeds representing the return of the capital, in each case to RB Holdings or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment (provided that, in each case, the amount of any such net cash proceeds that are applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (3)(c) or (3)(e), as applicable, of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”), and (B) the portion (proportionate to RB Holdings’ equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary that was designated after the date of the indenture as an Unrestricted Subsidiary pursuant to clause (14) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that, in each case, the amount applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (3)(d) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”); provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by RB Holdings or any Restricted Subsidiary pursuant to clause (14).

“Permitted Junior Securities” means:

(1) Equity Interests in RB Holdings, any Guarantor or any direct or indirect parent of RB Holdings; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

“Permitted Liens” means:

(1) Liens on assets of RB Holdings or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of RB Holdings or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with RB Holdings or any Subsidiary of RB Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with RB Holdings or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by RB Holdings or any Subsidiary of RB Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes or the Note Guarantees;

(12) Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) Liens upon specific items of inventory or other goods and proceeds of RB Holdings or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of “Permitted Debt;”

(15) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred under the indenture;

(16) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by RB Holdings or any Restricted Subsidiary of RB Holdings in a transaction entered into in the ordinary course of business of RB Holdings or such Restricted Subsidiary;

(17) Liens incurred in the ordinary course of business of RB Holdings or any Restricted Subsidiary of RB Holdings securing obligations under precious metals consignment agreements;

(18) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6) or (7) of the definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(19) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(20) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of RB Holdings or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23) Indebtedness incurred by RB Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(24) Liens solely on any cash earnest money deposits made by RB Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture; and

(25) Liens incurred in the ordinary course of business of RB Holdings or any Subsidiary of RB Holdings with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to any Parent to permit any Parent to pay reasonable accounting, legal and administrative expenses of any Parent when due, the extent such expenses are attributable to the ownership and operation of RB Holdings and its Subsidiaries; and

(2) for so long as RB Holdings is a member of a group filing a consolidated, combined or unitary tax return with any Parent, payments to any Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to RB Holdings and its Subsidiaries (“Tax Payments”); provided that the Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that RB Holdings would owe if RB Holdings were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of RB Holdings and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that any Parent actually owes to the appropriate taxing authority; provided, further, that any Tax Payments received from RB Holdings shall be paid over to the appropriate taxing authority within 60 days of that Parent’s receipt of such Tax Payments or shall be refunded to RB Holdings; and

(3) payments to any Parent to permit that Parent to pay the costs of any unsuccessful equity or debt offerings by that Parent.

“Permitted Refinancing Indebtedness” means any Indebtedness of RB Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of RB Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by RB Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Fenway Partners, Inc. and its affiliated investment partnerships.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Debt” means:

(1) all Indebtedness of RB Holdings or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of RB Holdings or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(2) all Hedging Obligations (and guarantees thereof) and all obligations under precious metal consignment agreements permitted to be incurred under the terms of the indenture;

(3) any other Indebtedness of RB Holdings or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by RB Holdings;

(2) any intercompany Indebtedness of RB Holdings or any of its Subsidiaries to RB Holdings or any of its Affiliates;

(3) any trade payables;

(4) any management fees or other fees paid or payable to Fenway Partners, Inc. or any of its Affiliates;

(5) the portion of any Indebtedness that is incurred in violation of the indenture; or

(6) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” means all special interest then owing pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2008; provided, however, that if the period from the redemption date to October 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of RB Holdings that is designated by the Board of Directors of RB Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with RB Holdings or any Restricted Subsidiary of RB Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to RB Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of RB Holdings;

(3) is a Person with respect to which neither RB Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of RB Holdings or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Certain U.S. Federal Income Tax Considerations

In General

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the ownership and disposition of the notes. This summary is subject to the following limitations and assumptions:

•	It is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, and judicial decisions and administrative pronouncements now in effect, all of which are subject to change (possibly with retroactive effect in a manner that could adversely affect a holder of the notes and the continued validity of this summary) or to different interpretations.

•	You purchased the notes in the initial offering for a price that is equal to their original issue price within the meaning of Section 1273 of the Code.

•	You hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

•	It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to certain financial institutions, U.S. expatriates, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities, your functional currency is not the U.S. dollar, persons holding the notes as part of a “hedge,” “straddle,” “constructive sale,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of the Section 1.1275-6 of U.S. Treasury Regulations.

•	It does not discuss the effect of any other U.S. federal tax laws (i.e., estate and gift tax), or any state, local or non-U.S. laws.

•	It does not discuss tax consequences to an owner of notes who is a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS, STATE, LOCAL AND NON-U.S. LAWS, AND TAX TREATIES.

As used in this discussion, a “U.S. Holder” of a note means a holder that is the beneficial owner of a note that is, a U.S. person. A U.S. person is a person that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

Tax Consequences to U.S. Holders

Payments of Interest

In general, you will be taxed on stated interest on the notes in accordance with your accounting method. Stated interest will be taxable to you as ordinary income.

•	If you are a cash method taxpayer, which is the case for most individuals, payments of stated interest on the notes will be taxable at the time you receive such payments.

•	If you are an accrual method taxpayer, payments of stated interest on the notes will be taxable at the time such interest accrues.

Under the terms of the notes, we are obligated to pay you amounts in excess of stated interest or principal on the notes upon a change in control, an optional redemption or upon a registration default. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest you will recognize if there is only a remote chance as of the date the notes were issued that such payments will be made or if certain other exceptions apply. We believe that the likelihood that we will be obligated to make any such payments is remote or that certain other exceptions would apply. Therefore, we do not intend to treat the potential additional payments pursuant to the registration rights, optional redemption provisions or change of control provisions as part of the yield to maturity on any notes. Our determination of whether a contingency is remote or incidental will be binding on you unless you explicitly disclose your contrary position to the Internal Revenue Service the (“IRS”) in the manner required by the applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS successfully challenged this determination, you might be required to accrue interest income on the notes at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than as capital gains, income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by you. If we pay additional amounts on the notes pursuant to the registration rights, optional redemption provisions or change of control provisions, you will be required to recognize such amounts as income. The tax treatment of the receipt of any make-whole premium upon an optional redemption of the notes is unclear and U.S. Holders are urged to consult their tax advisors regarding the tax treatment of any such payment.

A portion of the price paid for a note may be allocable to interest that “accrued” prior to the date the note is purchased (“Accrued Interest”). We intend to take the position that, on the first interest payment date after such date, a portion of the interest received equivalent to the Accrued Interest amount will be treated as a return of the Accrued Interest, and such amount will not be treated as a payment of interest on the note. Amounts treated as a return of Accrued Interest will reduce your adjusted tax basis in the note by a corresponding amount.

Sale, Exchange or Retirement of the Notes

On the sale, exchange or retirement of the notes (other than for exchange notes pursuant to the exchange offer, as discussed below, or in a tax-free transaction):

•	You will recognize taxable gain or loss equal to the difference between the amount received by you (less amounts allocable to accrued and unpaid interest which will be taxable as ordinary income if not previously included in your income) and your adjusted tax basis in the notes. Your adjusted tax basis is the cost of the notes to you, decreased by any principal payments you received with respect to the notes.

•	Your gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if you held the notes for more than one year. Otherwise such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitation.

•	If you sell the notes between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the notes but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Exchange Offer

The exchange of the outstanding notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange. See “The Exchange Offer.” As a result, (1) a U.S. Holder should not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the notes received should include the holding period of the notes exchanged therefore; and (3) the adjusted tax basis of the notes received should be the same adjusted tax basis of the notes exchanged therefore immediately before such exchange.

Backup Withholding

You may be subject to backup withholding tax upon the receipt of interest and principal payments on the notes or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to this backup withholding tax if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily your social security number,

•	furnish an incorrect TIN,

•	are notified by the IRS that you have failed to properly report payments of interest or dividends, or

•	fail to certify under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

You should consult your personal tax advisor regarding you qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund so long as they timely provide certain information to the IRS.

Non-U.S. Holders

Definition of Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the notes offered hereby who is not a U.S. Holder.

Interest Payments

Interest paid to a non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock,

•	such holder is not a controlled foreign corporation that is related to us through our stock ownership,

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business,

•	either (1) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8BEN or applicable successor form), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. Holder generally must complete IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding, below, a non-United State Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-U.S. Holder may be subject to tax on such gain if the gain is effectively connected to a U.S. trade or business or, if an income tax treaty applies, attributable to a U.S. permanent establishment, as described below, or if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business

If interest or gain from the disposition of the notes offered hereby is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, or if an income tax treaty applies and the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the non-U.S. Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes offered hereby is taxable on a net basis, the withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. A non-U.S. Holder will not be considered to be engaged in a U.S. trade or business solely by reason of holding notes offered hereby.

Backup Withholding and Information Reporting

Backup withholding likely will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. Holder of a note if the holder has provided the required certification that it is not a United States person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or, if at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the holder or beneficial owner has provided the required certification that it is not a United States person as described above.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining and exemption from withholding and backup withholding under current U.S. Treasury Regulations. In this regard, the current U.S. Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The initial purchasers of the outstanding notes has advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

LEGAL MATTERS

The validity of the issuance of the exchange notes and guarantees offered hereby and the enforceability of the obligations of RB Holdings and its subsidiary guarantors under the exchange notes and the guarantees, will be passed upon for us by Ropes & Gray LLP, New York, New York. Haskell, Slaughter, Young & Rediker, LLC, Birmingham, Alabama will pass upon matters relating to Alabama law and DLA Piper Rudnick Gray Cary US LLP, Chicago, Illinois will pass upon matters relating to Illinois law.

EXPERTS

The consolidated financial statements of Bell Sports and its subsidiaries as of and for the fiscal years ended June 30, 2001, June 29, 2002, June 28, 2003 and the six months ended January 3, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Riddell Sports and its subsidiaries for the fiscal year ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedule of Riddell Sports Group, Inc. and its subsidiaries as of June 25, 2003 and for the period from January 1, 2003 to June 25, 2003, and the consolidated financial statements and financial statement schedule of Riddell Bell Holdings, Inc. and subsidiaries as of December 31, 2003 and 2004 and for the period from June 25, 2003 to December 31, 2003 and the fiscal year ended December 31, 2004, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their respective reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

After effectiveness of the registration statement of which this prospectus is part, we will file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC will also available to the public from the SEC’s website at http://www.sec.gov. These reports do not constitute a part of this prospectus, and we are not incorporating by reference any of the reports we file with the SEC or send to our shareholders. The public may read and copy any reports or other information that we file with the SEC in the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.

In addition, pursuant to the indenture governing the notes, we have agreed that, subject to certain exceptions described therein, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC of Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operation and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountant and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Riddell Bell Holdings, Inc. and Subsidiaries (successor)
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003	F-3
Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2004 and period from June 25, 2003 to December 31, 2003	F-4
Consolidated Statements of Stockholders’/Members’ Equity for the year ended December 31, 2004 and period from June 25, 2003 to December 31, 2003	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2004 and period from June 25, 2003 to December 31, 2003	F-6
Notes to Consolidated Financial Statements	F-7

Riddell Sports Group, Inc. and Subsidiaries (predecessor)
Audited Financial Statements
Report of Independent Auditors	F-23
Consolidated Balance Sheet as of June 25, 2003	F-24
Consolidated Statement of Operations for the period from January 1, 2003 to June 25, 2003	F-25
Consolidated Statement of Stockholders’ Equity for the period from January 1, 2003 to June 25, 2003	F-26
Consolidated Statement of Cash Flows for the period from January 1, 2003 to June 25, 2003	F-27
Notes to Consolidated Financial Statements	F-28

Report of Independent Registered Public Accounting Firm	F-35
Consolidated Statement of Income for the year ended December 31, 2002	F-36
Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2002	F-37
Consolidated Statement of Cash Flows for the year ended December 31, 2002	F-38
Notes to Consolidated Financial Statements	F-39

Bell Sports Corp. and Subsidiaries
Audited and Unaudited Financial Statements
Report of Independent Auditors	F-47
Consolidated Balance Sheets as of January 3, 2004, June 28, 2003, June 29, 2002 and July 3, 2004	F-48

Consolidated Statements of Operations for the six months ended January 3, 2004, the fiscal years ended June 28, 2003, June 29, 2002 and June 30, 2001 and the six months ended December 28, 2002, January 3, 2004 and July 3, 2004

F-49

Consolidated Statements of Stockholders’ Deficit for the six months ended January 3, 2004, the fiscal years ended June 28, 2003, June 29, 2002 and June 30, 2001 and the six months ended December 28, 2002, January 3, 2004 and July 3, 2004

F-50

Consolidated Statements of Cash Flows for the six months ended January 3, 2004, the fiscal years ended June 28, 2003, June 29, 2002 and June 30, 2001 and the six months ended December 28, 2002, January 3, 2004 and July 3, 2004

F-52
Notes to Consolidated Financial Statements	F-53

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Riddell Bell Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Riddell Bell Holdings, Inc. and subsidiaries (formerly known as RSG Holdings, LLC) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2004 and the period from June 25, 2003 to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Riddell Bell Holdings, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the year ended December 31, 2004 and the period from June 25, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States.

Chicago, Illinois

March 25, 2005

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amount)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,429	$3,672
Accounts receivable, net	66,373	22,237
Inventories, net	49,643	21,575
Prepaid expenses	9,544	2,990
Deferred taxes	14,210	6,100
Other current assets	1,403	1,393

Total current assets	142,602	57,967
Property, plant and equipment, net	20,469	6,804
Deferred financing fees	13,374	6,186
Intangible assets, net	185,059	38,138
Goodwill	101,544	55,736
Other assets	7,528	85

Total assets	$470,576	$164,916

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$1,100	$4,375
Current portion of capital lease obligations	84	183
Accounts payable	19,693	4,511
Accrued expenses	33,066	5,045

Total current liabilities	53,943	14,114
Long-term debt, less current portion	248,625	65,000
Capital lease obligations, less current portion	289	373
Deferred taxes	29,185	13,500
Other noncurrent liabilities	13,062	2,503

Total liabilities	345,104	95,490

Stockholder’s Equity:
Member’s equity	—	70,054
Common stock; $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at December 31, 2004	—	—
Additional paid-in capital	139,004	—
Accumulated deficit	(13,739)	(628)
Accumulated other comprehensive income	207	—

Total stockholder’s equity	125,472	69,426

Total liabilities and stockholder’s equity	$470,576	$164,916

See accompanying notes to consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands)

	Year Ended December 31, 2004	Period from June 25, 2003 to December 31, 2003
Net sales	$165,927	$53,713
Cost of sales	115,544	34,654

Gross profit	50,383	19,059
Selling, general and administrative expenses	53,014	15,608

Income (loss) from operations	(2,631)	3,451
Interest expense, net	18,601	4,179

Loss before income taxes	(21,232)	(728)
Income tax benefit	(8,121)	(100)

Net loss	(13,111)	(628)

Other comprehensive income
Foreign currency translation adjustment	207	—

Comprehensive loss	$(12,904)	$(628)

See accompanying notes to consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Dollars in thousands)

	Common Shares	Additional Paid-in Capital	Member’s Equity	Accumulated Deficit	Cumulative Translation Adjustment	Total Shareholder’s /Member’s Equity
Balance as of June 25, 2003	—	$—	$—	$—	$—	$—
Capital contributed	—	—	69,362	—	—	69,362
Capital attributable to acquisition costs paid by Member	—	—	569	—	—	569
Capital attributable to vesting of management equity incentives in Members’ equity	—	—	123	—	—	123
Net loss	—	—	—	(628)	—	(628)

Balance as of December 31, 2003	—	—	70,054	(628)	—	69,426
Capital distribution	—	—	(160)	—	—	(160)
Common shares issued in September 2004 reorganization from a Limited Liability Company, or LLC, to a corporation	100	69,894	(69,894)	—	—	—
Capital attributable to vesting of management equity incentives Riddell Holding, LLC equity	—	21	—	—	—	21
Capital contributed by Shareholder in connection with Bell Sports acquisition	—	68,180	—	—	—	68,180
Capital attributable to acquisition costs paid by Shareholder	—	909	—	—	—	909
Net loss	—	—	—	(13,111)	—	(13,111)
Currency translation adjustment	—	—	—	—	207	207

Balance as of December 31, 2004	100	$139,004	$—	$(13,739)	$207	$125,472

See accompanying notes to consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31, 2004	Period from June 25, 2003 to December 31, 2003
Cash flows from operating activities:
Net loss	$(13,111)	$(628)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,327	2,379
Deferred debt issuance cost amortization	7,102	681
Accrual of PIK interest	463	312
Variable stock compensation expense	21	123
Deferred income tax expense (benefit)	(8,602)	(200)
Effect of purchase accounting inventory write-up	14,201	2,191
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts receivable, net	2,498	16,701
Inventories	6,769	3,034
Other current and noncurrent assets	(9,433)	(716)
Accounts payable	(53)	(1,612)
Accrued expenses	3,483	(119)
Other current and noncurrent liabilities	9	(29)

Net cash provided by operating activities	10,674	22,117

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,593)	(728)
Purchase of businesses, net of cash acquired	(236,479)	(146,649)

Net cash used in investing activities	(238,072)	(147,377)

Cash flows from financing activities:
Proceeds from old revolving credit facility	—	16,723
Payments on old revolving credit facility	—	(16,723)
Proceeds from new revolving credit facility	56,705	—
Payments on new revolving credit facility	(56,705)	—
Proceeds from issuance of old senior term notes	—	50,000
Payments on old senior term notes	(49,063)	(937)
Proceeds from issuance of new senior term notes	110,000	—
Payments on new senior term notes	(275)	—
Proceeds from issuance of subordinated notes and warrants	—	20,000
Payments on subordinated notes, plus PIK interest	(20,774)	—
Proceeds from issuance of subordinated notes	140,000	—
Capital contributed	59,720	66,874
Payments on capital lease obligations	(210)	(138)
Payment of debt issuance costs	(14,290)	(6,867)
Capital distribution	(160)	—

Net cash provided by financing activities	224,948	128,932

Effect of exchange rate changes on cash and cash equivalents	207	—

Increase (decrease) in cash and cash equivalents	(2,243)	3,672
Cash and cash equivalents, beginning of period	3,672	—

Cash and cash equivalents, end of period	$1,429	$3,672

See accompanying notes to consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except as specified)

1. Business and Summary of Significant Accounting Policies

Organization and Business

Riddell Bell Holdings, Inc., formerly known as RSG Holdings, LLC, (“Riddell Bell” or “Company”) was formed to acquire the Riddell business in a purchase business transaction that was completed on June 25, 2003. On September 30, 2004, pursuant to a merger agreement, the Company acquired the Bell Sports business in a purchase business transaction. Both of these transactions are further described in Note 2. The Company’s consolidated financial statements include the results of the Riddell business from June 25, 2003 forward, and the results of the Bell Sports business from September 30, 2004 forward.

The conversion of RSG Holdings, LLC into Riddell Bell Holdings, Inc. was a transfer among entities under common control and had no accounting consequences except for a reclassification within equity to reflect the new legal structure.

The Company is a leading designer, developer and marketer of head protection equipment and related accessories for numerous athletic and recreational activities. The Company is comprised of two formerly independent companies, Riddell Sports and Bell Sports. Riddell Sports’ core business is designing, marketing and reconditioning of football helmets as well as other equipment used in football, baseball, lacrosse and other team sports. Riddell Sports sells to a diversified institutional customer base that includes high schools, colleges, youth leagues and professional teams. Bell Sports’ core business is designing and marketing of helmets and accessories for bicycling, action sports, snow sports and powersports (including motorcycling, off-roading and snowmobiling). Bell Sports sells through the mass, sporting goods and specialty retail channels in the United States and Europe.

Riddell Bell’s outstanding common stock and LLC member units prior to its reorganization to a Corporation in September 2004, are owned by Riddell Holding, LLC (“Shareholder”).

Principles of Consolidation

The consolidated financial statements of Riddell Bell and subsidiaries have been prepared in accordance with United States generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the current period presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 2004 of $850 consisted of overnight repurchase agreements with financial institutions.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable at December 31, 2004 and 2003 are net of allowances for doubtful accounts of $3,599 and $1,229, respectively. The Company sells its products to a wide range of customers. The customers are not geographically concentrated. As of December 31, 2004 and 2003, 36.8% and 9.7%, respectively, of the Company’s gross accounts receivable were attributable to its top ten customers. While no customer accounted for greater than 10% of the Company’s net sales for both the year ended December 31, 2004 and for the period from June 25, 2003 to December 31, 2003, these top ten customers accounted for approximately 18.4% and 8.5% of the Company’s net sales for the respective periods. Ongoing credit evaluations of customers are performed and collateral on trade accounts receivable is generally not required. A general allowance is determined based on the age of the accounts

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

receivable balance and specific charge-off history. Trade accounts receivable are charged to the allowance when the Company determines that the receivable will not be collectible. Trade accounts receivable balances are determined to be delinquent when the amount is past due based on the payment terms with the customer.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead. At December 31, 2004 and 2003, the Company had a reserve for excess and obsolete inventories of $6,913 and $3,570, respectively.

Inventories consisted of the following at December 31, 2004 and 2003:

	2004	2003
Finished goods	$39,684	$10,956
Work-in-process	2,034	3,982
Raw materials	7,925	6,637

	$49,643	$21,575

The cost of inventories acquired in 2004 and 2003 included a purchase accounting write-up of $14,201 and $2,191, respectively, over the historical pre-acquisition costs. The entire $14,201 purchase price write-up was charged to cost of sales during the period from October 1, 2004 to December 31, 2004 and the $2,191 purchase price write-up was charged to cost of sales during the period from June 25, 2003 to December 31, 2003.

Property, Plant and Equipment

Property and equipment are stated at acquisition cost less accumulated depreciation and amortization. Property under capital lease is recorded at the lower of fair market value of the asset or the present value of future minimum lease payments. Depreciation, which includes amounts amortized under capital leases, is being computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements, which are depreciated over the lesser of the lease term or their useful life, as follows:

Buildings and leasehold improvements	Ten to fourteen years
Machinery and equipment	Three to seven years
Furniture and fixtures	Three to five years
Computer equipment and software	Three years

Property and equipment consisted of the following at December 31, 2004 and 2003:

	2004	2003
Land	$605	$500
Building and leasehold improvements	7,428	917
Machinery and equipment	10,654	5,230
Furniture and fixtures	650	507
Computer equipment and software	2,151	667
Construction in progress	2,575	—

	24,063	7,821
Less accumulated depreciation	3,594	1,017

	$20,469	$6,804

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

Depreciation expense relating to all property and equipment amounted to $2,710 for the year ended December 31, 2004 and $1,017 for the period from June 25, 2003 to December 31, 2003, respectively.

Intangible Assets

Riddell Bell follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (‘SFAS No. 142’). Any goodwill and other indefinite-lived intangible assets resulting from acquisitions are not amortized. SFAS No. 142 prescribes that a fair value method of testing goodwill and other indefinite-lived intangible assets for impairment be completed on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The Company’s annual assessments involve determining an estimate of the fair value of the Company’s reporting units in order to evaluate whether an impairment of the current carrying amount of goodwill and other indefinite-lived intangible assets exist. Fair values are derived based on an evaluation of past and expected future performance of the Company’s reporting units, generally using a discounted cash flow approach. A reporting unit is an operating segment or one level below an operating segment (e.g., a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and the Company’s executive management team regularly reviews the operating results of that component.

The results of the Company’s analyses indicated that no reduction in the carrying amount of goodwill was required in 2004 or 2003.

The Company’s acquired intangible assets are as follows:

	December 31, 2004		December 31, 2003
	Gross Carrying Amounts	Accumulated Amortization	Gross Carrying Amounts	Accumulated Amortization
Amortized intangible assets:
Trademarks and tradenames	$1,702	$(347)	$—	$—
Customer relationships	49,280	(4,316)	8,500	(252)
Patents	38,345	(1,316)	15,000	(1,110)

Total	$89,327	$(5,979)	$23,500	$(1,362)

Indefinite-lived intangible assets:
Trademarks	$101,711		$16,000

The Company amortizes certain acquired intangible assets on a straight-line basis over estimated useful lives of 7 to 19 years for patents, 7 to 12 years for customer relationships and 7 years for definite-lived trademarks and tradenames. The weighted average life for acquired intangibles assets is 11.2 years. For the year ended December 31, 2004 and the period from June 25, 2003 to December 31, 2003, acquired intangible asset amortization was $4,617 and $1,362, respectively. The Company estimates amortization of existing intangible assets will be $8,480 for 2005, 2006, 2007, 2008 and 2009.

In accordance with SFAS No. 142, the Company does not amortize most of its trademarks, which are determined to have indefinite lives. The Riddell tradename has been in existence since 1929. The Riddell brand is currently one of the most widely recognized and sold football helmet brands in the world. This brand is one of the primary product lines of the Company’s business and management plans to use the trademark for an indefinite period of time. The Company plans to continue to make investments in product development to enhance the value of the brand into the future. There are no legal, regulatory, contractual, competitive, economic

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

or other factors that the Company is aware of that the Company believes would limit the useful life of the trademark. The Riddell trademark registration can be renewed in the countries in which the Company operates at a nominal cost.

As a result of the Company’s acquisition of Bell Sports in September 2004 (Note 2), the Company identified the Bell, Giro and Blackburn trademarks as indefinite-lived assets. The Bell, Giro and Blackburn trademarks have been in existence since 1952, 1986 and 1988, respectively. The Bell, Giro and Blackburn brands are currently sold in approximately 42 countries around the world. The Company plans to use these trademarks for an indefinite period of time and will continue to make investments in product development to enhance the value of the brands into the future. There are no legal, regulatory, contractual, competitive, economic or other factors that the Company is aware of that the Company believes would limit the useful life of the trademarks. The Bell, Giro and Blackburn trademark registrations can be renewed in the countries in which the Company operates at a nominal cost.

Changes in the carrying amount of goodwill during the year ended December 31, 2004 and the period from June 25, 2003 to December 31, 2003 are summarized as follows:

	Team Sports	Individual Sports	Consolidated
Balance as of June 25, 2003	$55,389	$—	$55,389
Acquisition	347	—	347

Balance as of December 31, 2003	55,736	—	55,736
Adjustment to purchase price allocations	(14,275)	—	(14,275)
Acquisitions	146	59,937	60,083

Balance as of December 31, 2004	$41,607	$59,937	$101,544

During 2004, management finalized its purchase price allocation in relation to the assets of Riddell Sports Group, Inc. acquired by the Company on June 25, 2003. Management utilized a valuation by an independent valuation and appraisal firm to determine the final allocation. The net effect of the adjustments was to decrease goodwill by $14,275, increase the value of trademarks and customer relationships by $24,893 and $1,800, respectively, and decrease the value of patents by $2,901 and to increase the deferred tax liability by $9,517.

Long-Lived Assets

During 2004 and the period from June 25, 2003 to December 31, 2003, the Company reviewed its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s consolidated financial statements. Under SFAS No. 144, an impairment loss is recognized when the undiscounted future cash flows estimated to be generated by the asset to be held and used are not sufficient to recover the unamortized balance of the asset. An impairment loss would be recognized based on the difference between the carrying values and estimated fair value. The estimated fair value will be determined based on either the discounted future cash flows or other appropriate fair value methods with the amount of any such deficiency charged to income in the current year. If the asset being tested for recoverability was acquired in a business combination, intangible assets resulting from the acquisition that are related to the asset are included in the assessment. Estimates of future cash flows are based on many factors, including current operating results, expected market trends and competitive influences. The Company also

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

evaluates the amortization periods assigned to its intangible assets to determine whether events or changes in circumstances warrant revised estimates of useful lives. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value, less estimated costs to sell. During 2004 and the period from June 25, 2003 through December 31, 2003 the Company did not have any impairment of long-lived assets.

Deferred Financing Fees

Deferred financing costs are being amortized by the straight-line method over the term of the related debt, which does not vary significantly from an effective interest method.

Income Taxes

Riddell Bell follows the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (excluding non-deductible goodwill) using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

Revenues

Sales of products are recognized when title passes and risks of ownership have been transferred to the customer, which usually is upon shipment. Title generally passes to the dealer or distributor upon shipment and the risk of loss upon damage, theft or destruction of the product in transit is the responsibility of the dealer, distributor or third party carrier. Reconditioning revenue is recognized upon the completion of services. Allowances for sales returns, discounts and allowances, including volume-based customer incentives, are estimated and recorded concurrent with the recognition of the sale. Royalty income, which is not material, is recorded when earned based upon contract terms with licensees which provide for royalties.

Warranty Obligations

Riddell Bell records the estimated cost of product warranties at the time revenue is recognized. Riddell Bell estimates its warranty obligation by reference to historical product warranty return rates, material usage and service delivery costs incurred in correcting the product. Should actual product warranty return rates, material usage or service delivery costs differ from the historical rates, revisions to the estimated warranty liability would be required.

Advertising Costs

The Company expenses all advertising costs as incurred. Cooperative advertising costs are normally expensed at the time the revenue is earned. Advertising costs were $1,238 and $916 for the year ended ended December 31, 2004 and for the period from June 25, 2003 to December 31, 2003, respectively.

Shipping and Handling

All shipping and handling fees billed to customers are included as a component of net sales. Shipping and handling costs incurred by Riddell Bell are included in cost of sales.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

Research and Development Expenses

The Company expenses all research and development costs as incurred. Research and development expenses were approximately $2,359 and $0 for the year ended December 31, 2004 and for the period from June 25, 2003 to December 31, 2003, respectively, and are included in selling, general and administrative expenses in the Consolidated Statements of Operations. Research and development expenses for the year ended December 31, 2004 also included approximately $600 of purchased research and development assets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues during the reporting period. Actual results could differ from those estimates. The estimates made by management primarily relate to accounts receivable, inventories, deferred income taxes, intangible assets and certain accrued liabilities.

Foreign Currency Translation

The financial position and results of operations outside the United States are measured using the local currency as the functional currency. Revenues and expenses are translated into U.S. dollars at average exchange rates prevailing during the fiscal period, and assets and liabilities are translated using the exchange rates at the balance sheet date. Translation adjustments are included in accumulated other comprehensive income (loss) in stockholder’s equity. Gains and losses, which result from foreign currency transactions, are included in earnings.

Fair Values of Financial Instruments

The carrying amounts reported in the Company’s Consolidated Balance Sheets for “Cash and cash equivalents,” “Accounts receivable” and “Accounts payable” approximates fair value due to the immediate or short-term maturity of these financial instruments. The carrying amount of long-term debt under the Company’s senior secured credit facility (Note 3) approximates fair value based on borrowing rates currently available to the Company for loans with similar terms and average maturities. At December 31, 2004, the estimated fair value of the Company’s 8.375% senior subordinated notes (Note 3) based on their quoted market value was $145,600 compared to its carrying value of $140,000.

Recent Accounting Pronouncements

On October 22, 2004, the American Jobs Creation Act of 2004 (“AJCA”) was enacted. The AJCA provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. The AJCA also provides for a two-year phase out of the existing extra-territorial income exclusion (ETI) for foreign sales that was viewed to be inconsistent with international trade protocols by the European Union. Under the guidance in FASB Staff Position No. 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” the deduction will be treated as a “special deduction” as described in SFAS 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date.

The AJCA provides multi-national companies an election to deduct from taxable income 85% of eligible dividends repatriated from foreign subsidiaries. Eligible dividends generally cannot exceed $500 million and

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

must meet certain business purposes to qualify for the deduction. In addition, there are provisions which prohibit the use of net operating losses to avoid a tax liability on the taxable portion of a qualifying dividend. The estimated impact to current tax expense in the United States is generally equal to 5.25% of the qualifying dividend. The AJCA generally allows companies to take advantage of this special deduction from November 2004 through the end of calendar year 2005. The Company did not propose a qualifying plan of repatriation for 2004. The Company is currently assessing whether it will propose a plan of qualifying repatriation in 2005. The estimated range of dividend amounts that the Company may consider would not exceed eligible dividend amounts allowable under the AJCA.

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) “Share-Based Payment.” SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also establishes fair value as the measurement method in accounting for share-based payments to employees. As required by SFAS 123R, the Company will adopt this new accounting standard effective July 1, 2005. The Company is currently estimating the impact that the application of the expensing provisions of SFAS 123R will have, if any, on its pre-tax income in the second half of 2005.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted in the first quarter of 2006. The Company is currently evaluating the effect that the adoption of SFAS 151 will have on its consolidated results of operations and financial condition.

The Company does not believe the adoption of the foregoing accounting pronouncements will have a material impact on its consolidated results of operations and financial condition.

2. Acquisitions

On September 30, 2004, Riddell Bell acquired substantially all the business of Bell Sports Corp. (“Bell Sports”), the world’s leading marketer of helmets and accessories for bicycling and other action sports. The purchase price, including costs of the transaction was approximately $242.9 million. Of the overall net purchase price, $60.7 million was paid in cash funded by an investor group led by Fenway Partners Capital Fund II, L.P. and certain members of management, $7.5 million of Member equity units of certain Bell Sports shareholders, $0.9 million in consideration of certain services provided in effecting the transaction and related financing. The remainder was financed through borrowings under a new senior secured credit facility and the issuance of senior subordinated notes. The transaction was accounted for as a purchase business combination, and accordingly, the results of Bell Sports are included in the consolidated financial statements from the date of acquisition and the net assets acquired have been recorded at their fair values. The purchase price was preliminarily allocated to the net assets acquired, based on estimated fair values at the date of acquisition. The allocation resulted in an excess of the purchase price over the net assets acquired of $57.5 million, which has been recorded as goodwill. Riddell Bell has allocated the purchase price of assets acquired based on a preliminary estimate of the value of certain fixed, intangible and deferred tax assets and liabilities which will be adjusted upon the completion of a valuation

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

of the assets to be performed by an independent valuation and appraisal firm and other experts. A summary of the preliminary purchase price allocation follows:

Net purchase price including cost of the transaction	$242,925
Add:
Liabilities assumed (mainly accounts payable and accrued)	49,684
Less:
Current assets	(101,080)
Property, plant and equipment	(13,906)
Other assets	(182)
Trademarks	(62,419)
Patents	(32,496)
Customer relationships	(31,700)
Deferred tax assets relating to estimated value of tax net operating loss	(49,178)
Net deferred tax liabilities relating to differences in the financial statements and the tax basis of certain assets and liabilities	55,837

Excess of cost over net assets acquired (goodwill)	$57,485

The values allocated to current assets include $14,201 allocated to inventory. This represents a purchase accounting write-up over the historical pre-acquisition cost.

During 2004, the Company acquired three additional businesses for an aggregate purchase price of approximately $4,700. These businesses provide the Company with an opportunity to expand the business into new and certain existing markets.

On June 25, 2003, RSG Holdings, LLC acquired all of the outstanding stock of Riddell Sports Group, Inc. The net purchase price was $149.4 million, including costs of the Acquisition. Of the overall net purchase price, $146.4 million was paid in cash. The remaining $3.0 million of the purchase price was paid in member equity units including $2.5 million attributable to Riddell’s Member’s equity exchanged for Riddell Sports Group, Inc. shares owned by Riddell’s management and just over $0.5 million in consideration of certain services provided in effecting the Acquisition and related financing. The acquisition has been accounted for under the purchase method. The purchase price was allocated based on estimated fair values at the date of acquisition. The allocation resulted in an excess of the purchase price over the net assets acquired of $55.4 million, which has been recorded as goodwill. During 2004, Riddell reallocated the purchase price to assets acquired based on the value of certain assets. A summary of the purchase price reallocation follows:

Net purchase price including cost of the transaction	$149,421
Add:
Liabilities assumed (mainly accounts payable and accrued)	14,369
Less:
Current assets	(69,364)
Property, plant and equipment	(7,037)
Other assets	(100)
Trademarks	(40,893)
Patents	(5,599)
Customer relationships	(16,800)
Deferred tax assets relating to estimated value of tax net operating loss	(4,100)
Net deferred tax liabilities relating to differences in the financial statements and the tax basis of certain assets and liabilities	21,217

Excess of cost over net assets acquired (goodwill)	$41,114

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

The values allocated to current assets include $26,774 allocated to inventory. This represents a purchase accounting write-up of $2,191 over the historical pre-acquisition cost.

In addition to goodwill arising from the June 25, 2003 acquisition, $347 was added to goodwill from other acquisitions during 2003.

The following pro forma data summarizes the results of operations for the years ended December 31, 2004 and 2003 as if the Bell Sports acquisition had occurred at January 1, 2004 and 2003. The unaudited pro forma information has been prepared for comparative purposes only and does not purport to represent what the results of operations of the Company actually would have been had the transaction occurred on the date indicated or what the results of operations may be in any future period. The impact on the pro forma results of the three additional acquisitions was not significant.

	Year ended December 31, 2004	Year ended December 31, 2003
Net sales	$328,468	$308,104
Net income	5,722	2,224

3. Long-term Debt

Long-term debt consisted of the following at December 31, 2004 and 2003:

	2004	2003
Senior term loan	$—	$49,063
Term loan facility	109,725	—
8.375% Senior subordinated notes due 2012	140,000	—
Subordinated notes due 2009	—	20,312

Total long-term debt	249,725	69,375
Less current maturities of long-term debt	1,100	4,375

Long-term debt, less current portion	$248,625	$65,000

In connection with the Bell Sports acquisition, substantially all of Riddell Sports’ and Bell Sports’ existing indebtedness was redeemed or otherwise repaid and replaced with borrowings under the Company’s new senior secured credit facility and with indebtedness under the 8.375% senior subordinated notes due 2012. The Company also wrote-off $5.8 million of unamortized deferred financing costs associated with refinanced indebtedness.

On September 30, 2004, the Company entered into a new senior secured credit facility that provides for a $50.0 million revolving credit facility and a $110.0 million U.S. dollar denominated term loan. This facility replaced the existing $30.0 million revolving credit facility. The revolving credit facility will mature in September 2010. The term loan facility will amortize at a nominal amount quarterly until the maturity date. Beginning on March 31, 2005, and each year thereafter, the Company may be required to prepay a portion of the term loan facility depending on the amount of excess cash flow generated in the prior year. The maturity date for the term loan facility is September 2011. The revolving credit facility and term loan facility are fully and unconditionally guaranteed jointly and severally by the Company, and all of the Company’s present and future domestic subsidiaries, including Bell Sports and Riddell Sports. Interest accrues on amounts outstanding under the revolving credit facility and term loan facility, at the Company’s option, at a rate of LIBOR plus 2.75% or an

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

alternate base rate plus 1.75%, and interest on the term loans accrues, at the Company’s option, at a rate of LIBOR plus 2.50% or an alternate base rate plus 1.50%. The senior secured credit facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company must also fulfill customary financial covenants including, among others, a minimum interest coverage test, a maximum leverage ratio test and a maximum capital expenditure limitation. As of December 31, 2004, the Company had total borrowings of $109,725 under the senior secured credit facility, all of which were under the term loan facility. As of December 31, 2004, the Company had availability to borrow $49,385 under the revolving credit facility.

On September 30, 2004, the Company sold $140,000 of 8.375% senior subordinated notes due 2012, and received proceeds of approximately $136,150 after offering related fees and expenses. The 8.375% senior subordinated notes are general unsecured obligations and are subordinated in right of payment to all existing or future senior indebtedness. Interest is payable on the notes semi-annually on April 1 and October 1 of each year, beginning April 1, 2005. Beginning October 1, 2008, the Company may redeem the notes, in whole or in part, initially at 104.188% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, at any time on or after October 1, 2010. In addition, before October 1, 2008, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued interest plus a make-whole premium. Before October 1, 2007, the Company also may redeem up to 35% of the notes at 108.375% of their principal amount using the proceeds from sales of certain kinds of capital stock. The indenture governing the senior subordinated notes contains certain restrictions on the Company, including restrictions on its ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities. The senior subordinated notes are guaranteed by certain of the Company’s existing and future domestic subsidiaries, including Bell Sports and Riddell Sports.

The aggregate maturities of long-term debt are as follows:

Year ending December 31,
2005	$1,100
2006	1,100
2007	1,100
2008	1,100
2009	1,100
Thereafter	244,225

$249,725

Cash payments for interest were $7,752 and $2,600 for the year ended December 31, 2004 and the period from June 25, 2003 to December 31, 2003, respectively.

The Company has arrangements with various banks to issue standby letters of credit or similar instruments, which guarantee the Company’s obligations for the purchase or sale of certain inventories and for potential claims exposure for insurance coverage. At December 31, 2004, outstanding letters of credit issued under the revolving credit facility totaled $615.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

4. Accrued Expenses

Accrued expenses consist of the following at December 31, 2004 and 2003:

	2004	2003
Salaries, wages, commissions and bonuses	$7,474	$442
Accrued cooperative advertising	9,217	—
Accrued interest expense	3,885	586
Other	12,490	4,017

	$33,066	$5,045

5. Leases

Riddell Bell leases various facilities and equipment. Future minimum commitments for capital leases and for operating leases with non-cancelable terms are as follows:

Year ending December 31,	Capital Leases	Operating Leases
2005	$118	$3,461
2006	90	2,624
2007	58	2,168
2008	37	1,983
2009	34	1,756
Thereafter	152	5,606

Total minimum lease payments	489	$17,598

Less amount representing interest	116

Present value of minimum lease payments, including current maturities of $84	$373

Property and equipment includes the following amounts under capital leases at December 31, 2004 and 2003:

	2004	2003
Leasehold improvements	$212	$212
Machinery and equipment	58	145
Furniture and fixtures	244	234

	514	591
Less accumulated depreciation	220	103

	$294	$488

Rent expense for operating leases was approximately $2,791 for the year ended December 31, 2004 and $1,208 for the period from June 25, 2003 to December 31, 2003.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

6. Equity Incentive Plan

The Shareholder has granted, or reserved for future grant 27,238,068 of its Class B LLC Units to certain of the Company’s management and board members pursuant to a revised equity incentive plan. These Class B LLC Units are forfeitable until vested. At December 31, 2004, 403,161 Class B LLC Units were vested. The unvested but granted 11,509,855 Class B LLC Units generally vest as follows: 33% ratably over a four year period commencing December 31, 2005; 33% based on the achievement of certain profitability targets beginning December 31, 2005; and the remaining 33% upon the cumulative rate of return realized by certain investors upon a change of control as defined in the equity incentive plan. Unvested Class B LLC Units are generally forfeited upon a change of control or termination of employment. Vested units may typically be repurchased by the Shareholder in the event of a termination of employment.

The old equity incentive plan as of December 31, 2003 was revised in connection with the Bell Sports acquisition on September 30, 2004. Under the old plan, the Shareholder had granted, or committed to grant, 7,034,119 of Class B LLC units to certain of the Company’s executive employees and board members. These shares were forfeitable until vested. The plan provided for 16.7% of the units to vest over a four year time period following the date of grant; 33.3% of the units to vest based on the achievement of certain profitability targets during the period from June 25, 2003 through December 31, 2007; and the remaining 50.0% of the units to vest in varying amounts depending on the cumulative rate of return realized by certain investors in the Shareholder upon a change in control as defined in the plan. Unvested units under the old plan were generally forfeitable upon a change in control or termination of employment.

Selling, general and administrative expenses for the year ended December 31, 2004 and for the period from June 25, 2003 to December 31, 2003 include a charge of $21 and $123, respectively, to reflect the estimated fair market value of units which have vested during the period under the terms of the equity incentive plan.

7. Employee Benefit Plans

Riddell Bell has two noncontributory defined benefit pension plans that cover certain unionized employees. Expense for these plans was approximately $34 for the year ended December 31, 2004 and $10 for the period from June 25, 2003 to December 31, 2003. Further disclosures have not been made due to the immateriality of these plans.

Riddell Bell maintains a defined contribution (401-K) plan covering substantially all of its non-union employees. Riddell Bell contributions to this plan are based on a percentage of employee contributions and are funded and charged to expense as incurred. Expenses related to the plan amounted to approximately $313 for the year ended December 31, 2004 and $81 for the period from June 25, 2003 to December 31, 2003.

8. Segment Information

The Company has two reportable segments: Team Sports and Individual Sports. Each segment distributes a full range of head protection equipment, other athletic, outdoor and active wear products. Team Sports primarily consists of football and other team products and performance reconditioning services related to these products. Individual Sports consists of helmets and accessories for bicycling, snow sports and power sports and fitness related products. The Company evaluates segment performance primarily based on income from operations. The Company’s selling, general and administrative expenses and engineering expenses, excluding corporate expense, are charged to each segment based on the division where the expenses are incurred. Segment operating income as presented by the Company may not be comparable to similarly titled measures used by other companies. As a result, the components of operating income for one segment may not be comparable to another segment.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

Intersegment transfers are recorded at cost and are presently minimal; there is no intercompany profit or loss on intersegment transfers. Segment results for the year ended December 31, 2004 and for the period from June 23, 2003 to December 31, 2003 are as follows:

	Team Sports	Individual Sports	Consolidated
Year ended December 31, 2004
Net sales	$119,407	$46,520	$165,927
Income from operations	11,025	(12,106)	(1,081)
Depreciation	1,956	754	2,710
Capital expenditures	660	933	1,593

For the period from June 25, 2003 to December 31, 2003
Net sales	$53,713	$—	$53,713
Income from operations	3,451	—	3,451
Depreciation	1,017	—	1,017
Capital expenditures	728	—	728

Years ended December 31,
Assets
2004	$160,190	$310,386	$470,576
2003	164,916	—	164,916

Year ended December 31, 2004 and for the period from June 25, 2003 to December 31, 2003	2004	2003
Segment income (loss) from operations	$(1,081)	$3,451
Corporate expenses	(1,550)	—

Consolidated income (loss) from operations	$(2,631)	$3,451

Net sales by customer location for the year ended December 31, 2004 and for the period from June 25, 2003 to December 31, 2003 were as follows:

	2004	2003
Net Sales:
North America	$157,002	$53,263
Western Europe	7,419	170
Other	1,506	280

	$165,927	$53,713

Property, plant and equipment by country as of December 31, 2004 and 2003 was as follows:

	2004	2003
North America	$20,035	$6,804
Other	434	—

	$20,469	$6,804

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

9. Product Liability and Other Contingencies

The Company is subject to various product liability claims and/or suits brought against it for claims involving damages for personal injuries or deaths. Allegedly, these injuries or deaths relate to the use by claimants of products manufactured by the Company and, in certain cases, products manufactured by others. The ultimate outcome of these claims, or potential future claims, cannot presently be determined. Management has established an accrual based on it’s best estimate of losses and defense costs anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases.

The Company maintains product liability insurance coverage under a policy expiring in January 2005. The policy is an occurrence-based policy providing coverage against claims currently pending against the Company and future claims relating to all injuries occurring prior to January 2005 even if such claims are filed after the end of the policy period. The insurance program provides certain basic and excess coverage on product liability claims. The first level of insurance coverage under the policy (“Basic Coverage”) provides coverage with a remaining aggregate of approximately $2 million in excess of an uninsured retention (deductible) of $750 per occurrence. The insurance coverage also provides for additional coverage (“Excess Coverage”) of up to $20,000 per occurrence in excess of the first $3,000 of each claim. The first $3,000 of a claim would be covered by the initial $750 uninsured retention, then any available Basic Coverage followed by an additional uninsured retention. Claims covered by the Excess Coverage are subject to one of two separate aggregate policy limits, depending on the date of the related injury. The first aggregate limit, initially $20,000 but now with a remaining value of approximately $16.4 million, applies to claims for injuries occurring prior to January 31, 1998. Claims occurring after January 31, 1998 are covered by the second aggregate limit of $20,000. Should either of these Excess Coverage aggregate limits become exhausted or impaired, in full or in part, the policy provides that the Company can reinstate the affected limit back to their original $20,000 levels upon payment of a reinstatement premium. Each of the aggregate limits may only be reinstated to $20,000 once and the reinstatement premium can vary from $750 to $2,500 depending on the amount of the reinstatement and which of the two aggregate limits is to be reinstated.

Other Contingencies and Litigation Matters

In addition to the matters discussed in the preceding paragraphs, the Company is a party to various legal claims and actions incidental to its business, including without limitation, claims relating to personal injury as well as employment related matters. Management believes that none of these claims or actions, either individually or in the aggregate, is material to its business or financial condition.

The future payments required under the Company’s significant other commitments as of December 31, 2004 are as follows:

	Payments Due By Period
	2005	2006	2007	2008	2009	Thereafter	Total
Capital lease obligations	$118	$90	$58	$37	$34	$152	$489
Operating lease obligations	3,461	2,624	2,168	1,983	1,756	5,606	17,598
Other short-term and long-term obligations	2,877	994	288	150	—	—	4,309

Total contractual cash obligations	$6,456	$3,708	$2,514	$2,170	$1,790	$5,758	$22,396

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

	Amount of Commitment Expiration Per Period
	2005	2006	2007	2008	2009	Thereafter	Total
Standby Letters of Credit	$615	$—	$—	$—	$—	$—	$615

10. Income Taxes

Income tax provision (benefit) consisted of the following for 2004 and 2003:

	2004	2003
Current tax expense
Federal	$42	$—
State	87	100
Foreign	352	—

	481	100

Deferred tax benefit
Federal	(7,306)	(170)
State	(1,296)	(30)

	(8,602)	(200)

	$(8,121)	$(100)

A reconciliation of income taxes computed at the United States federal statutory income tax rate (35%) to the provision for income taxes reflected in the Consolidated Statements of Operations for the year ended December 31, 2004 and the period from June 25, 2003 to December 31, 2003:

	2004	2003
Provision for income taxes at United States federal statutory rate of 35%	$(7,431)	$(255)
State and local income taxes, net of federal income tax effect	(832)	(20)
Taxes on foreign income which differ from the United States Statutory rate	345	84
Tax effect of permanent items	(203)	80
Other	—	11

	$(8,121)	$(100)

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as specified)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. The significant components of deferred income tax assets and liabilities are as follows:

	2004	2003
Deferred income tax assets
Receivable reserves	$1,644	$642
Inventory	3,411	1,703
Accrued expenses and reserves	12,738	2,020
Net operating loss	47,796	2,900
Other	198	46

Total deferred tax assets	65,787	7,311

Deferred income tax liabilities:
Property, plant and equipment	1,734	1,308
Intangible assets	69,406	13,292
Other	3,109	111

Total deferred tax liabilities	74,249	14,711

Valuation Allowance	(6,513)	—

Total net deferred income tax liability	$(14,975)	$(7,400)

At December 31, 2004, Riddell Bell had estimated net operating loss carryforwards available for federal income tax purposes of approximately $119,491, with expiration dates as follows: 2006— $2,952, 2007— $553, 2008—$3,139, 2009—$12,831 and thereafter through 2024—$100,016. Based on Internal Revenue Code Section 382 relating to changes in ownership of the Company, utilization of the net operating loss carryforwards is subject to an annual limitation.

Cash paid for income taxes was $545 for the year ended December 31, 2004. Income tax refunds of $287, net of income tax payments, were received for the period from June 25, 2003 to December 31, 2003.

11. Related Party Transactions

In September 2004, Riddell Bell and its Shareholder entered into a management consulting agreement with Fenway Partners, Inc., an affiliate of an investor in the Shareholder. The agreement provides for annual management consulting fees in an aggregate amount not to exceed the greater of $3,000 in any fiscal year and 5% of consolidated adjusted EBITDA, as defined in the agreement. In addition, the consulting fee can increase depending on certain profitability measures and limitations on such fees included in Riddell Bell’s debt agreements. Pursuant to the agreement, Riddell Bell paid Fenway Partners, Inc. $1,550 for the year ended December 31, 2004, which is included in selling, general and administrative expenses in the consolidated statement of operations. Riddell paid Fenway Partners, Inc. $375 for the period from June 25, 2003 to December 31, 2003 under a previously existing management agreement and is similarly classified in selling, general and administrative expenses in the consolidated statement of operations.

In addition, pursuant to such agreements, Fenway Partners, Inc., also received aggregate transaction fees of approximately $3,600 in connection with services provided by them related to the Transactions and were reimbursed for out-of-pocket expenses incurred in connection with the Transactions prior to the closing date and will be reimbursed for out-of-pocket expenses incurred in connection with the provision of services pursuant to the management agreements.

Report of Independent Auditors

The Board of Directors

Riddell Sports Group, Inc.

We have audited the accompanying consolidated balance sheet of Riddell Sports Group, Inc. and subsidiaries as of June 25, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period January 1, 2003 to June 25, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Riddell Sports Group, Inc. and subsidiaries at June 25, 2003, and the consolidated results of their operations and their cash flows for the period January 1, 2003 to June 25, 2003 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, in 2003 the Company changed the methods of accounting for certain asset reserves and liabilities. These changes in method were inseparable from a change in estimate.

February 20, 2004

Chicago, Illinois

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

June 25, 2003

(In thousands, except for share data)

ASSETS
Current assets:
Cash	$2,397
Accounts receivable, trade, less allowance for doubtful accounts ($1,160)	38,938
Inventories (Note 3)	24,583
Prepaid expenses	2,008
Other receivables	204
Taxes recoverable	1,440
Deferred taxes (Note 12)	7,200

Total current assets	76,770
Property and equipment, less accumulated depreciation (Notes 4 and 7)	7,036
Intangible assets and deferred charges, less accumulated amortization (Note 5)	8,606
Other assets	100

Total assets	$92,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt (Note 6)	$48,244
Current portion of capital lease obligations (Note 7)	227
Accounts payable	6,123
Accrued transaction costs	10,397
Accrued liabilities, other	5,285

Total current liabilities	70,276
Capital lease obligations, less current portion (Note 7)	449
Deferred taxes (Note 12)	300
Other liabilities	2,532
Commitments and contingencies (Note 11)	—
Warrants (Note 8)	11,462

Stockholders’ equity :
Preferred stock, $.01 par; authorized 5,000 shares; none issued	—
Common stock, $.01 par; authorized 30,000 shares; issued and outstanding 25,373 shares	—
Additional paid-in capital	31,916
Retained earnings (accumulated deficit)	(24,423)

Total stockholders’ equity	7,493

Total liabilities and stockholders’ equity	$92,512

The accompanying notes are an integral part of these financial statements.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from January 1, 2003 to June 25, 2003

(In thousands)

Net revenues:
Net sales	$54,627
Royalty income	405

55,032
Costs of sales	35,030

Gross profit	20,002
Selling, general and administrative expenses	16,149
Management and directors’ fees and expenses	357
Costs related to the June 25, 2003 Transaction	19,877
Interest expense	6,270

Loss before taxes	(22,651)
Income tax benefit	(6,700)

Net loss	$(15,951)

The accompanying notes are an integral part of these financial statements.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period from January 1, 2003 to June 25, 2003

(In thousands, except for share data)

	No. of Common Stock Shares	Additional paid in Capital	Retained Earnings (Accumulated deficit)	Total Stockholders’ equity
Balance, January 1, 2003	22,500	$22,500	$990	$23,490
Restricted stock vested under Executive Bonus Share Plan	2,873	9,416	—	9,416
Change in warrant fair value	—	—	(9,462)	(9,462)
Net loss for the period	—	—	(15,951)	(15,951)

Balance, June 25, 2003	25,373	$31,916	$(24,423)	$7,493

The accompanying notes are an integral part of these financial statements.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from January 1, 2003 to June 25, 2003

(In thousands)

Cash flows from operating activities:
Net loss	$(15,951)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization:
Amortization of debt issue costs	2,773
Amortization of discount on long-term debt	1,565
Depreciation and amortization	948
Deferred tax benefit and tax benefit applied to reduce goodwill	(5,633)
Compensation expense for restricted stock vested under Executive Bonus Share Plan	9,416
Change in assets and liabilities:
Decrease (increase) in:
Accounts receivable, trade	(18,327)
Inventories	705
Prepaid expenses	860
Other receivables	118
Taxes recoverable	(1,264)
Other assets	(6)
Increase (decrease) in:
Accounts payable	434
Accrued liabilities	11,843

Net cash used in operating activities	(12,519)

Cash flows from investing activities:
Capital expenditures	(560)
Royalty assignment termination payment	(1,330)

Net cash used in investing activities	(1,890)

Cash flows from financing activities:
Net borrowings under revolving credit facility	19,756
Principal payments on senior term notes	(3,018)
Principal payments on capital lease obligations	(141)

Net cash provided by financing activities	16,597

Net increase in cash	2,188
Beginning cash balance	209

Ending cash balance	$2,397

The accompanying notes are an integral part of these financial statements.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and summary of significant accounting policies:

Business and basis of presentation: Riddell Sports Group, Inc. (“Riddell” or the “Company”) manufactures, markets and reconditions football helmets, uniforms and other team sports equipment. Riddell markets equipment and reconditioning services direct to schools and other institutional customers through its nationwide sales force. Riddell’s consumer products group markets miniature and full-size helmets for collectors. Riddell also licenses the Riddell and MacGregor trademarks for use on athletic footwear, apparel and other sporting goods.

On June 25, 2003, the shareholders of Riddell sold their shares to RSG Holdings, LLC, except for approximately 478 shares owned by management which were exchanged for shares of an affiliate of RSG Holdings, LLC (the “June 25, 2003 Transaction”). These financial statements include the operations of Riddell through the time immediately preceding the closing of the June 25, 2003 Transaction. Costs of the June 25, 2003 Transaction incurred by Riddell are reflected in the Consolidated Statement of Operations. Costs of the Transaction include, among other costs, compensation expense relating to the vesting of restricted shares held by management as further discussed in Note 9. At the time of the June 25, 2003 Transaction, Riddell reevaluated the methods used to estimate certain assets and liabilities which resulted in a charge to operations as further discussed in Note 2.

Principles of consolidation: The consolidated financial statements include the accounts of Riddell Sports Group, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Inventories: Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead.

Property and equipment: Property and equipment are stated at acquisition cost. Property under capital lease is recorded at the lower of fair market value of the asset or the present value of future minimum lease payments. Depreciation is being computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements which are depreciated over the lesser of the lease term or their useful life, as follows:

Buildings and leasehold improvements	Ten to fourteen years
Machinery and equipment	Three to seven years
Furniture and fixtures	Three to five years
Computer equipment and software	Three years

Intangible assets and deferred charges: On January 1, 2002 Riddell adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”). As provided under FAS 142, goodwill and trademarks which have indefinite lives are no longer amortized. The carrying values of these intangibles are assessed annually for impairment. Through June 25, 2003, the values of the assets have not been found to be impaired

Deferred financing costs were related to debt paid off at the closing of the June 25, 2003 Transaction and, accordingly, were charged to interest expense in the period.

Income taxes: Riddell follows the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (excluding non-deductible goodwill) using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

Revenues: Sales of products and reconditioning are recorded upon shipment to customers and the completion of services. Royalty income is recorded when earned based upon contracts with licensees which provide for royalties.

Riddell has not recognized revenues relating to a license for the use of the Riddell trademark on athletic footwear. Revenue from this license was assigned to third parties by the former owner of Riddell’s business. The assignment was to have continued until the earlier of 2007 or once an aggregate of $3,000,000, on a present value basis, of royalties had been paid to the assignees. Riddell had no obligation to the assignees other than for amounts received from the footwear licensee. In June, 2003, Riddell terminated the assignment for a one time payment of $1,330,000. The termination payment has been included with intangible assets at June 25, 2003. Royalties received by third parties under the assignment amounted to approximately $240,000 for the period from January 1, 2003 to June 25, 2003.

Warranty obligations: Riddell’s products are generally sold under limited warranty for a period ranging up to five years from the date of sale. Warranty expense amounted to $98,000 for the period from January 1, 2003 to June 25, 2003, exclusive of a charge of $450,000 for a change in estimate for the valuation of the warranty reserve as further discussed in Note 2.

Shipping and handling: Shipping and handling fees billed to customers are included in net sales. Shipping and handling costs incurred by Riddell are included in cost of sales.

Estimates: In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates. At the time of the June 25, 2003 Transaction, Riddell reevaluated the methods used to estimate certain assets and liabilities which resulted in a charge to operations as further discussed in Note 2.

Concentration of credit risk: The majority of the Riddell’s receivables arise from sales to schools and other institutions. Riddell maintains reserves for potential losses on receivables from these institutions, as well as receivables from other customers, and such losses have generally not exceeded management’s expectations. Riddell does not generally require collateral from its customers.

Fair values of financial instruments: Riddell’s financial instruments include cash, accounts receivable, accounts payable and long-term debt. The carrying values of cash, accounts receivable, accounts payable and long-term debt approximate their fair values.

2. Changes in Estimates:

At the time of the June 25, 2003 Transaction, Riddell reevaluated certain of its estimates for certain assets and liabilities which resulted in a charge to operations of $4,669,000 for the period from January 1, 2003 to June 25, 2003. Some of these charges also included a change in calculation methodology which is inseparable from the change in estimate. The charge is reflected as a reduction in net sales of $300,000, an increase in cost of sales of $3,168,000 and an increase in selling, general and administrative expenses of $1,201,000.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Inventories:

Inventories consist of the following at June 25, 2003:

(In thousands)
Finished goods	$12,950
Work-in-process	4,765
Raw materials	6,868

$24,583

4. Property and equipment:

Property and equipment consist of the following at June 25, 2003:

(In thousands)
Land	$500
Building and leasehold improvements	1,113
Machinery and equipment	6,845
Furniture and fixtures	804
Computer equipment and software	1,275

10,537
Less accumulated depreciation	3,501

$7,036

Depreciation expense relating to all property and equipment amounted to $948,000 for the period from January 1, 2003 to June 25, 2003.

5. Intangible assets and deferred charges:

Intangible assets and deferred charges consist of the following at June 25, 2003:

(In thousands)
Trademarks and trademark rights	$2,249
Goodwill	6,426

8,675
Less accumulated amortization	69

$8,606

Deferred financing costs of $2,773,000 were charged to interest expense, which amount represents the remaining balance of the deferred costs. Deferred financing costs were fully written off as the related debt was repaid during the closing of the June 25, 2003 Transaction. No other intangible assets were amortized during the period.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Debt:

The following debt was classified as current liabilities at June 25, 2003, as the debt was repaid in full as part of the June 25, 2003 Transaction:

(In thousands)
Loans payable, revolving credit facility	$25,246
Senior term loan payable, governed by the same credit agreement as the revolving credit facility	6,998
Subordinated notes, 12%	16,000

$48,244

The revolving credit facility and senior term loans were governed by a common credit agreement between Riddell and General Electric Capital Corporation and other lenders. The revolving credit facility represented borrowings under a $35 million revolving line of credit. Borrowings under the line accrued interest at a rate of LIBOR plus a margin of 3.25% on draws so designated by Riddell and on other draws at the prime rate, as quoted in the Wall Street Journal, plus a margin of 1.75%. At June 25, 2003 LIBOR was 1.02% for 30 day borrowings while the prime rate was 4.25%. The credit facility also provided for an unused line fee at an annual rate of 0.5% applied to the amount by which $35 million exceeded the average daily balance of outstanding borrowings under the line.

The senior term notes accrued interest at a rate of LIBOR plus a margin of 3.5% on the portion of the notes so designated by Riddell and on any remaining portion at the prime rate, as quoted in the Wall Street Journal, plus a margin of 2.0%.

The subordinated notes were issued together with the warrants discussed in Note 8 for an aggregate of $16 million, $2 million of which was allocated to the warrants. The $2 million had been recorded as a discount to the $16 million face value of the notes and was being amortized and charged to interest expense over the term of the notes. The remaining discount of $1,565,000 was charged to interest expense during the period from January 1, 2003 to June 25, 2003 because the notes were repaid during the closing of the June 25, 2003 Transaction.

7. Leases:

Riddell leases various facilities and equipment. Future minimum commitments for capital leases and for operating leases with non-cancelable terms are as follows:

	Capital Leases	Operating Leases
		(In thousands)
Period from June 25, 2003 to December 31, 2003	$171	$949
Years ending December 31,
2004	229	1,865
2005	141	1,266
2006	93	993
2007	54	830
2008	33	644
Later years	186	2,433

Total minimum lease payments	907	$8,980

Less, amount representing interest	(231)

Present value of minimum lease payments, including current maturities of $227,000	$676

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment includes the following amounts for capital leases at June 25, 2003:

(In thousands)
Leasehold improvements	$247
Machinery and equipment	542
Furniture and fixtures	347

1,136
Less, accumulated depreciation	533

$603

Rent expense for operating leases was approximately $1,011,000 for the period from January 1, 2003 to June 25, 2003.

8. Warrants:

Riddell issued warrants to purchase 3,662.791 shares of its common stock together with the subordinated notes discussed in Note 6. The warrants were sold by the lender to RSG Holdings, LLC in the June 25, 2003 Transaction on the same terms as Riddell’s outstanding common stock. Accordingly, the warrants have been adjusted to their fair value of $11,462,000 as of June 25, 2003. The resulting $9,462,000 change in the fair value of the warrants has been recorded as a reduction of retained earnings.

9. Restricted stock:

Riddell had issued 2,873 shares of restricted stock to certain executive employees pursuant to an executive bonus share plan. These shares became fully vested concurrently with the June 25, 2003 Transaction. Operating results for the period from January 1, 2003 to June 25, 2003 include compensation expense of $9,416,000, in the consolidated statement of operations to reflect the fair value of these shares.

10. Employee benefit plans:

Riddell has two noncontributory defined benefit pension plans that cover certain unionized employees. Expense for these plans was approximately $23,000 for the period from January 1, 2003 to June 25, 2003.

Riddell maintains a defined contribution (401-K) plan covering substantially all of its non-union employees. Riddell’s contributions to this plan are based on a percentage of employee contributions and are funded and charged to expense as incurred. Expenses related to the plan amounted to approximately $65,000 for the period from January 1, 2003 to June 25, 2003.

11. Product liability and other contingencies:

Product liability litigation matters and contingencies:

At June 25, 2003, Riddell was a defendant in five product liability suits relating to personal injuries allegedly related to the use of helmets manufactured or reconditioned by subsidiaries of Riddell. The ultimate outcome of these claims, or potential future claims, cannot presently be determined. Riddell estimates that the uninsured portion of future costs and expenses related to these claims, as well as incurred but not reported claims, will amount to $2,900,000 and, accordingly, an accrual in this amount is included in the Consolidated Balance Sheet at June 25, 2003. These accruals are based on managements’ best estimate of losses and defense costs

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases.

Riddell maintains product liability insurance coverage under a policy expiring in January 2005. The policy is an occurrence-based policy providing coverage against claims currently pending against Riddell and future claims relating to all injuries occurring prior to January 2005 even if such claims are filed after the end of the policy period. The insurance program provides certain basic and excess coverage on product liability claims. The first level of insurance coverage under the policy (“Basic Coverage”) provides coverage with a remaining aggregate of approximately $2 million in excess of an uninsured retention (deductible) of $750,000 per occurrence. The insurance coverage also provides for additional coverage (“Excess Coverage”) of up to $20,000,000 per occurrence in excess of the first $3,000,000 of each claim. The first $3,000,000 of a claim would be covered by the initial $750,000 uninsured retention, then any available Basic Coverage followed by an additional uninsured retention. Claims covered by the Excess Coverage are subject to one of two separate aggregate policy limits, depending on the date of the related injury. The first aggregate limit, initially $20,000,000 but now with a remaining value of approximately $16.4 million, applies to claims for injuries occurring prior to January 31, 1998. Claims occurring after January 31, 1998 are covered by the second aggregate limit of $20,000,000. Should either of these Excess Coverage aggregate limits become exhausted or impaired, in full or in part, the policy provides that Riddell can reinstate the affected limit back to their original $20,000,000 levels upon payment of a reinstatement premium. Each of the aggregate limits may only be reinstated to $20,000,000 once and the reinstatement premium can vary from $750,000 to $2,500,000 depending on the amount of the reinstatement and which of the two aggregate limits is to be reinstated.

Other contingencies and litigation matters:

In addition to the matters discussed in the preceding paragraphs, Riddell has certain other claims or potential claims against it that may arise in the normal course of business, including without limitation, claims relating to personal injury as well as employment related matters. Management believes that the probable resolution of such matters will not materially affect the financial position or results of operations of Riddell.

12. Income taxes:

Income tax provision (benefit) consisted of the following:

(In thousands)
Current tax (benefit):
Federal	$(917)
State	(150)

(1,067)

Deferred tax (benefit):
Federal	(4,800)
State	(900)

(5,700)

Benefit applied to reduce goodwill:
Federal	57
State	10

67

$(6,700)

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Riddell’s average income tax rate varied from the statutory U.S. tax rate of 34% principally due to the effects of state and local taxes, of approximately 4.6% net of federal tax benefit, and non-deductible expenses including a portion of travel expenses which effected rates by approximately (9.0%).

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. The significant components of deferred income tax assets and liabilities are as follows:

(In thousands)
Deferred income tax assets:
Receivable reserves	$625
Inventory	1,697
Accrued expenses and reserves	1,972
Net operating loss carryforwards	4,100

Total deferred tax assets	8,394

Deferred income tax liabilities:
Prepaid expenses	35
Property and equipment	1,369
Other	90

Total deferred tax liabilities	1,494

Total net deferred income tax asset	$6,900

The net current and non-current components of the deferred income taxes were recognized in the Consolidated Balance Sheets as follows:

(In thousands)
Net current deferred tax assets	$7,200
Net non-current deferred tax liabilities	(300)

$6,900

At June 25, 2003, Riddell had estimated net operating loss carryforwards available for federal income tax purposes of approximately $10.2 million expiring in 2023. Based on Internal Revenue Code Section 382 relating to changes in ownership of the Company, utilization of the net operating loss carryforwards is subject to an annual limitations.

13. Related party transactions:

Management and directors’ fees for the period from January 1, 2003 to June 25, 2003 include $250,000 paid to an affiliate of a shareholder pursuant to a management consulting agreement. Costs related to the June 25, 2003 Transaction included an accrual of $7,222,000 for amounts paid to shareholders or affiliates of shareholders during the closing of the transaction.

14. Supplemental cash flow information:

Cash payments for interest were $1,646,000 for the period from January 1, 2003 to June 25, 2003. Income tax payments were $326,000 for the period from January 1, 2003 to June 25, 2003. Capital lease obligations of $45,000 for the period from January 1, 2003 to June 25, 2003 were incurred when Riddell entered into leases for new equipment.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Riddell Sports Group, Inc.

In our opinion, the accompanying consolidated statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Riddell Sports Group, Inc. and Subsidiaries for year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing in Item 21 in this Registration Statement presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Chicago, Illinois

March 14, 2003

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2002

(In thousands)

Year Ended December 31, 2002
Net revenues:
Net sales	$100,952
Royalty income	680

101,632
Costs of sales (including $3,331 from purchase accounting inventory write-up)	63,868

Gross profit	37,764
Selling, general and administrative expenses	27,011

Income from operations	10,753
Management and directors’ fees and expenses	663
Interest expense	4,909

Income before taxes	5,181
Income tax provision	2,070

Net income	$3,111

The accompanying notes are an integral part of these financial statements.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2002

(In thousands, except for share data)

	Common Stock		Additional paid in capital	Retained earnings (Accumulated deficit)	Total Stockholders’ equity
	Shares	Amount
Balance, December 31, 2001	22,500	23	22,477	(2,121)	20,379
Net income for the year	—	—	—	3,111	3,111

Balance, December 31, 2002	22,500	$23	$22,477	$990	$23,490

The accompanying notes are an integral part of these financial statements.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

(In thousands)

Year Ended December 31, 2002
Cash flows from operating activities:
Net income	$3,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization:
Amortization of debt issue costs	726
Amortization of discount on long-term debt	284
Other depreciation and amortization	1,836
Deferred tax expense and tax benefit applied to reduce goodwill	940
Effect of purchase accounting inventory write-up	3,331
Change in assets and liabilities (net of effects from acquisition):
(Increase) decrease in:
Accounts receivable, trade	(2,904)
Inventories	(3,874)
Prepaid expenses	(334)
Other receivables	634
Other assets	5
Decrease (increase) in:
Accounts payable	1,762
Accrued liabilities	(338)
Other liabilities	(545)

Net cash provided by operating activities	4,634

Cash flows from investment activities:
Capital expenditures	(1,461)
Acquisition of Riddell	(19)
Other	(33)

Net cash used in investing activities	(1,513)

Cash flows from financing activities:
Net borrowings under revolving credit facility:
Net borrowings	599
Principal payments on senior term notes	(3,734)
Principal payments on capital lease obligations	(386)

Net cash used in financing activities	(3,521)

Net decrease in cash	(400)
Beginning cash balance	609

Ending cash balance	$209

The accompanying notes are an integral part of these financial statements.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and summary of significant accounting policies:

Business: Riddell Sports Group, Inc.(“Riddell”) was formed to acquire the Riddell business in a purchase transaction completed on June 22, 2001 (the “Acquisition”). The Acquisition is further described in Note 2, below. Riddell manufactures, markets and reconditions football helmets, uniforms and other team sports equipment. Riddell markets equipment and reconditioning services direct to schools and other institutional customers through its nationwide sales force. Riddell’s consumer products group markets miniature and full-size helmets for collectors and licenses the Riddell and MacGregor trademarks for use on athletic footwear, apparel and other sporting goods.

Principles of consolidation: The consolidated financial statements include the accounts of Riddell Sports Group, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Inventories: Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead. The cost of inventories acquired in the Acquisition included a purchase accounting write-up over the historical pre-acquisition cost as further described in Note 2.

Property and equipment: Property and equipment are stated at acquisition cost. Property under capital lease is recorded at the lower of fair market value of the asset or the present value of future minimum lease payments. Depreciation is being computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements depreciated over the lesser of the lease term or their useful life, as follows:

Buildings and leasehold improvements	Ten to fourteen years
Machinery and equipment	Three to seven years
Furniture and fixtures	Three to five years
Computer equipment and software	Three years

Intangible assets and deferred charges: On January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”). As provided under FAS 142, goodwill and trademarks which have indefinite lives are no longer amortized. The carrying values of these intangibles are assessed annually for impairment. To date, the values of the assets have not been found to be impaired. Future impairment, if any, would be recorded in the statement of operations. Prior to January 1, 2002, goodwill and trademarks were being amortized by the straight-line method over 40 years.

Deferred financing costs are being amortized by the straight-line method over the term of the related debt.

Income taxes: Riddell follows the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (excluding non-deductible goodwill) using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

Revenues: Sales of products and reconditioning are recorded upon shipment to customers and the completion of services. Royalty income is generally recorded when earned based upon contracts with licensees which provide for royalties.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Riddell has not recognized revenues relating to a license for the use of the Riddell trademark on athletic footwear. Revenue from this license was assigned to third parties as part of the settlement of certain litigation in 1997, prior to the Acquisition. The assignment continues until the earlier of 2007 or once an aggregate of $3,000,000, on a present value basis, of royalties have been paid to the assignees. Riddell has no obligation to the assignees other than for amounts received from the footwear licensee. Riddell can terminate the assignment at any time by paying the remaining balance of the assignment which was $1.4 million at December 31, 2002. Royalties paid to third parties under the assignment amounted to approximately $679,000 for the year ended December 31, 2002.

Warranty obligations: The Company’s products are generally sold under limited warranty for a period ranging up to five years from the date of sale. Warranty costs are expensed as incurred and amounted to $151,000 for the year ended December 31, 2002.

Shipping and handling: Shipping and handling fees billed to customers are included in net sales. Shipping and handling costs incurred by the Company are included in cost of sales.

Estimates: In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

Concentration of credit risk: The majority of the Riddell’s receivables arise from sales to schools and other institutions. Riddell maintains reserves for potential losses on receivables from these institutions, as well as receivables from other customers, and such losses have generally not exceeded management’s expectations.

Fair values of financial instruments: Riddell’s financial instruments include cash, accounts receivable, accounts payable and long-term debt. The carrying values of cash, accounts receivable, accounts payable and long-term debt approximate their fair values.

2. Acquisition

On June 22, 2001, Riddell Sports Group, Inc. acquired certain corporations and other assets comprising the Riddell business from Varsity Brands, Inc. (formerly known as Riddell Sports Inc.). The net purchase price of approximately $69.4 million, including costs of acquisition, was paid in cash. The acquisition has been accounted for under the purchase method. The purchase price was allocated based on estimated fair values at the date of acquisition. The allocation resulted in an excess of the purchase price over the net assets acquired of $6.5 million, which has been recorded as goodwill. A summary of the allocation of the purchase price to assets acquired, based on their estimated fair values follows:

(In thousands)
Purchase price including costs	$70,190
Less, cash acquired	(770)

Net cash cost	69,420
Liabilities assumed	12,134
Less, acquired assets:
Current assets, excluding cash	(65,674)
Property and equipment	(7,735)
Other assets	(110)
Trademarks	(919)
Less, deferred tax asset relating to differences in the financial statement and tax basis of certain assets and liabilities	(600)

Excess of cost over net assets acquired (goodwill)	$6,516

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allocation includes final adjustments recorded in 2002 to reflect changes to amounts estimated at December 31, 2001 including a reduction of $1.7 million in deferred tax assets, relating to differences between the financial statement and tax basis of certain assets, and a reduction of approximately $0.5 million of the cost allocated to inventory. The reduction to acquired inventory reflects a decrease in the valuation of certain sports collectible product lines which were discontinued as part of a general restructuring of Riddell’s consumer products operations initiated at the time of the Acquisition.

The values allocated to current assets include $30.1 million allocated to inventory. This represents a purchase accounting write-up of $9.5 million over the historical pre-acquisition cost. During the year ended December 31, 2002, the remaining $3,331,000 of the purchase accounting write-up was charged to cost of sales.

3. Property and equipment:

Depreciation expense relating to all property and equipment amounted to $1,836,000 for the year ended December 31, 2002.

4. Intangible assets and deferred charges:

Amortization relating to all intangible assets and deferred charges amounted to $726,000 for the year ended December 31, 2002. All of the amortization for 2002 was amortization of deferred financing costs charged to interest expense.

On January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”). As provided under FAS 142, goodwill and trademarks which have indefinite lives are no longer amortized. The effect of the adoption for the year ended December 31, 2002, was to decrease amortization expense by $185,000 and to increase net income by $110,000, net of related tax effects.

5. Loans payable and Long-Term Debt:

Outstanding balances under the revolving credit facility of $5,490,000 and $4,891,000 at December 31, 2002 and 2001, respectively, were governed by the same credit agreement which governs the senior term loan. The credit facility expires in 2006. Terms are further described below.

Long-term debt consist of the following:

December 31, 2002

Senior term loan payable, due in installments through 2006, the term loan is governed by the same credit agreement as the revolving credit facility, terms are further described below	$10,016
Subordinated notes, 12%, due in installments in 2007 through 2008, interest payable quarterly	16,000
Less, unamortized discount	1,565

14,435

Total long-term debt	24,451
Less, current portion	5,518

Long-term debt, less current portion	$18,933

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate maturities of long-term debt, exclusive of discount, are as follows:

(In thousands)
Years ending December 31,
2003	$5,518
2004	3,500
2005	998
2006	—
2007	12,000
2008	4,000

$26,016

The revolving credit facility and senior term loans are governed by a common credit agreement between Riddell and General Electric Capital Corporation and other lenders.

The revolving credit facility provides a $35 million line of credit expiring in June 2006. Draws on the line of credit are limited to a percentage of Riddell’s eligible receivables and inventory, as defined by the credit agreement. Interest on outstanding balances accrues at a rate of LIBOR plus a margin of 3.25% on draws so designated by Riddell and on other draws at the prime rate, as quoted in the Wall Street Journal, plus a margin of 1.75%. Interest is payable at the end of each applicable interest period for LIBOR designated draws and monthly on all other balances. The interest rate margins can be adjusted quarterly within a range 1.0% higher, but no lower, than the current margins, based on profit measures specified in the credit agreement. The credit facility also provides for an unused line fee at an annual rate of 0.5% applied to the amount by which $35 million, or the then maximum revolving amount, exceeds the average daily balance of outstanding borrowings under the line.

The senior term notes are payable in quarterly principal payments which will aggregate $5,518,000 in 2003 (including scheduled payments of $2,750,000 and a mandatory prepayment of $2,768,000 due in 2003 as discussed below), $3,500,000 in 2004 with the final principal payment due in 2005. The credit agreement provides for mandatory prepayments equal to 50% of certain cash flow in excess of capital expenditure and debt service requirements, as more fully defined in the agreement, generally payable 90 days following the end of each calendar year. A prepayment of approximately $2,768,000 will be due in 2003 based on the results for the year ended December 31, 2002. The prepayments are applied against the scheduled principal payments in reverse order of maturity. The senior term notes accrue interest at a rate of LIBOR plus a margin of 3.5% on the portion of the notes so designated by Riddell and on any remaining portion at the prime rate, as quoted in the Wall Street Journal, plus a margin of 2.0%. Interest is payable at the end of each applicable interest period for LIBOR designated portions and monthly on all other balances. The interest rate margins can be adjusted quarterly within a range 1.0% higher, but no lower, than the current margins, based on profit measures specified in the credit agreement.

The credit agreement contains covenants which, among other things, require Riddell to meet certain financial ratio and net worth tests, restrict the level of additional indebtedness Riddell may incur, limit payments of dividends, restrict the sale of assets and limit investments Riddell may make. Riddell has pledged essentially all of its assets as collateral for the revolving credit facility and senior term loans.

The subordinated notes are governed by a note purchase agreement. The note purchase agreement contains covenants and restrictions which generally parallel the senior credit agreement. The subordinated notes were issued together with the warrants discussed in Note 8 for an aggregate of $16 million, $2 million of which was

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

allocated to the warrants. The $2 million has been recorded as a discount to the $16 million face value of the notes on the consolidated balance sheets. The discount is being amortized and charged to interest expense over the term of the notes.

The senior term loans and the subordinated notes were issued and the revolving credit facility was entered into in connection with the Acquisition (see Note 2). Riddell incurred debt issue costs of $3,861,000 in connection with these financing transactions. These costs are included with intangibles and deferred charges and are being amortized to interest expense over the life of the related debt.

6. Leases:

Riddell leases various facilities and equipment. Future minimum commitments for capital leases and for operating leases with non-cancelable terms are as follows:

	Capital Leases	Operating Leases
		(In thousands)
Years ending December 31,
2003	$341	$1,897
2004	212	1,679
2005	123	1,266
2006	73	993
2007	39	830
Later years	216	3,182

Total minimum lease payments	1,004	$9,847

Less, amount representing interest	(232)

Present value of minimum lease payments, including current maturities of $239,000	$772

Rent expense for operating leases was approximately $1,824,000 for the year ended December 31, 2002.

7. Warrants:

Riddell issued warrants to purchase 3,662.791 shares of its common stock together with the subordinated notes discussed in Note 5. The warrants are exercisable at $0.001 per share and expire in 2011. The warrant holders have rights to “put” the warrants to Riddell after June 22, 2007, or earlier upon certain business combinations, a sale of a substantial portion of Riddell’s assets, acceleration of the due date of the subordinated notes or a change in control—all as defined in the warrant purchase agreement and at fair market value determined in accordance with the agreement. The agreement provides that if Riddell is unable to make a cash payment to purchase the warrants upon a put, due to operation of law or restrictions under senior loan covenants, the warrant holder may elect to receive promissory notes or to withdraw the put. Riddell has rights to “call” the warrants after June 22, 2008, if the subordinated notes have been repaid.

8. Restricted stock and stock option plans:

Riddell has issued, or committed to issue, 2,873 shares of restricted stock to certain executive employees pursuant to an executive bonus share plan. The plan provides for the restricted stock to vest in varying amounts

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

depending on the cumulative rate of return realized by Lincolnshire Equity Fund II, LP (indirectly the majority shareholder of Riddell) upon a triggering event, or June 22, 2011. Triggering events include transactions in which proceeds are distributed to Riddell’s shareholders as well as certain public offerings of Riddell’s common stock, certain business combinations and certain sales of Riddell’s stock or assets. Unvested restricted shares may be subject to forfeiture upon termination of employment.

Riddell has reserved 443 shares of its common stock for issuance of stock options pursuant to its senior management stock option plan. The plan provides for the grant of options to employees at an option price not less than the fair market value of the underlying common stock on the date of grant. Options awards are to have a maximum term of ten years and shall only vest upon the earlier of a triggering event, under similar terms as those described in the discussion of the executive bonus share plan above, or the seventh anniversary of the date of grant. Options will be subject to forfeiture upon termination of employment. No options have been awarded to date.

9. Employee benefit plans:

Riddell has two noncontributory defined benefit pension plans that cover certain unionized employees. Expense for these plans was approximately $66,000 for the year ended December 31, 2002.

Riddell maintains a defined contribution (401K) plan covering substantially all of its non-union employees. Company contributions to this plan are based on a percentage of employee contributions and are funded and charged to expense as incurred. Expenses related to the plan amounted to approximately $141,000 for the year ended December 31, 2002.

10. Product liability and other contingencies:

Product liability litigation matters and contingencies:

At December 31, 2002, Riddell was a defendant in two product liability suits relating to personal injuries allegedly related to the use of helmets manufactured or reconditioned by subsidiaries of Riddell. The ultimate outcome of these claims, or potential future claims, cannot presently be determined. Riddell estimates that the uninsured portion of future costs and expenses related to these claims, and incurred but not reported claims, will amount to at least $2,600,000 and, accordingly, an accrual in this amount is included in the Consolidated Balance Sheet at December 31, 2002 as part of accrued liabilities, $100,000, and other liabilities, $2,500,000. (At December 31, 2001 the Consolidated Balance Sheet included an accrual of $3,500,000 as part of accrued liabilities, $500,000, and other liabilities, $3,000,000). These accruals are based on managements’ best estimate of losses and defense costs anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases.

Riddell maintains product liability insurance under a policy expiring in January 2005. The policy is an occurrence-based policy providing coverage against claims currently pending against Riddell and future claims relating to all injuries occurring prior to January 2005 even if such claims are filed after the end of the policy period. The insurance program provides certain basic and excess coverage on product liability claims. The first level of insurance coverage under the policy (“Basic Coverage”) provides coverage with a remaining aggregate of approximately $2 million in excess of an uninsured retention (deductible) of $750,000 per occurrence. The insurance coverage also provides for additional coverage (“Excess Coverage”) of up to $20,000,000 per occurrence in excess of the first $3,000,000 of each claim. The first $3,000,000 of a claim would be covered by the initial $750,000 uninsured retention, then any available Basic Coverage followed by an additional uninsured

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

retention. Claims covered by the Excess Coverage are subject to one of two separate aggregate policy limits, depending on the date of the related injury. The first aggregate limit, initially $20,000,000 but now with a remaining value of approximately $16.4 million, applies to claims for injuries occurring prior to January 31, 1998. Claims occurring after January 1998 are covered by the second aggregate limit of $20,000,000. Should either of these Excess Coverage aggregate limits become exhausted or impaired, in full or in part, the policy provides that Riddell can reinstate the affected limit back to their original $20,000,000 levels upon payment of a reinstatement premium. Each of the aggregate limits may only be reinstated to $20,000,000 once and the reinstatement premium can vary from $750,000 to $2,500,000 depending on the amount of the reinstatement and which of the two aggregate limits is to be reinstated.

Other contingencies and litigation matters:

In addition to the matters discussed in the preceding paragraphs, the Riddell has certain other claims or potential claims against it that may arise in the normal course of business, including without limitation, claims relating to personal injury as well as employment related matters. Management believes that the probable resolution of such matters will not materially affect the financial position or results of operations of Riddell.

11. Income taxes:

Income tax provision consist of the following:

Year Ended December 31, 2002
(In thousands)
Current tax expense:
Federal	$950
State	180

1,130

Deferred tax expense:
Federal	660
State	140

800

Benefit applied to reduce goodwill:
Federal	120
State	20

140

$2,070

In 2002, an adjustment reducing deferred tax assets by $1.7 million was recorded as an adjustment to the allocation of the purchase price of the Acquisition as discussed in Note 2, above. The adjustment was recorded to reflect changes to prior estimates of differences between the financial statement and tax basis of certain assets acquired.

RIDDELL SPORTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Related party transactions:

In June 2001, Riddell entered into a management consulting agreement with Lincolnshire Management, Inc., an affiliate of one of Riddell’s stockholders. The agreement provides for annual consulting fees of $500,000. Pursuant to agreement, Riddell paid Lincolnshire Management, Inc. $500,000 for the year ended December 31, 2002 which was included in management and directors’ fees and expenses for the periods.

13. Supplemental cash flow information:

Cash payments for interest were $3,933,000 for the year ended December 31, 2002. Income tax payments were $1,226,000 for the year ended December 31, 2002. Capital lease obligations of $186,000 for the year ended December 31, 2002 were incurred when Riddell entered into leases for new equipment.

Report of Independent Auditors

To the Board of Directors and Stockholders of

Bell Sports Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Bell Sports Corp. and its subsidiaries at January 3, 2004, June 28, 2003 and June 29, 2002 and the results of their operations and their cash flows for the six months ended January 3, 2004 and the fiscal years ended June 28, 2003, June 29, 2002 and June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, effective June 30, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets which changed the manner of accounting for goodwill. Also, as described in Note 6, effective June 29, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equities which changed the manner of accounting for mandatorily redeemable preferred stock.

As described in Note 15, the Company entered into a merger agreement with another entity, in which the other entity will acquire all of the outstanding stock of the Company.

PricewaterhouseCoopers LLP

Dallas, Texas

March 17, 2004, except as to Note 15, for which the date is August 11, 2004

BELL SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 29, 2002	June 28, 2003	January 3, 2004	Unaudited July 3, 2004
Assets
Current assets:
Cash and cash equivalents	$7,751	$—	$—	$—
Accounts receivable, net	51,768	46,114	40,518	51,173
Inventories, net	30,231	31,868	33,301	33,399
Prepaid expenses and other current assets	7,206	6,607	4,116	5,920

Total current assets	96,956	84,589	77,935	90,492

Property, plant and equipment, net	12,185	11,414	12,027	11,453
Goodwill	46,844	46,844	46,844	46,844
Other intangible assets, net	324	6,532	5,963	5,393
Debt issue costs	7,686	6,214	4,993	3,661
Other assets	219	114	110	249

Total assets	$164,214	$155,707	$147,872	$158,092

Liabilities, Mandatorily Redeemable Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable and book overdraft	$10,687	$16,731	$15,142	$12,362
Accrued compensation and employee benefits	2,541	2,540	3,701	3,921
Accrued customer incentives	6,864	7,141	8,095	9,715
Other accrued expenses	13,599	11,648	11,527	12,477
Current maturities of long-term debt	48,286	29,502	32,130	40,980

Total current liabilities	81,977	67,562	70,595	79,455

Long-term debt, less current maturities	141,673	113,576	104,958	96,137
Mandatorily redeemable cumulative preferred stock	—	—	26,922	28,347
Other liabilities	3,351	5,824	3,548	3,239

Total liabilities	227,001	186,962	206,023	207,178

Series B, C and D Mandatorily Redeemable Cumulative Preferred Stock; $.01 par value; 500,000 shares authorized; 25,000 shares issued and outstanding; with dividends at 10%; due at August 15, 2008	—	25,625	—	—

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Series A Convertible Preferred Stock; $.01 par value; 500,000 shares authorized; 344,019 shares issued and outstanding at June 29, 2002; no shares issued and outstanding at June 28, 2003, January 3, 2004 and July 3, 2004, respectively	3	—	—	—
Common Stock; $.01 par value; 11,000,000 shares authorized at June 29, 2002; 2,000,000 shares authorized at June 28, 2003, January 3, 2004 and July 3, 2004, respectively; 999,100 shares issued and outstanding at June 29, 2002 and 480,026 shares issued and outstanding at June 28, 2003, January 3, 2004 and July 3, 2004, respectively	10	5	5	5
Class A Common Stock; $.01 par value; 1,000,000 shares authorized at June 28, 2003, January 4, 2004 and July 3, 2004, respectively; 480,026 shares issued and outstanding at June 28, 2003, January 3, 2004 and July 3, 2004, respectively	—	5	5	5
Additional paid-in capital	124,011	133,420	133,420	133,420
Accumulated other comprehensive loss	(3,268)	(2,478)	(2,459)	(2,646)
Accumulated deficit	(183,543)	(187,832)	(189,122)	(179,870)

Total stockholders’ deficit	(62,787)	(56,880)	(58,151)	(49,086)

Total liabilities, mandatorily redeemable preferred stock, and stockholders’ deficit	$164,214	$155,707	$147,872	$158,092

The accompanying notes are an integral part of these consolidated financial statements.

BELL SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Fiscal year ended			Unaudited Six months ended December 28, 2002	Six months ended January 3, 2004	Unaudited Six months ended
	June 30, 2001	June 29, 2002	June 28, 2003			June 28, 2003	July 3, 2004
Net sales	$238,683	$199,472	$191,326	$86,741	$94,774	$104,585	$112,375
Cost of sales	179,391	134,930	130,509	61,815	64,511	68,694	70,992

Gross profit	59,292	64,542	60,817	24,926	30,263	35,891	41,383

Selling, general and administrative expenses	75,531	46,311	43,581	23,026	23,959	20,555	24,344
Restructuring charges	6,237	—	—	—	—	—	—
Loss from equity investment	1,017	726	—	—	—	—	—

Operating expenses	82,785	47,037	43,581	23,026	23,959	20,555	24,344

Income (loss) from operations	(23,493)	17,505	17,236	1,900	6,304	15,336	17,039

Other (expenses) income:
Other	318	—	—	—	—	—	—
Loss on extinguishment/modification of debt	(13,985)	—	(1,676)	(456)	—	(1,220)	—
Interest expense, net	(24,647)	(25,695)	(21,256)	(12,452)	(8,928)	(8,804)	(7,076)
Change in fair value of interest rate swap	(2,470)	(881)	1,567	792	1,784	775	—

Income (loss) before provision for income taxes	(64,277)	(9,071)	(4,129)	(10,216)	(840)	6,087	9,963

Provision for income taxes	(17,976)	—	(160)	(14)	(450)	(146)	(711)

Net income (loss)	$(82,253)	$(9,071)	$(4,289)	$(10,230)	$(1,290)	$5,941	$9,252

The accompanying notes are an integral part of these consolidated financial statements.

BELL SPORTS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND ACCUMULATED DEFICIT

(in thousands)

	Common Stock		Series A Convertible Preferred Stock		Series A Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at July 1, 2000	—	$—	—	$—	103	$10
Repurchase of common stock	—	—	—	—	—	—
Repurchase of preferred stock	—	—	—	—	(103)	(10)
Preferred stock dividends	—	—	—	—	—	—
Redemption of preferred stock options
Issuance of common stock in connection with the Merger, net of costs	999	10	—	—	—	—
Issuance of series A convertible preferred stock	—	—	344	$3	—	—
Issuance of common stock warrants	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Realized foreign currency loss on disposal of foreign operating units	—	—	—	—	—	—
Currency translations adjustments, net of tax effect of $0	—	—	—	—	—	—

Balance at June 30, 2001	999	10	344	3	—	—

Net loss	—	—	—	—	—	—
Currency translations adjustments, net of tax effect of $0	—	—	—	—	—	—

Balance at June 29, 2002	999	10	344	3	—	—

Net loss
Currency translations adjustments, net of tax effect of $0

Balance at December 28, 2002	999	10	344	3

Reverse split and issuance of Class A common stock	(899)	(9)	—	—	—	—
Exchange of debt for common stock (Note 5)	267	3	—	—	—	—
Exchange of Series A convertible preferred stock	106	1	(344)	(3)	—	—
Exchange of common stock warrants	7	—	—	—	—	—
Cumulative dividends on mandatorily redeemable Series B, C, and D preferred stock	—	—	—	—	—	—
Net income	—	—	—	—	—	—
Currency translation adjustments, net of tax effect of $0	—	—	—	—	—	—

Balance at June 28, 2003	480	5	—	—	—	—

Net loss	—	—	—	—	—	—
Currency translation adjustments, net of tax effect of $0	—	—	—	—	—	—

Balance at January 3, 2004	480	5	—	—	—	—

Net income (unaudited)	—	—	—	—	—	—
Currency translation adjustments net of tax effect of $0 (unaudited)	—	—	—	—	—	—

Balance at July 3, 2004 (unaudited)	480	$5	—	$—	—	$—

The accompanying notes are an integral part of these consolidated financial statements.

BELL SPORTS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND ACCUMULATED DEFICIT—(Continued)

(in thousands)

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total	Comprehensive Income/(Loss)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at July 1, 2000	869	$9	130	$1	46	$1	$53,260	$(3,890)	$(33,147)	$16,244	—
Repurchase of common stock	(869)	(9)	(130)	(1)	(46)	(1)	(600)	—	(52,276)	(52,887)	—
Repurchase of preferred stock	—	—	—	—	—	—	(52,660)	—	—	(52,670)
Preferred stock dividends	—	—	—	—	—	—	—	—	(6,492)	(6,492)	—
Redemption of preferred stock options							—	—	(304)	(304)	—
Issuance of common stock in connection with the Merger, net of costs	—	—	—	—	—	—	101,823	—	—	101,833	—
Issuance of series A convertible preferred stock	—	—	—	—	—	—	18,363	—	—	18,366	—
Issuance of common stock warrants	—	—	—	—	—	—	3,825	—	—	3,825	—
Net loss	—	—	—	—	—	—	—	—	(82,253)	(82,253)	$(82,253)
Realized foreign currency loss on disposal of foreign operating units	—	—	—	—	—	—	—	1,499	—	1,499	1,499
Currency translations adjustments, net of tax effect of $0	—	—	—	—	—	—	—	(941)	—	(941)	(941)

Balance at June 30, 2001	—	—	—	—	—	—	124,011	(3,332)	(174,472)	(53,780)	$(81,695)

Net loss	—	—	—	—	—	—	—	—	(9,071)	(9,071)	$(9,071)
Currency translations adjustments, net of tax effect of $0	—	—	—	—	—	—	—	64	—	64	64

Balance at June 29, 2002	—	—	—	—	—	—	124,011	(3,268)	(183,543)	(62,787)	$(9,007)

Net loss (unaudited)									(10,230)	(10,230)	$(10,230)
Currency translations adjustments, net of tax effect of $0 (unaudited)								(44)		(44)	(44)

Balance at December 28, 2002 (unaudited)	—	—	—	—	—	—	124,011	(3,312)	(193,773)	(73,061)	$(10,274)

Reverse split and issuance of Class A common stock	100	1	—	—	—	—	8	—	—	—	—
Exchange of debt for common stock (Note 5)	267	3	—	—	—	—	10,025	—	—	10,031	—
Exchange of Series A convertible preferred stock	106	1	—	—	—	—	1	—	—	—	—
Exchange of common stock warrants	7	—	—	—	—	—	—	—	—	—	—
Cumulative dividends on mandatorily redeemable Series B, C, and D preferred stock	—	—	—	—	—	—	(625)	—	—	(625)	—
Net income	—	—	—	—	—	—	—	—	5,941	5,941	$5,941
Currency translation adjustments, net of tax effect of $0	—	—	—	—	—	—	—	834	—	834	834

Balance at June 28, 2003	480	5	—	—	—	—	133,420	(2,478)	(187,832)	(56,880)	$6,775

Net loss	—	—	—	—	—	—	—	—	(1,290)	(1,290)	$(1,290)
Currency translation adjustments, net of tax effect of $0	—	—	—	—	—	—	—	19	—	19	19

Balance at January 3, 2004	480	5	—	—	—	—	133,420	(2,459)	(189,122)	(58,151)	$(1,271)

Net income (unaudited)	—	—	—	—	—	—	—	—	9,252	9,252	$9,252
Currency translation adjustments net of tax effect of $0 (unaudited)	—	—	—	—	—	—	—	(187)	—	(187)	(187)

Balance at July 3, 2004 (unaudited)	480	$5	—	$—	—	$—	$133,420	$(2,646)	$(179,870)	$(49,086)	$9,065

The accompanying notes are an integral part of these consolidated financial statements.

BELL SPORTS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal year ended			Unaudited Six months ended December 28, 2002	Six months ended January 3, 2004	Unaudited Six months ended
	June 30, 2001	June 29, 2002	June 28, 2003			June 28, 2003	July 3, 2004
Cash flows from operating activities:
Net income (loss)	$(82,253)	$(9,071)	$(4,289)	$(10,230)	$(1,290)	$5,941	$9,252
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of goodwill and other intangible assets	2,326	1,956	1,038	448	569	590	569
Depreciation	4,529	3,870	3,068	1,474	1,441	1,594	1,311
Amortization of debt discount	366	489	366	245	—	121	—
Amortization of debt issue costs	1,278	1,802	2,086	981	1,221	1,105	1,236
Amortization of debt restructuring gain	—	—	(52)	—	(104)	(52)	(104)
Interest on mandatorily redeemable cumulative preferred stock				—	1,297		1,425
Loss (gain) on disposal of property, plant and equipment	253	—	5	10	—	(5)	—
Realized foreign currency loss on disposal of foreign subsidiaries	1,499	—	—	—	—	—	—
Loss from equity investment	1,017	726	—	—	—	—	—
Deferred income taxes	17,976	—	—	—	—	—	—
Change in fair value of interest rate swap	2,470	881	(1,567)	(792)	(1,784)	(775)	—
Loss on extinguishment/modification of debt	13,985	—	675	456	—	219	—
Restructuring charges	6,237	—	—	—	—	—	—
Other	(441)	—	—	—	—		—
Accrued interest and PIK interest on senior subordinated notes	3,319	8,873	6,446	4,633	318	1,813	316
Accrued PIK interest on junior subordinated notes	—	—	391	—	795	391	789
Changes in assets and liabilities:
Accounts receivable	9,432	19,898	6,062	14,882	5,596	(8,820)	(10,655)
Inventories	6,381	11,123	(1,184)	(5,597)	(1,433)	4,413	(98)
Prepaid expenses and other assets	(3,784)	3,173	704	1,226	2,495	(522)	(1,944)
Accounts payable and book overdraft	(268)	(2,145)	6,044	5,201	(1,589)	843	(2,780)
Accruals and other liabilities	2,447	(2,231)	(2,462)	535	1,981	(2,997)	2,793

Net cash provided by (used in) operating activities	(13,231)	39,344	17,331	13,472	9,513	3,859	2,110

Cash flows from investing activities:
Acquisition of licenses	—	—	(1,038)	(1,038)	—	—	—
Proceeds from the sale of property, plant and equipment	168	470	40	40	4	—	30
Acquisition of property and equipment	(5,881)	(2,649)	(2,342)	(840)	(2,058)	(1,502)	(767)

Net cash provided by (used in) investing activities	(5,713)	(2,179)	(3,340)	(1,838)	(2,054)	(1,502)	(737)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	95,931	—	—	—	—	—	—
Proceeds from issuance of senior subordinated notes	50,000	—	10,000	—	—	10,000	—
Proceeds from issuance of preferred stock	18,000	—	—	—	—	—	—
Repurchase of common stock	(47,072)	—	—	—	—	—	—
Repurchase of preferred stock	(52,670)	—	—	—	—	—	—
Payment of preferred stock dividends	(6,492)	—	—	—	—	—	—
Redemption of preferred stock options	(304)	—	—	—	—	—	—
Proceeds from issuance of new term notes	110,000	—	—	—	—	—	—
Net borrowings from (payments on) revolving line of credit	54,738	(18,958)	(15,781)	(13,670)	(621)	(2,111)	5,277
Payments on previous notes payable, long-term debt and capital lease obligations	(150,307)	(9)	—	—	—	—	—
Net (payments on) previous revolving line of credit	(34,479)	—	—	—	—	—	—
Redemption premiums and consent fees included in loss on extinguishment of debt	(5,500)	—	—	—	—	—	—
Debt acquisition costs included in loss on extinguishment of debt	(229)	—	—	—	—	—	—
Payments on new notes payable and long term debt	(5,499)	(9,545)	(12,504)	(4,750)	(6,378)	(7,754)	(6,250)
Debt issuance costs	(12,276)	(1,399)	(1,608)	—	—	(1,608)	96
Equity issue costs	—	—	(563)	—	—	(563)	—
Payments on license obligations	—	—	(1,414)	(1,062)	(479)	(352)	(305)

Net cash provided by (used in) financing activities	13,841	(29,911)	(21,870)	(19,482)	(7,478)	(2,388)	(1,182)

Effect of exchange rate changes on cash	(68)	64	128	97	19	31	191

Net increase (decrease) in cash and cash equivalents	(5,171)	7,318	(7,751)	(7,751)	—	—	—

Cash and cash equivalents at beginning of period	5,604	433	7,751	7,751	—	—	—

Cash and cash equivalents at end of period	$433	$7,751	$—	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

1. Nature of Operations and Merger

Nature of Operations

Bell Sports Corp. (“the Company” or “Bell”) is a manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. Bell is also a supplier of in-line skating, snowboarding, snow skiing, multi-sport and motorcycle helmets as well as fitness accessories.

Merger

On June 13, 2000, Bell entered into an Agreement and Plan of Merger (the “Merger”) with Bell Sports Holdings, L.L.C., a Delaware limited liability company (“Holdings”) and Andsonica Acquisition Corporation, a Delaware corporation (“Andsonica”). The Merger closed on August 11, 2000. Holdings and Andsonica were newly formed entities created by Chartwell Investments II, LLC, (“Chartwell”). Holdings was initially capitalized with $101,000. Holdings then contributed the $101,000 into Andsonica in exchange for 100% of the common stock of Andsonica making Andsonica a wholly-owned subsidiary of Holdings. Andsonica was then merged with and into Bell and its separate existence ceased with Bell continuing as the surviving company. Pursuant to the Merger, all of the issued and outstanding common stock of Andsonica was converted into 943,925 newly issued shares of Bell common stock. Concurrently, each share of Bell’s Class A and Class B common stock issued and outstanding prior to the merger was converted into the right to receive (i) cash, (ii) cash and 18% Merger notes due 2000 or (iii) “new” Bell common stock. Additionally, each share of Bell Series A preferred stock was converted into the right to receive cash of $50.99, plus accrued but unpaid dividends. As a result of the transactions, Holdings owned 94.4% of the outstanding Bell common stock and existing Bell shareholders retained 5.6% of the common stock. The Company accounted for this series of transactions as a leveraged recapitalization. Accordingly, the historical accounting basis of the Company’s assets and liabilities existing prior to the transaction continued.

Concurrent with the completion of the Merger, the Company refinanced its existing credit facilities with a new senior credit facility with a group of banks and subordinated debt (Note 5).

In connection with the Merger, the Company incurred transaction related costs of $5,069, including professional fees such as legal, accounting and investment banking. Included in the transaction costs is a fee of $735 paid to Chartwell. The transaction fees were recorded as a reduction to the proceeds received upon the issuance of “new” Bell common stock.

2. Significant Accounting Policies

Principles of Consolidation and Change of Accounting Period

The consolidated financial statements include the accounts of Bell and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Effective for the year beginning June 29, 2003, the Company changed its fiscal year end from the 52 or 53 week accounting period ending on the Saturday that is nearest to the last day of June to the Saturday ending nearest to the last day of December. Accordingly, these financial statements present the balance sheet as of June 29, 2002, June 28, 2003 and January 3, 2004 and the results of operations and cash flows for the fiscal years ended June 30, 2001, June 29, 2002, June 28, 2003 and the six months ended January 3, 2004.

Revenue Recognition

Revenue represents product sales of bicycle helmets, accessories and other related products. Revenue and related costs are recognized upon passage of title to the customer, which generally occurs upon shipment.

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

Allowances for sales returns, discounts and allowances, including volume-based customer incentives, are estimated and recorded concurrent with the recognition of the corresponding revenue.

Shipping Fees and Costs

Shipping fees and related costs are included in the determination of cost of sales. Shipping fees and costs which are billed to customers are included as revenues in net sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company has a book overdraft of $1,642, $401 and $413 at June 28, 2003, January 3, 2004 and July 3, 2004 (unaudited), respectively, which is included in accounts payable.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable at June 29, 2002, June 28, 2003, January 3, 2004, and July 3, 2004 (unaudited) are net of allowances for doubtful accounts of $2,291, $1,610, $2,071, and $2,473, respectively. The Company’s principal customers operate in the mass merchant, sporting goods or independent bicycle dealer retail markets worldwide. The customers are not geographically concentrated. As of June 29, 2002, June 28, 2003, January 3, 2004, and July 3, 2004 (unaudited), respectively, 39%, 49%, 38%, and 50% of the Company’s gross accounts receivable were attributed to one customer. The same customer accounted for 39%, 36%, 40%, and 36% of net sales during the six months ended December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004 and July 3, 2004 (unaudited), respectively and for 28%, 34%, and 36% of net sales during the years ended June 30, 2001, June 29, 2002, and June 28, 2003, respectively. The Company’s top ten customers accounted for 62%, 64%, 64%, and 74% of total gross accounts receivable at June 29, 2002, June 28, 2003, January 3, 2004, and July 3, 2004 (unaudited) respectively and for 62%, 67%, 61%, and 62% of net sales for the six months ended December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004 and July 3, 2004 (unaudited), respectively and for 55%, 61% and 61% of net sales for the years ended June 30, 2001, June 29, 2002 and June 28, 2003, respectively.

The Company reviews the financial condition and creditworthiness of potential customers prior to contracting for sales and records its accounts receivable at their face value upon completion of the sale to its customers. The Company also records an allowance for doubtful accounts based upon management’s estimate of the amount of uncollectible receivables. This estimate is based upon prior experience including historic losses as well as current economic conditions. Uncollectible receivables are written off once management has determined that further collection efforts will not be successful. As such, the Company considers its credit risk to be acceptable and appropriately managed.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. Costs include materials, direct labor, applicable manufacturing overhead and other direct costs.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements and capital lease assets are amortized using the straight-line method over the shorter of the base lease term or the estimated useful lives of the related assets. Construction in progress assets not ready for use and land are not depreciated. Expenditures for maintenance, repairs and minor renovations are charged to

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

expenses as incurred. Major renovations and improvements are capitalized. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation or amortization are removed from the accounts and resulting gains or losses, if any, are included in the operations for the period.

Debt Issue Costs

Costs associated with debt issuances are capitalized and amortized to interest expense on a straight-line basis, which approximates the effective interest rate method, over the terms of the related debt agreements. Previously capitalized costs related to debt instruments which have been modified or settled continue to be amortized or are written-off in accordance with generally accepted accounting principles. Amortization of debt issue costs included in interest expense totaled $981, $1,105, $1,221, and $1,236 for the six months ended December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004 and July 3, 2004 (unaudited), respectively. Amortization of debt issue costs included in interest expense totaled $1,278, $1,802 and $2,086 for the years ended June 30, 2001, June 29, 2002 and June 28, 2003, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the net identifiable assets acquired in purchase transactions and was amortized on a straight-line basis over 25 to 40 years during the years ended June 30, 2001 and June 29, 2002. Effective June 30, 2002, the Company adopted Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Under SFAS 142, goodwill is not amortized and requires an annual impairment test. On an annual basis, the fair value of the Company’s reporting units are compared to their carrying values. If the carrying value of a reporting unit exceeds its fair value, an impairment charge is recorded equal to the excess of the carrying value of the reporting unit’s goodwill over the fair value of the goodwill is recorded. The fair value of the reporting units is estimated using the discounted value of future cash flows. There were no goodwill impairments for the year ended June 28, 2003 or the six months ended June 28, 2003 (unaudited), January 3, 2004, or July 3, 2004 (unaudited).

Intangible assets include licenses, trademarks, and patents which are amortized over the lesser of their useful lives or contractual terms which range from 6 to 10 years for licenses and 3 to 17 years for trademarks and patents.

Goodwill and other intangibles consists of the following:

	June 29, 2002	June 28, 2003	January 3, 2004	Unaudited July 3, 2004
Goodwill	$46,844	$46,844	$46,844	$46,844

Other intangible assets
Licenses	$—	$7,246	$7,246	$7,246
Other	825	825	825	825

	825	8,071	8,071	8,071
Less: accumulated amortization
Licenses	—	(951)	(1,503)	(2,055)
Other	(501)	(588)	(605)	(623)

	(501)	(1,539)	(2,108)	(2,678)

Other intangible assets, net	$324	$6,532	$5,963	$5,393

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

Amortization expense of other intangible assets was $448, $590, $569, and $569 for the six months ended December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004, and July 3, 2004 (unaudited), respectively. Amortization expense of other intangible assets was $271, $102 and $1,038 for the years ended June 30, 2001, June 29, 2002 and June 28, 2003, respectively.

Estimated amortization expense on other intangibles for the next five years from January 3, 2004 is as follows:

2004	$1,142
2005	1,142
2006	1,142
2007	1,142
2008	744

The 2001 and 2002 results do not reflect the provisions of SFAS 142. Had the Company adopted SFAS 142 as of July 1, 2000, net income (loss) would have been changed to the adjusted amounts indicated below:

	Fiscal year ended			Unaudited Six Months Ended December 28, 2002	Six months ended January 3, 2004	Unaudited Six months ended
	June 30, 2001	June 29, 2002	June 28, 2003			June 28, 2003	July 3, 2004
Net income (loss)	$(82,253)	$(9,071)	$(4,289)	$(10,230)	$(1,290)	$5,941	$9,252
Goodwill amortization	1,854	1,854	—	—	—	—	—

Adjusted net income (loss)	$(80,399)	$(7,217)	$(4,289)	$(10,230)	$(1,290)	$5,941	$9,252

Impairment of Long-lived Assets

The carrying values of all long-lived assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable (such as significant decline in sales, earnings or cash flows or material adverse changes in the business climate). The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss would be recognized to the extent that the carrying value exceeds the fair value. There was no impairment of long-lived assets for the years ended June 30, 2001, June 29, 2002, and June 28, 2003 or for the six months ended January 3, 2004 or July 3, 2004 (unaudited).

Equity Method Investment

The Company has a 20% interest in Bell Racing Company (“Bell Racing”) accounted for using the equity method. During fiscal 2002, Bell Racing exchanged certain of its assets for shares in Jim Russell Racing and BRC Associates LLC. Certain other assets were sold to S.P.O.R.T.S. Europe NV and Bob Booth. Bell Racing received proceeds from these transactions in the form of notes receivable and cash. Management believes the underlying net assets of Jim Russell Racing and BRC Associates as well as the notes receivable may not be recoverable and have recognized an impairment loss to the extent that the carrying value exceeds fair value. Accordingly, for the fiscal year ended June 29, 2002, the Company recorded a loss of $726, to reflect the

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

impairment of its investment in Bell Racing. This resulted in reducing the carrying amount of the investment to $0. The Company recorded a loss of $1,017 related to their investment in Bell Racing for the year ended June 30, 2001. The investment continues to be carried at $0.

Stock Options

In November 1998, the Board of Directors approved the Investment and Incentive Plan and the Class C Investments and Incentive Plan (collectively the “Plans”) to allow selected employees, directors, consultants and/or advisors of the Company the opportunity to make equity investments in the Company. Under the Plans, as amended, up to 15,000 shares of Series A Preferred Stock, 12,500 shares of Class A Common Stock, 132,100 shares of Class B Common Stock, and 57,500 shares of Class C Common Stock can be purchased by participants. As of July 1, 2000, 14,532 shares of Series A Preferred Stock, 12,069 shares of Class A Common Stock, 129,750 shares of Class B Common Stock, and 46,350 shares of Class C Common Stock were outstanding under the Plans. All such shares were either redeemed or cancelled in connection with the Merger.

The Company adopted the 2001 Stock Incentive Plan (the “2001 Plan”) on January 8, 2001. The 2001 Plan provided for the granting to certain employees and other key individuals, as designated by the Company, options to purchase common stock or other stock-based compensation awards. An aggregate of 152,000 shares of common stock were reserved for issuance under the 2001 Plan. The Company granted options to purchase 145,870 shares during fiscal 2001 at an average exercise price of $107 per share. Approximately one-third of the options were to vest equally over a four year period. The remaining two-thirds were to vest if the Company achieved certain financial performance targets. All options terminate after ten years from their date of grant.

On October 21, 2001, the Company revised and adopted the 2001 Stock Incentive Plan (the “New Plan”) and terminated the pre-existing 2001 Plan. All of the outstanding options issued with the exercise price of $107 per share under the 2001 Plan were terminated and subsequently repriced at a new exercise price of $53.50 per share under the New Plan. The New Plan provides for the Company to reserve 200,000 shares of the Company’s common stock for issuance. The Company issued 180,870 common stock purchase options to employees of the Company under the New Plan during fiscal 2002. The options granted have a ten-year life and include anti-dilutive provisions. The options issued generally vest at a rate of 25% per year over a four year period which coincides with a vesting date determined by the Board of the Company for each individual granted options. The repricing results in the options becoming variable awards under Accounting Practices Board 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, but no compensation expense has been reflected as the exercise price exceeds market value in all periods presented.

Under the New Plan, issued options are anti-dilutive. Accordingly, the Company adjusted the number of shares and the related exercise price to adjust the options with respect to the impact of changes in equity of the Company’s Restructure Agreement described in Note 5. The table below has been adjusted for all periods presented.

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

Activity under these Plans are as follows:

	Number of Shares Underlying Options	Weighted Average Exercise Price
Options outstanding at July 1, 2000	—	$—
Options granted	14,587	1,070.00
Options terminated	(4,800)	1,070.00

Options outstanding at June 30, 2001	9,787	1,070.00
Options terminated	(9,787)	1,070.00
Options granted	18,087	535.00
Options terminated	(800)	(535.00)

Options outstanding at June 29, 2002	17,287	535.00
Options terminated	(850)	(535.00)

Options outstanding at December 28, 2002 (unaudited)	16,437	535.00
Options terminated	(700)	(535.00)

Options outstanding at June 28, 2003	15,737	(535.00)
Options terminated	(900)	(535.00)

Options outstanding at January 3, 2004	14,837	535.00
Options terminated (unaudited)	(60)	(535.00)

Options outstanding at July 3, 2004 (unaudited)	14,777	$535.00

The Company used the intrinsic value method to account for stock-based awards to employees and has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“SFAS 123”). Had the Company accounted for stock options under SFAS 123, the net income (loss) for the fiscal years ended June 30, 2001, June 29, 2002, and June 28, 2003 and for the six months ended December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004 and July 3, 2004 (unaudited) would not have been materially different than presented. The Company estimated the fair value of its stock-based awards to employees using a Black-Scholes option pricing model. The fair value of each stock option was estimated assuming no expected dividends to be declared; risk-free interest rate of 1.64%; volatility factor of zero; and an expected life of one to ten years.

The Company plans to terminate all options in connection with the transaction described in Note 15.

Research and Development Expense

Research and development costs are expensed as incurred. These costs totaled $1,243, $1,366, $1,411, and $1,407 for the six months ended December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004, and July 3, 2004 (unaudited), respectively. These costs totaled $5,144, $3,049 and $2,608 for the years ended June 30, 2001, June 29, 2002 and June 28, 2003, respectively.

Advertising Costs

Advertising and related costs are expensed as incurred. These costs totaled $1,375, $1,116, $1,249, and $1,303 for the six months ended December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004, and July 3, 2004 (unaudited), respectively. These costs totaled $7,269, $3,647 and $2,281 for the years ended June 30, 2001, June 29, 2002, and June 28, 2003, respectively.

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

Translation of Foreign Currency

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange on the balance sheet date. Certain non-monetary items such as long-term intercompany debt and common stock are translated at historical rates on transaction and acquisition dates, as applicable. Revenue and expense items are translated at the average rates of exchange prevailing during the fiscal year. Translation adjustments are recorded in the cumulative foreign currency translation adjustment component of stockholders’ deficit.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred income taxes reflect the impact of temporary differences between the reported amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be realized.

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ significantly from such estimates.

Interim Financial Information

The financial statements for the six months ended December 28, 2002, June 28, 2003 and July 3, 2004 are unaudited but include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation. Operating results for the six months ended July 3, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

Reclassifications

Certain prior year balances have been reclassified to conform with current year presentation.

3. Inventories

Inventories consist of the following:

	June 29, 2002	June 28, 2003	January 3, 2004	Unaudited July 3, 2004
Raw materials	$2,566	$2,381	$1,804	$2,331
Work-in-process	150	47	21	82
Finished goods	31,900	34,706	36,776	35,213

	34,616	37,134	38,601	37,626
Obsolescence reserve	(4,385)	(5,266)	(5,300)	(4,227)

Inventories, net	$30,231	$31,868	$33,301	$33,399

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

4. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	Estimated Useful Life	June 29, 2002	June 28, 2003	January 3, 2004	Unaudited July 3, 2004
Land, building and leasehold improvements	3 - 38 years	$8,787	$8,876	$8,876	$8,935
Machinery, equipment and tooling	3 - 10 years	22,202	21,150	21,657	22,763
Computer equipment	3 - 7 years	5,405	5,557	5,908	6,189
Construction in progress		—	1,982	3,077	1,669
Other	3 - 7 years	293	293	293	293

Gross property, plant and equipment		36,687	37,858	39,811	39,849
Less: Accumulated depreciation and amortization		(24,502)	(26,444)	(27,784)	(28,396)

Property, plant and equipment, net		$12,185	$11,414	$12,027	$11,453

5. Borrowings

Long term debt consists of the following:

	June 29, 2002	June 28, 2003	January 3, 2004	Unaudited July 3, 2004
Senior bank debt:
Revolving line of credit	$35,781	$20,000	$19,378	$24,656
Term Loan A	47,334	35,440	29,328	23,328
Term Loan B	47,622	47,012	46,747	46,497
Old senior subordinated debt (net of unamortized original issue discount of $2,970 at June 29, 2002), including payment in kind notes	59,222	—	—	—
New senior subordinated debt, including payment in kind notes	—	10,158	10,476	10,792
Junior subordinated debt, including payment in kind notes	—	30,468	31,159	31,844

	189,959	143,078	137,088	137,117
Less current maturities	(48,286)	(29,502)	(32,130)	(40,980)

	$141,673	$113,576	$104,958	$96,137

The Company entered into a senior credit facility with a group of banks effective August 11, 2000 (the “Credit Facility”), that originally included a $75,000 revolving line of credit (the “Revolving Credit Facility”) and $110,000 in term loans (the “Term Loan Facility”). The Company also entered into a Senior Subordinated Debt agreement on August 11, 2000 with institutional lenders. The agreement provided for the issuance of up to $50,000 of senior subordinated notes (“the Notes”) with detachable common stock purchase warrants representing up to 5.5% of the Company’s fully diluted equity. The $50,000 proceeds from the Notes were funded on October 18, 2000 and allocated between the Notes ($46,175) and the warrants ($3,825) based on estimates of their respective fair values. The amount allocated to the warrants was recorded as a discount on the Notes subject to accretion to interest expense through the maturity date of the Notes. Accumulated accretion of the discount was $366 and $854 at June 30, 2001, June 29, 2002, respectively. Accretion expense, included as a component of interest expense, was $366, $488, and $366 for the years ended June 30, 2001, June 29, 2002, and

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

June 28, 2003, respectively. Accretion expense for the six months ended December 28, 2002 (unaudited) was $244. There was no accretion of this discount for the six fiscal months ended January 3, 2004 as a result of the debt restructuring on March 25, 2003. Interest on the Notes originally accrued at 13% payable quarterly with all principal due August 18, 2008.

The proceeds from the Credit Facility and the Notes were used to refinance the Company’s existing revolving line of credit with another bank, 11% senior subordinated debentures, 4.25% convertible subordinated debentures, 14% senior discount notes and pay associated fees. The agreement governing the 11% senior subordinated debentures required the Company to pay a redemption premium and consent fee in the aggregate amount of $5,500. The change of control and redemption premiums, along with the $4,982 write-off of unamortized debt issue costs associated with the refinanced debt are included as loss on extinguishment / modification of debt in the consolidated statement of operations at June 30, 2001.

In fiscal 2001, the Company incurred fees related to the origination of the Credit Facility and Notes in the amount of $10,284, including $2,485 paid to Chartwell. These costs were deferred and were amortized over the respective lives of the associated debt.

The Company notified its lenders in February 2001 that it was in violation of certain financial covenants contained in both the Credit Facility and the Notes. The violations were waived in conjunction with amendments to the respective agreements on March 21, 2001. As a condition to the March 21, 2001 amendments, Chartwell was required to make an $18,000 capital contribution in the form of convertible preferred stock. Additionally, the holders of the Notes were given 6,366 shares of the convertible preferred stock for no consideration. The value of the stock given to the holders was $366 and was included in loss on extinguishment/modification of debt in fiscal 2001.

In connection with the March 21, 2001 amendment to the Credit Facility, $2,221 in fees were incurred of which $1,992 has been deferred and will be amortized over the remaining term of the Credit Facility. The balance of $229 was expensed and is included in loss on extinguishment/modification of debt in fiscal 2001.

The March 21, 2001 amendment to the Notes allowed the Company to make quarterly interest payments through the issuance of new notes up to 3% per annum of the outstanding principal balance of the Notes. During fiscal years 2001 and 2002, the senior lenders did not allow the Company to pay any of its interest due on the Notes. Accordingly, the Company issued new notes (“PIK Notes”) in the amount of $3,319 and $2,492 in fiscal years 2001 and 2002, respectively, in satisfaction of scheduled interest payments. This brought the total PIK Notes to $5,811. There were no new PIK Notes in 2003 related to the Notes. This amendment to the Notes increased the interest rate from 13% to 15%.

The March 21, 2001 amendment to the Notes was considered a substantial modification as defined in Emerging Issues Task Force Issue Number 96-19 Debtors Accounting for a Modification or Exchange of Debt Instruments (“EITF 96-19”). In accordance with EITF 96-19, the unamortized balance of previously capitalized debt issue costs associated with the Notes in the amount of $2,908 were written off and included as loss on extinguishment / modification of debt in fiscal 2001.

In April 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”). The most significant impact of SFAS 145 is to eliminate the requirement that gains and losses from the extinguishment of debt be classified as an extraordinary item unless these items are infrequent and unusual in nature. The Company adopted SFAS 145 as of June 29, 2003 and reclassified previously reported extraordinary items, which relate to extinguishment/modification of debt.

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

In June 2001, the Company again notified its lenders that it would be in violation of certain covenants contained in the Credit Facility and Notes. From June 2001 through March 2003, the Company, its lenders and equity holders negotiated amendments to the debt and equity agreements which culminated in the March 25, 2003 restructuring of the agreements (the “Restructure Agreement”). The Restructure Agreement provided the Company with more favorable terms under their debt and equity agreements and alleviated short-term cash requirements. In connection with these transactions, the Company received permanent waivers for all previous violations related to covenants associated with the Credit Facility and Notes. Additionally, the holders of the Notes agreed to exchange all amounts due from the Company related to the Notes, PIK Notes and accrued interest for “new” junior notes and newly issued preferred stock and common stock. The restructuring meets the definition of a troubled debt restructuring as defined in Statement of Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“SFAS 15”).

Debt Exchange

The Company exchanged $50,000 in Notes, $5,811 in PIK Notes and $12,827 of accrued interest, less unamortized original issue discounted of $2,604 for the following items:

•	Junior Subordinated Notes (“Junior Notes”) with a face value of $25,000 which bear interest at 6% to be recorded as accrued PIK Notes until December 31, 2005 and 12% interest, thereafter payable in monthly installments, principal due in full on the later of August 15, 2008 or the one-year anniversary of the termination, expiry or refinancing of the Credit Agreement or the full settlement of the Term Loan Facility.

•	Series B Preferred Stock with a liquidation preference of $5,000, with cumulative dividends at 10% due on August 15, 2008.

•	Series C Preferred Stock with a liquidation preference of $10,000, with cumulative dividends of 10% due on August 15, 2008.

•	Series D Preferred Stock with a liquidation preference of $10,000, with cumulative dividends at 10% due on August 15, 2008.

•	Shares of newly issued Bell Class A and Bell common stock equivalent to 55.56% of the Company on a fully diluted basis after the restructuring.

Subsequent to March 25, 2006, if there are any unpaid dividends on the Series B, C or D Preferred Stock, the dividend rate increases to 12% per annum.

The Company determined the fair value of the instruments issued by means of a valuation from an independent third party. The table below provides the relative fair values assigned to each of the securities issued in the Company’s debt restructuring.

Junior Notes	$25,000
Series B Preferred Stock	5,000
Series C Preferred Stock	10,000
Series D Preferred Stock	10,000
Common Stock	10,591

$60,591

Under the provisions of SFAS 15, a gain on restructuring is recognized to the extent the fair value of the securities and debt issued exceed the carrying value of the securities exchanged. The carrying value of the debt

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

exchanged had a book value of $5,444, less applicable costs of $320 in excess of the fair value of securities issued. However, this gain is limited to the amount by which the carrying value of the old debt exceeds the aggregate future payments, including principal and interest, of the new debt. The future interest payments on the Junior Notes are $12,125. Accordingly, the carrying amount of the Junior Notes was increased by $5,124. The remaining interest expense on the Junior Notes of $7,001 will be recognized as interest expense over the term of the Junior Notes. Interest expense of $323 and $646 was recorded as PIK Notes for the fiscal year ended June 28, 2003 and for the six months ended January 3, 2004 and July 3, 2004 (unaudited), respectively related to Junior Notes. Accrued interest on the face amount of the Junior Notes of $375 and $750 was recorded as PIK Notes for the fiscal year ended June 28, 2003 and for the six months ended January 3, 2004 and July 3, 2004 (unaudited), respectively.

Issuance and Exchange of Equity Instruments

The Company exchanged all of its outstanding Series A Preferred Stock with a carrying value of $18,366 for 22.22% of the Company’s outstanding Bell common stock as of the date of the transaction.

The Company also exchanged all 66,931 outstanding common stock purchase warrants for 6,692 shares of the Company’s Common Stock and Class A Common Stock. The stock received in this exchange represents approximately 5% of the total outstanding common stock.

Every ten shares of common stock outstanding prior to the Restructure Agreement was reclassified and exchanged for one share of common stock and one share of Class A common stock. The Series A Preferred Stock and warrants were retired resulting in the elimination of their par value. The common shares were recorded at their par value with the resulting difference being recorded as additional paid in capital related to the Class A Common Stock and Common Stock, respectively.

The Company also issued $10,000 of new Senior Subordinated Notes in exchange for cash. These notes bear interest at 6% per annum to be recorded as accrued PIK interest through December 31, 2005 and 12% interest thereafter payable in monthly installments with principal due in full on the later of August 15, 2007 or the one-year anniversary of the termination, expiry or refinancing of the Credit Agreement or the full settlement of the Term Loan Facility. The Company recorded $158 and $318 of interest expense and PIK Notes for the fiscal year ended June 28, 2003 and for the six months ended January 3, 2004, respectively, related to the New Senior Subordinated Notes. The Company recorded $316 of interest and PIK notes for the six months ended July 3, 2004 (unaudited).

Costs Associated with the Restructuring

The Company incurred costs of $883 related to the issuance of the Junior Notes and preferred and common equity securities. The Company allocated these costs to the securities and debt based upon their relative fair values. The allocable portion of costs related to the equity securities of $563 was recorded as a reduction of additional paid in capital. The remainder of the costs, which were allocable to the Junior Notes of $319, were recorded as a component of the troubled debt restructuring.

The March 25, 2003 amendments to the Term Notes represent modifications to the original terms of the Credit Facility. These modifications were not substantial modifications as defined in EITF 96-19. The Company incurred costs associated with these modifications of $736. The portion of these costs paid directly to the debtor of $606 were capitalized and are being amortized with the previously unamortized debt issue costs over the

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

remaining term of the loans. The remaining costs incurred in connection with these modifications of $130 were paid to third parties and were expensed as incurred in connection with the debt restructuring for the fiscal year ended June 28, 2003.

The March 25, 2003 amendments to the Revolving Credit Facility resulted in a pro-rata reduction of the availability under the line of credit. In accordance with EITF 98-14 Debtor’s Accounting for Changes in Line of Credit or Revolving Debt Arrangements, the previously unamortized debt issue costs associated with the Revolving Credit Facility of $2,539 were reduced in proportion to the reduction in the line of credit availability. This resulted in a write-off of $675 in the fiscal year ended June 28, 2003. The costs incurred in connection with obtaining the modification to the Revolving Credit Facility of $533 were capitalized and will be amortized over the remaining life of the facility.

The Revolving Credit Facility as amended on March 25, 2003 bears interest at a floating rate based, at the Company’s option, on either the Eurodollar rate (1.05% at January 3, 2004) plus a margin of 4.25% or the bank prime rate (4% at January 3, 2004) plus a margin of 3%. The margin varies depending upon the Company’s leverage ratio as defined in the agreement. The maximum available borrowings from the Revolving Credit Facility is the lesser of $60,000 or a borrowing base of eligible accounts receivable and inventory as defined in the agreement. Borrowings under the Revolving Credit Facility are limited by a borrowing base formula based on accounts receivable and inventory, subject to certain eligibility requirements. The Revolving Credit Facility contains a provision whereby outstanding borrowings must be below $36,000, $41,000 and $45,000 for calendar years 2003, 2004 and 2005, respectively, for 30 consecutive days during the period from August 1 to November 30 (the “Clean Down Provision”). The agreement also provides a letter of credit sublimit of $15,000. Amounts outstanding under letters of credit reduce availability under the Revolving Credit Facility. Letters of credit totaling $600 were outstanding at January 3, 2004. The Revolving Credit Facility matures on December 31, 2005 and is classified as a current liability in accordance with EITF 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock -Box Arrangement due to the requirement in the Credit Facility that all cash receipts must be used to repay amounts outstanding under the revolving credit facility along with a subjective acceleration clause.

The Credit Facility as amended on March 25, 2003 consists of Term Loan A and B. Interest on Term Loan A is based, at the Company’s option, on either the Eurodollar rate or the bank prime rate plus a defined margin. Interest on Term Loan B is based on the bank’s prime rate. The margin for Term Loan A varies depending on the Company’s leverage ratio as defined in the agreement from 4.25% for the Eurodollar rate option and 3.00% for the bank prime rate option. The margin for Term Loan B is 3.50%. In the event the Company does not meet its senior leverage ratio requirement from June 30, 2004 and onwards, the margin interest will increase by .25%. In addition, commencing on October 1, 2004, the applicable margins can be further decreased or increased by .10% to the extent certain leverage and other commitments are or are not met on a quarterly basis. The interest margin rates shall not be increased to greater than 4.0% for the prime rate loans, 5.25% for the Eurodollar rate loans and 4.50% for the prime rate of loans. Principal payments under Term Loan A and Term Loan B are due quarterly in increasing amounts through December 31, 2005 at which time all remaining principal is due. Interest on both loans is payable quarterly.

The Company is required to make additional annual principal payments on Term Loan A and Term Loan B if cash flows exceed certain levels as defined in the agreement per the twelve month reference period ending in June. The amount of the additional principal payment is 75% of the excess cash flows. The agreement also requires additional prepayments in the event of asset sales, equity offerings, debt issuance and insurance claims so long as the excess cash flows exceeds $250. There were no such payments the fiscal year ended June 28, 2003

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

and for the six months ended January 3, 2004. The Company determined a payment of $3,320 was required associated with excess cash flow for the last twelve months ended July 3, 2004 (unaudited). This amount is included in the current portion of long term debt.

The amended Credit Facility as well as the Junior Notes and New Senior Subordinated Notes require the Company to meet certain financial tests, including minimum levels of EBITDA (as defined in the agreement), minimum interest coverage and maximum leverage ratio. The agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, asset purchases and sales, acquisitions, mergers and other matters customarily restricted in such agreements. The Credit Facility contains customary events of default, including payment defaults, breach of representations and warranties and covenant defaults. Additionally, an event of default under the Company’s other debt agreements may constitute an event of default under the Credit Facility. Management believes they are in compliance with these covenants at January 3, 2004.

The Credit Facility is guaranteed by the Company and by certain of its subsidiaries, and is collateralized by substantially all assets of Bell Sports, Inc. (“BSI”) a wholly owned subsidiary of the Company and the capital stock of BSI and its domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries of the Company.

A commitment fee is payable quarterly for the unused portion of the Credit Facility in the amount of 0.5% on the Revolving Credit Facility, 1.0% on the Term Loan A and 0.5% on Term Loan B.

In accordance with Statements of Financial Accounting Standards No. 6, Classification of Short-Term Obligations Expected to be Refinanced, the balances outstanding under the existing Credit Facility and Notes are classified in the balance sheet at June 29, 2002 based on the repayment terms of the amended credit facilities.

The Second Amendment to the Credit Facility required the Company to obtain interest rate protection on a portion of the related variable rate debt. As a result, the Company entered into an interest rate swap agreement on a notional principal amount of $65,000. The Company paid a fixed interest rate of 6.5975% on the notional amount through September 2003. A major financial institution, as counterparty to the agreement pays the Company interest at a floating rate based on three-month LIBOR on the notional amount during the term of the agreement. Interest payments are made quarterly by both parties. While the purpose of the swap is to provide the Company protection against rising interest rates on its variable rate debt, the Company has chosen not to apply hedge accounting to the derivative. Accordingly, changes in the fair value of the swap are included in the statement of operations. The fair value of the swap was a liability of $2,470, $3,351, and $1,784 at June 30, 2001, June 29, 2002 and June 28, 2003 with a corresponding amount of the change in the liability included as an expense or benefit in the consolidated statement of operations. This swap was fully settled on September 30, 2003.

The following table reflects future maturities of principal payments on the Company’s existing borrowings from January 3, 2004:

Fiscal year ending
2004	$32,130
2005	63,323
2006	—
2007	10,476
2008	31,159

Total	$137,088

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

6. Stockholders’ Equity and Mandatorily Redeemable Preferred Stock

Common Stock

In connection with the Restructure Agreement dated March 25, 2003, the Company amended the authorized number of shares of Bell common stock to 3,000,000 of which 2,000,000 was allocated to common stock and 1,000,000 was allocated to Class A common stock. Further, a Board of Directors was established with two classes of directors. Class A directors, each of whom have three votes and unclassified directors, each of whom have one vote on matters brought for a vote of the Board of Directors.

Common Stock Purchase Warrants

In connection with the issuance of the Notes, the Company issued approximately 66,931 of common stock purchase warrants to the Note holders (Note 5). The warrants were exchanged for common stock of the Company in connection with the Restructure Agreement dated March 25, 2003 (Note 5).

Preferred Stock

On March 21, 2001, in connection with an amendment to the Notes, the Company issued 344,018 shares of Series A Convertible Preferred Stock, par value $.01 (the “Series A Convertible Preferred Stock”) for $18,000. Concurrently, the holders of the notes were issued 6,866 shares of the Company’s Series A Convertible Preferred Stock without consideration in connection with the second amendment (Note 5). All of the Series A preferred Stock was canceled and exchanged for common stock of the Company in connection with the Restructuring Agreement dated March 25, 2003 (Note 5).

The preferred stock dividends recorded in fiscal 2001 of $6,492 represented the accumulated undeclared and unpaid dividends associated with the Company’s former preferred stock which was redeemed in connection with the Merger described in Note 1.

Series B, C and D Preferred Stock

In connection with the Restructure Agreement, the Company issued Series B, C and D Preferred Stock, which all carry a liquidation preference equal to their stated value of $5,000, $10,000 and $10,000, respectively, plus accrued dividends. These shares were recorded at their fair value upon issuance on March 25, 2003 which corresponds to their stated face amounts noted above. All of the issues carry a 10% cumulative dividend rate and are mandatorily redeemable on the earlier of August 15, 2008 or a liquidation event as defined in the respective preferred stock agreements. The carrying value of the Series B, C and D Preferred Stock, including accumulated dividends was $5,125, $10,250 and $10,250, respectively, at June 28, 2003. The holders of the Series B shares are entitled to the dividend distributions and redemption payments, and as to rights upon a liquidation event, senior and prior to the Series C shares, Series D shares, common stock and all other classes of preferred stock issued by the Company. Likewise, Series C shares are senior to Series D shares and Series D shares are senior to common stock and all other classes of Series preferred stock issued by the Company. The preferred shares do not carry any voting rights, however, as long as any preferred shares are outstanding, the Company may not effect any transaction or event that would adversely affect the rights, preferences, powers and privileges without approval of two-thirds of the preferred stockholders.

Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equities (“SFAS 150”) was effective for public companies for periods

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

beginning after June 15, 2003. Accordingly, the Company adopted SFAS 150 effective June 29, 2003. SFAS 150 requires certain mandatorily redeemable financial instruments to be classified as a liability. The Company’s Series B, C, and D preferred stock meet the criteria for classification as a liability. Accordingly, the Series B, C, and D preferred stock are reflected as a liability in mandatorily redeemable preferred stock in the consolidated balance sheet at January 3, 2004 and July 3, 2004 (unaudited). SFAS 150 also requires that dividends on preferred stock classified as a liability be reflected as a component of interest expense. Dividends on series B, C, and D preferred stock included as a component of interest expense were $1,297 and $1,425 for the six months ended January 3, 2004 and July 3, 2004 (unaudited), respectively.

Prior to the adoption of SFAS 150, under rules of the Securities Exchange Commission, mandatorily redeemable securities were classified outside of permanent equity and dividends were reflected as a reduction of retained earnings or additional paid-in capital as appropriate. Accordingly, the Series B, C, and D mandatorily redeemable preferred stock are classified as mezzanine securities at June 28, 2003, along with cumulative dividends of $625. SFAS 150 does not allow restatement of periods prior to its effective date.

7. Commitments and Contingencies

Product Liability

The Company is subject to various product liability claims and/or suits brought against it for claims involving damages for personal injuries or deaths. Allegedly, these injuries or deaths relate to the use by claimants of products manufactured by the Company and, in certain cases, products manufactured by others. The ultimate outcome of these existing claims and any potential future claims cannot presently be determined.

The cost of product liability insurance fluctuated greatly in past years and the Company opted to self-insure claims for certain periods. The Company has been covered by product liability insurance since July 1, 1991. This insurance is currently subject to a self-insured retention of $1,000. The Company has in recent years been able to obtain insurance coverage on commercially acceptable terms and expects to continue to be able to do so for the foreseeable future. However, there is no assurance that insurance coverage will be available or economical in the future. Certain of the Company’s debt agreements contain requirements for the Company to maintain certain product liability and other insurance policies.

The Company maintained insurance coverage from Reliance Insurance Company (“Reliance”) during March 1997 to February 1998. Reliance was ordered into liquidation on October 3, 2001. During the period of liquidation, the payment of potential claims must be approved by the bankruptcy court. To date, the Company has been successful in recovering these claim payments, however, additional claims may be incurred in the period of coverage by Reliance. There are no assurances that payments of these future claims will be recovered.

The Company sold its auto racing helmet business in July 1999 and entered into a long-term royalty-free licensing agreement with the purchaser for auto racing helmets and automotive accessories to be marketed under the Bell brand name. The Company retains responsibility for product liability claims relating to auto racing helmets manufactured prior to the sale of the auto racing helmet business. The Company believes that, by virtue of its status as a licensor it could be named as a defendant in actions involving liability for auto racing helmets and automotive accessories manufactured by the purchaser of the Company’s auto helmet business.

In September 2000, a Santa Clara County, California jury returned a verdict against the Company for $17,000 arising out of a 1998 bicycle accident. The Company filed post trial motions and in November 2000, settled the case for $14,000. Fireman’s Fund Insurance Company (“Fireman”) agreed to pay the judgment less

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

the balance of Bell’s self-insured retention. On July 23, 2001, Fireman filed an action for damages and declaration relief seeking recovery of the $12,000 paid to settle the aforementioned case, claiming Bell’s late notice of the case deprived Fireman the opportunity to oversee the litigation and to exercise its contractual right to require Bell to accept a settlement in advance of the final verdict for less than the $12,000 that was the subject of the limited reservations of rights. This matter was settled pursuant to an agreement on December 31, 2001, for $2,000, paid equally by Bell and the Hartford Insurance Company.

On August 3, 2001, Reliance Insurance Company (“Reliance”) directed Bell to accept a case settlement for $1,850 in an action related to an accident which the plaintiff suffered serious brain injury. Reliance paid the entire settlement in August 2001, except for certain interest claimed by the Plaintiffs. On February 6, 2002, the court agreed the interest claim was payable by Reliance.

In June 1998, a Wilmington, Delaware jury returned a verdict against the Company relating to injuries sustained in a 1991 off-road motorcycle accident. The judgment totaled $1,800, excluding any interest, fees or costs, which may be assessed. This matter was settled on October 3, 2000, whereby Bell paid the $1,000 self-insured retention.

Based on management’s consultation with legal counsel to defend vigorously all product liability claims, the Company has established product liability reserves totaling approximately $960, $820, $760, $964 which are classified as a current liability at June 29, 2002, June 28, 2003, January 3, 2004, and July 3, 2004 (unaudited), respectively. The reserves are intended to cover the estimated and actual costs for defense of claims. The settlement of these cases has been consistent with management’s estimates. The Company believes it will have adequate cash balances and sources of capital available to satisfy such pending cases.

The Company is party to various other legal actions in the normal course of business. Management does not believe, that if adversely determined, these actions individually or in the aggregate would have a material effect on the Company’s financial position.

Lease Obligations

At January 3, 2004, the future minimum annual rental commitments under all noncancellable leases were as follows:

Operating Leases
Fiscal year ending
2004	$2,762
2005	1,874
2006	1,310
2007	1,241
2008	1,236
Thereafter	4,743

Total minimum lease commitments	$13,166

The Company leases certain equipment and facilities under various operating leases. The total expense under these operating leases was approximately $1,375, $1,116, $1,249 and $1,249 for the six months ended

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

December 28, 2002 (unaudited), June 28, 2003 (unaudited), January 3, 2004, and July 3, 2004 (unaudited), respectively. The total expense under these operating leases was $2,695, $2,971 and $2,491 for the years ended June 30, 2001, June 29, 2002 and June 28, 2003, respectively.

8. Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of other long-term debt held by the Company approximates its carrying value, based on current rates available to the Company for debt with similar terms. See Note 5 for more information regarding long-term debt.

9. Restructuring Charges, Asset Write-Offs and Other Costs

In connection with the Merger in fiscal 2001, the Company announced it was exiting its Canadian distribution operation and substantially all of its specialty retail accessories business. These activities resulted in asset impairment charges related to accounts receivable, inventory, fixed assets, facility exit costs and costs associated with termination of the Company’s former CEO in the aggregate amount of $8,693. The inventory write-downs totaled $2,456 and were recorded as a component of cost of goods sold. The Company increased their accounts receivable reserves by $2,125 for Canadian and specialty retail receivables which were determined to be uncollectible. The charge related to the former chief executive officer’s employment agreement included severance of $864 and the forgiveness of a note receivable of $600. The remainder of the charges were related to asset impairments and other miscellaneous charges related to the exit from the Canadian distribution and specialty retail accessories businesses of $2,648.

	July 1, 2000	Cash Payments	2001 Charges	Adjustments: Charges (Credits)	June 30, 2001
Restructuring accruals:
European restructuring	$450	$(348)	$—	$(1)	$101
Manufacturing
consolidation	885	(446)	—	197	636
Overhead reductions	129	—	—	(129)	—
Sale of auto racing and Australia	568	(484)	—	—	84
Restructuring accruals from prior years	178	(171)	—	(7)	—
Canadian distribution	—	—	3,031	(208)	2,823
Specialty retail accessories	—	—	4,198	(397)	3,801
Corporate restructuring	—	—	1,464	(600)	864

Total	$2,210	$(1,449)	$8,693	$(1,145)	$8,309

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

Restructuring Charges and Asset Write-Offs: June 29, 2002

The Company incurred the following payments and charges during fiscal 2002 that were applied against the previously recorded restructuring reserves.

	June 30, 2001	Cash Payments	Adjustments: Charges (Credits)	June 29, 2002
Restructuring accruals:
European restructuring	$101	$(99)	$(2)	$—
Manufacturing consolidation	636	(153)	(12)	471
Sale of auto racing and Australia	84	(84)	—	—
Canadian distribution	2,823	(253)	(1,748)	822
Specialty retail accessories	3,801	(498)	(2,182)	1,121
Corporate restructuring	864	(617)	—	247

Total	$8,309	$(1,704)	$(3,944)	$2,661

Restructuring Charges and Asset Write-Offs: June 28, 2003

The Company incurred the following payments and charges during fiscal 2003 that were applied against the previously recorded restructuring reserves.

	June 29, 2002	Cash Payments	Charges and write-offs	Credits	June 28, 2003
Restructuring accruals:
Manufacturing consolidation	$471	$(87)	$—	$—	$384
Canadian distribution	822	(62)	(692)	—	68
Specialty retail accessories	1,121	(124)	(381)	(526)	90
Corporate restructuring	247	(247)	—	—	—

Total	$2,661	$(520)	$(1,073)	$(526)	$542

Approximately $526 of the adjustments to the reserves were reductions in the reserves as a result of changes in estimates of required inventory provisions. These amounts are included as a component of costs of sales.

Restructuring Charges and Asset Write-Offs: January 3, 2004

The Company incurred the following payments and charges during the six months ended January 3, 2004 that were applied against the previously recorded restructuring reserves.

	June 28, 2003	Cash Payments	Charges and Write-offs	Credits	January 3, 2004
Restructuring accruals:
Manufacturing consolidation	$384	$—	$(66)	$—	$318
Canadian distribution	68	(16)	—	—	52
Specialty retail accessories	90	—	(25)	—	65

Total	$542	$(16)	$(91)	$—	$435

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

Restructuring Charges and Asset Write-Offs: July 3, 2004

The Company incurred the following payments and charges during the unaudited six months ended January 3, 2004 that were applied against the previously recorded restructuring reserves. Management anticipates that all activities associated with these actions will be completed in fiscal 2007.

	January 3, 2004	Cash Payments	Charges and Write-offs	Credits	Unaudited July 3, 2004
Restructuring accruals:
Manufacturing consolidation	$318	$(12)	$—	$—	$306
Canadian distribution	52	(20)	—	—	32
Specialty retail accessories	65	(1)	—	—	64

Total	$435	$(33)	$—	$—	$402

10. Income Taxes

The provision for (benefit from) income taxes for each fiscal year is as follows:

	June 30, 2001	June 29, 2002	June 28, 2003	January 3, 2004
Current expense (benefit):
U.S. federal	$—	$—	$—	$—
State and local	—	—	(34)	—
Foreign	—	—	194	450

Total current	—	—	160	450

Deferred tax expense:
U.S. federal	15,999	—	—	—
State and local	1,977	—	—	—
Foreign	—	—	—	—

Total deferred	17,976	—	—	—

Total income tax provision	$17,976	$—	$160	$450

The provision for (benefit from) income taxes for each fiscal year differs from the U.S. statutory federal income tax rate for the following reasons:

	Year ended			Six months ended January 3, 2004
	June 30, 2001	June 29, 2002	June 28, 2003
Statutory U.S. rate	(34.0)%	(34.0)%	(34.0)%	(34.0)%
Nondeductible goodwill	0.7%	5.2%	0.0%	0.0%
State income tax	(3.4)%	(3.4)%	(3.4)%	(4.0)%
Foreign taxes	0.0%	0.0%	0.3%	53.6%
Valuation allowance	64.9%	31.4%	33.5%	38.0%
Other, net	(0.2)%	0.8%	(0.3)%	0.0%

Effective tax expense/(benefit) rate	28.0%	0.0%	(3.9)%	53.6%

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

Deferred income tax assets and (liabilities) are comprised of the following:

	June 29, 2002	June 28, 2003	January 3, 2004
Net operating losses and other tax loss carryforwards	$36,446	$40,807	$35,227
Inventory and accounts receivable reserves	2,529	2,632	2,769
Accrued liabilities	6,226	2,915	5,579
Deferred gain of troubled debt restructuring	—	1,926	1,887
Depreciation	—	62	131
Other	—	1,234	1,232

Total deferred tax assets	45,201	49,576	46,825

Goodwill and intangibles	(118)	(781)	(552)
Other	(1,872)	(1,267)	(1,267)

Total deferred tax liabilities	(1,990)	(2,048)	(1,819)

Net deferred tax assets before valuation allowance	43,211	47,528	45,006
Deferred tax assets valuation allowance	(43,211)	(47,528)	(45,006)

Net deferred tax assets	$—	$—	$—

The Company has U.S. federal net operating loss carryforwards totaling approximately $89,405 at January 3, 2004 that expire between 2008 and 2023. As a result of previous ownership changes, there is an annual limitation on approximately $31,500 of the loss carryforward which may delay or limit its eventual utilization. In the event that certain changes in ownership occur in the future as defined by Internal Revenue Code Section 382, there could be a larger annual limitation on the remaining amount of net operating loss carryforwards that could be utilized.

General business tax credits are approximately $637 and minimum tax credits are $615 at January 3, 2004.

The Company has recorded a valuation allowance to fully reserve its net deferred tax assets. The valuation allowance was based on management’s assessment of realization of the deferred tax assets. Given the cumulative recurring losses in recent years, management has recorded the valuation allowance to fully provide for any changes in the net deferred tax asset balance. Realization will depend entirely on the Company’s ability to generate taxable income in future periods. The Company will continue to assess the valuation allowance and to the extent it is determined that all or part of the valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized in the future.

The Company’s non-U.S. subsidiaries do not have undistributed earnings as of the end of each period presented.

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

11. Supplemental Cash Flow Statement Information

The Company’s non-cash investment and financing activities and cash payments for interest and income taxes for each fiscal year are summarized below:

	Year ended		(Unaudited) Six Months Ended December 28, 2002	Year Ended June 28, 2003	Six Months Ended January 3, 2004	(Unaudited) Six Months Ended June 28, 2003	(Unaudited) Six Months Ended July 3, 2004
	June 30, 2001	June 29, 2002
Cash paid during the period for:
Interest	$20,002	$13,560	$5,860	$9,298	$3,721	$3,438	$3,389
Income taxes	$—	$—	$—	$160	$383	$160	$183

Non-cash investing activities:
Acquisitions of licenses	$—	$—	$—	$4,104	$—	$—	$—

Non-cash financing activities:
Preferred stock exchanged for debt	$—	$—	$—	$25,000	$—	$—	$—
Common stock exchanged for debt	$—	$—	$—	$10,594	$—	$—	$—
Preferred stock issued without consideration	$366	$—	$—	$—	$—	$—	$—

12. Related Party Transactions

The Company and Chartwell entered into a management consulting agreement with an initial term of ten years concurrent with the Merger. As compensation for these services, the Company agreed to pay Chartwell an annual fee which amounted to $600. During fiscal 2002, no management fees were paid to Chartwell, however, the $600 due was accrued and expensed. In connection with the Company’s Restructuring Agreement this management consulting agreement was terminated. Chartwell forgave the $600 of fees accrued in 2002 and $150 of fees accrued for 2003 in connection with the restructuring. The previously accrued amount was reversed and reflected as a reduction in selling, general and administrative expenses.

The Company leased warehouse space to Bell Racing. The sub-lease agreement between the Company and Bell Racing requires Bell Racing to pay an annual rental fee of one dollar plus their portion of the utilities bill and any other expenses related to the use of the Company’s services. The Company also had other receivables from Bell Racing of $177, $20, and $0 at June 30, 2001, June 29, 2002, and June 28, 2003, respectively.

The Company forgave a loan of $600 and provided severance and change of control payments of $2,295 to two former executives of the Company in connection with the Merger based upon the terms of their employment agreements with the Company. These amounts were recorded during fiscal 2001.

13. Acquisitions of Product Licenses

The Company entered into an Intellectual Property License Agreement (the “License Agreement”) with Bollinger Industries, Inc. (“Bollinger”) and various other Bollinger entities as of July 29, 2002. Under the terms of the License Agreement, the Company was granted the use of certain Bollinger Trademarks, Licenses, Patents

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

and Sublicense Rights in relation to the manufacturing, promotion, marketing and distribution of Bollinger fitness accessories and related products (“Bollinger Products”). The License Agreement also provides the Company the right to convert the License Agreement to an assignment (i.e., a purchase) from Bollinger to Bell of all right, title and interest in the Bollinger licensed Trademarks, Patents, etc. (the “Conversion Option”), which can be converted at any time at no additional cost to the Company. Therefore, the Company has effectively acquired control of the license rights to the Bollinger Products. The cost to acquire these license rights was $5,730 of which $1,038 was paid upon execution of the License Agreement, $1,721 was required to be paid during the first 22 months of the License Agreement (of which $1,375 was paid by January 3, 2004 resulting in a remaining balance of $346) and $2,971 which is payable over the term of the License Agreement (of which $858 was paid by January 3, 2004 resulting in a remaining balance of $2,113). Should the Company exercise the Conversion Option prior to the expiration of the Agreement, they would be required to provide consulting agreements from the date of the conversion with two former members of Bollinger senior management in the annual amount of $250,000 through July 2003.

Future payments of the obligation related to the license are as follows:

Fiscal year ending:
2004	$340
2005	434
2006	470
2007	509
2008	360

Total	$2,113

Effective January 2003, the Company entered into an agreement with BF Holding SPA (“Bieffe”), whereby Bieffe transferred all its rights, title and interest in a license agreement for certain trademarks registered in Canada and the United States related to the manufacture of motorcycle helmets (“Transfer Agreement”). The trademarks represented under this agreement had originally been owned and licensed to another entity by the Company. In consideration for obtaining the rights to reacquire these trademarks, the Company agreed to pay Bieffe $700 over the term of the agreement of seven years. The payments are to be made in connection with the Company’s use of the trademarks to acquire helmets over a seven-year period. Any amounts not paid as a result of the usage of the trademarks in the acquisition of helmets is payable at the end of the term of the agreement. In connection with obtaining this license, the Company also entered into a Consulting Agreement with a former member of a related entity who had also previously been an employee of the Company. In consideration for this Consulting Agreement, the Company agreed to pay $112 per year for a period of ten years. In return, this individual will provide consultation related to the sale and distribution of helmets on a limited basis. The Company may relieve this individual from his consulting duties at any time, however, they will continue to be obligated to make all ten of the $112 payments specified under this agreement.

The Company has accounted for the costs associated with these agreements as the acquisition of a license. The value assigned to the license represents the $700 related to Bieffe and the discounted value of $1,120 of payments due under the Consulting Agreement. This resulted in a total license cost of $1,469.

14. Dispositions

The Company sold certain assets related to its Rhode Gear brand name on September 25, 2001 for $3,300 in cash to a third party, resulting in a gain of $774.

BELL SPORTS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share data)

The Company sold certain assets related to its Hydrapak brand name on September 28, 2001 for approximately $480 in cash to a third party, resulting in a gain of $120.

These gains were recorded as a component of selling, general and administrative expenses in fiscal 2002.

15. Subsequent Event

Effective August 11, 2004, the Company entered into an agreement with RSG Holdings, LLC (“Riddell”) whereby Riddell will acquire the Company.

$140,000,000

RIDDELL BELL HOLDINGS, INC.

8.375% Senior Subordinated Notes

due October 1, 2012

PROSPECTUS

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors, Officers, Managers and Members

Riddell Bell Holdings, Inc., the issuer of the exchange notes, is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

Consistent with Section 145 of the Delaware General Corporation Law, Article 10 of the bylaws of Riddell Bell Holdings, Inc. provides that Riddell Bell Holdings, Inc. will indemnify any present or former director or officer of Riddell Bell Holdings, Inc. against those expenses which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of being or having been a director or officer of the corporation.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article 9 of the certificate of incorporation of Riddell Bell Holdings, Inc. provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to Riddell Bell Holdings, Inc. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of Article 9 of the certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. No repeal or modification of Article 9 of the certificate of incorporation will adversely affect any right of or protection afforded to a director of the Company existing immediately prior to such repeal or modification.

Under Riddell Bell Holdings, Inc.’s bylaws, Riddell Bell Holdings, Inc. may purchase and maintain insurance on behalf of its directors, officers, employees, or agents against any liabilities asserted against such persons whether or not Riddell Bell Holdings, Inc. would have the power to indemnify such persons against such liability under the provisions of Delaware General Corporation Law. Riddell Bell Holdings, Inc. carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse Riddell Bell Holdings, Inc. for liabilities indemnified by Riddell Bell Holdings, Inc. and indemnify directors and officers against additional liabilities not indemnified by Riddell Bell Holdings, Inc.

Riddell Sports Group, Inc., All American Sports Corporation, Ridmark Corporation, MacMark Corporation, Proacq Corp., Bell Sports Corp., Bell Powersports, Inc. and Bell Racing Company which are subsidiaries of Riddell Bell Holdings, Inc. and also registrants under this Registration Statement, are incorporated under the laws of the State of Delaware are subject to the provisions of the laws of the Delaware General Corporation Law described above. In addition, the constituent documents of each of the aforementioned subsidiaries of Riddell Bell Holdings, Inc. include similar provisions to those described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Equilink Licensing, LLC and RHC Licensing, LLC which are subsidiaries of Riddell Bell Holdings, Inc. and also registrants under this Registration Statement, are limited liability companies formed under the laws of the State of Delaware and are subject to the provisions of the laws of the State of Delaware. In addition, the constituent documents of each of the aforementioned subsidiaries of Riddell Bell Holdings, Inc. include similar provisions to those described above.

Riddell, Inc., which is a subsidiary of Riddell Bell Holdings, Inc. and also a registrant under this Registration Statement, is a corporation formed under the laws of the State of Illinois and is subject to the provisions of the laws of the State of Illinois. Pro-Line Team Sports, Inc. and Pro-Line Athletic Equipment, Inc. which are subsidiaries of Riddell Bell Holdings, Inc. and also registrants under this Registration Statement, are corporations formed under the laws of the State of Alabama and are subject to the provisions of the laws of the State of Alabama. In addition, the constituent documents of each of the aforementioned subsidiaries of Riddell Bell Holdings, Inc. include similar provisions to those described above.

Item 21. Exhibits

Exhibits

Item	Exhibits
3.1(a)*	Certificate of Incorporation of Riddell Bell Holdings, Inc.

3.1(b)*	Bylaws of Riddell Bell Holdings, Inc.

3.2(a)*	Amended and Restated Certificate of Incorporation of Riddell Sports Group, Inc.

3.2(b)*	Amended and Restated Bylaws of Riddell Sports Group, Inc.

3.3(a)	Articles of Incorporation of Riddell, Inc.

3.3(b)*	Bylaws of Riddell, Inc.

3.4(a)*	Certificate of Amendment of Certificate of Incorporation of All American Sports Corporation.

3.4(b)*	Bylaws of All American Sports Corporation.

3.5(a)*	Certificate of Incorporation of MacMark Corporation.

3.5(b)*	Bylaws of MacMark Corporation.

3.6(a)*	Certificate of Incorporation of Ridmark Corporation.

3.6(b)*	Bylaws of Ridmark Corporation.

3.7(a)*	Certificate of Incorporation of Proacq Corp.

3.7(b)*	Bylaws of Proacq Corp.

3.8(a)*	Certificate of Formation of Equilink Licensing, LLC.

3.8(b)*	Limited Liability Company Agreement of Equilink Licensing, LLC.

3.9(a)*	Certificate of Formation of RHC Licensing, LLC.

3.9(b)*	Limited Liability Company Agreement of RHC Licensing, LLC.

3.10(a)*	Articles of Incorporation of Pro-Line Team Sports, Inc.

3.10(b)*	Bylaws of Pro-Line Team Sports, Inc.

3.11(a)*	Articles of Incorporation of Pro-Line Athletic Equipment, Inc.

3.11(b)*	Bylaws of Pro-Line Athletic Equipment, Inc.

3.12(a)*	Amended and Restated Certificate of Incorporation of Bell Sports Corp.

3.12(b)*	Amended and Restated Bylaws of Bell Sports Corp.

3.13(a)	Amended and Restated Articles of Incorporation of Bell Sports, Inc.

3.13(b)*	Amended and Restated Bylaws of Bell Sports, Inc.

3.14(a)*	Articles of Incorporation of Giro Sport Design International, Inc.

3.14(b)*	Bylaws of Giro Sport Design International, Inc.

3.15(a)*	Certificate of Incorporation of Bell Powersports, Inc.

3.15(b)*	Bylaws of Bell Powersports, Inc.

3.16(a)	Certificate of Incorporation of Bell Racing Company

3.16(b)	Bylaws of Bell Racing Company

4.1*	Indenture governing 8.375% Senior Subordinated Notes due 2012 among Riddell Bell Holdings, Inc., the Subsidiary Guarantors named therein and U.S. Bank National Association, dated September 30, 2004.

Item		Exhibits

4.2	*	Form of 8.375% Senior Subordinated Notes due 2012.
4.3	*	Exchange and Registration Rights Agreement, dated as of September 30, 2004, by and among Riddell Bell Holdings, Inc., the Guarantors named therein, Goldman, Sachs & Co., UBS Securities LLC and Wachovia Capital Markets, LLC.
5.1		Opinion of Ropes & Gray LLP.
5.2		Opinion of DLA Piper Rudnick Gray Cary US LLP.
5.3		Opinion of Haskell, Slaughter, Young & Rediker, LLC.
10.1	*	Credit and Guaranty Agreement, dated as of September 30, 2004, among Riddell Bell Holdings, Inc., RBG Holdings Corp., the Guarantors named therein, the Lenders names therein, Goldman Sachs Credit Partners L.P., as Administrative Agent, Wachovia Capital Markets, LLC, Wachovia Bank, National Association, Antares Capital Corporation, GMAC Commercial Finance LLC and UBS Securities LLC.
10.2	*	Pledge and Security Agreement, dated as of September 30, 2004, among RBG Holdings Corp., Riddell Bell Holdings, Inc., the other Guarantors party thereto and Goldman Sachs Credit Partners L.P., as Collateral Agent.
10.3	*	Amended and Restated Riddell Holdings, LLC 2003 Equity Incentive Plan.
10.4	*	Amended and Restated Employment Agreement, dated as of June 25, 2003, between Riddell, Inc. and William Sherman.
10.5	*	First Amendment, dated September 30, 2004, to the Amended and Restated Employment Agreement, dated as of June 25, 2003, between Riddell, Inc. and William Sherman.
10.6	*	Employment Agreement, dated as of May 3, 2004, between Riddell, Inc. and Eric Brenk.
10.7		Employment Agreement, dated as of September 30, 2004, between Riddell Bell Holdings, Inc. and William N. Fry.
10.8	*	Consulting Agreement, dated as of October 1, 2004, between Riddell Bell Holdings, Inc. and Terry Lee.
12.1	*	Statement of Ratio of Earnings to Fixed Charges.
21.1	*	Subsidiaries of Riddell Bell Holdings, Inc.
23.1		Consent of Ropes & Gray LLP (see Exhibit 5.1).
23.2		Consent of Opinion of DLA Piper Rudnick Gray Cary US LLP (see Exhibit 5.2).
23.3		Consent of Haskell, Slaughter, Young & Rediker, LLC (see Exhibit 5.3).
23.4		Consent of Ernst & Young, LLP.
23.5		Consent of PricewaterhouseCoopers LLP.
23.6		Consent of PricewaterhouseCoopers LLP.
24.1	*	Powers of Attorney (see signature pages to the Registration Statement).
25.1	*	Statement on Form T-1 as to the eligibility of the Trustee.
99.1		Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery.

*	previously filed with the registration statement on Form S-4 filed April 7, 2005 by the registrant.

Financial Statement Schedules

Report on Schedule of Independent Registered Public Accounting Firm

The Board of Directors

Riddell Bell Holdings, Inc.

We have audited the consolidated financial statements of Riddell Bell Holdings, Inc. as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from June 25, 2003 to December 31, 2003 and have issued our report thereon dated March 25, 2005, and the consolidated financial statements of Riddell Sports Group, Inc. and subsidiaries (as predecessor company to Riddell Bell Holdings, Inc.) as of June 25, 2003 and for the period from January 1, 2003 to June 25, 2003 and have issued our report thereon dated February 20, 2004 (all included elsewhere in this Registration Statement). Our audits also included the financial statement schedule with respect to these periods as listed in Item 21 of Form S-4 of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Chicago, Illinois

March 25, 2005

Riddell Bell Holdings, Inc.

Valuation and Qualifying Accounts Schedule

(Dollars in thousands)

		Additions
	Balance at Beginning of Period	Acquired Businesses	Charged to costs and adjustments	Deductions	Balance at End of Period
Description

Successor
Year ended December 31, 2004
Product Liability	$3,198	$2,830	$877	$(171)	$6,734
Period June 25, 2003 to December 31, 2003
Product Liability	$2,888	$—	$349	$(39)	$3,198
Predecessor
Period December 31, 2002 to June 25, 2003
Product Liability	$2,889	$—	$529	$(530)	$2,888
December 31, 2001 to December 31, 2002
Product Liability	$3,521	$—	$1,425	$(2,057)	$2,889

Successor
Year ended December 31, 2004
Doubtful Accounts	$1,229	$2,687	$255	$(572)	$3,599
Period June 25, 2003 to December 31, 2003
Doubtful Accounts	$1,160	$—	$337	$(268)	$1,229
Predecessor
Period December 31, 2002 to June 25, 2003
Doubtful Accounts	$755	$—	$666	$(261)	$1,160
December 31, 2001 to December 31, 2002
Doubtful Accounts	$770	$—	$351	$(366)	$755

Item 22. Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

RIDDELL BELL HOLDINGS, INC.

By:	/S/ WILLIAM N. FRY
William N. Fry President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director and Chief Executive Officer (principal executive officer)

* Jeffrey L. Gregg	Executive Vice President, Chief Financial Officer (principal financial officer and accounting officer)

* William Sherman	Director, President of Riddell Sports

* Peter Lamm	Director

* Mark Genender	Director

* Timothy Mayhew	Director

* Aron Schwartz	Director

* Terry Lee	Director

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

RIDDELL SPORTS GROUP, INC.

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/s/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

RIDDELL, INC.

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

ALL AMERICAN SPORTS CORPORATION

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

RIDMARK CORPORATION

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/s/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY
William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

MACMARK CORPORATION

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY
William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

EQUILINK LICENSING, LLC

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/s/ WILLIAM N. FRY William N. Fry	Manager

* Jeffrey L. Gregg	Manager and Chief Financial Officer (principal financial officer)

* William Sherman	Manager and President (principal executive officer)

* Lawrence Simon	Manager and Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY
William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

RHC LICENSING, LLC

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Manager

* Jeffrey L. Gregg	Manager and Chief Financial Officer (principal financial officer)

* William Sherman	Manager and President (principal executive officer)

* Lawrence Simon	Manager and Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY
William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

PROACQ CORP.

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY
William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

PRO-LINE TEAM SPORTS, INC.

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/s/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY
William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

PRO-LINE ATHLETIC EQUIPMENT, INC.

By:	*
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* William Sherman	Director and President (principal executive officer)

* Lawrence Simon	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

BELL SPORTS CORP.

By:	/S/ WILLIAM N. FRY
William N. Fry President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director and President (principal executive officer)

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* Blake Richardson	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

BELL SPORTS, INC.

By:	/S/ WILLIAM N. FRY
William N. Fry President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/s/ WILLIAM N. FRY William N. Fry	Director and President (principal executive officer)

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* Blake Richardson	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

GIRO SPORT DESIGN INTERNATIONAL, INC.

By:	/S/ WILLIAM N. FRY
William N. Fry President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director and President (principal executive officer)

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* Blake Richardson	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

BELL POWERSPORTS, INC.

By:	/S/ WILLIAM N. FRY
William N. Fry President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director and President (principal executive officer)

* Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

* Blake Richardson	Treasurer (principal accounting officer)

/S/ WILLIAM N. FRY William N. Fry *Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the Registrant has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2005.

BELL RACING COMPANY

By:	/S/ WILLIAM N. FRY
William N. Fry President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints William N. Fry and Jeffrey L. Gregg (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

/S/ WILLIAM N. FRY William N. Fry	Director and President (principal executive officer)

/S/ JEFFREY L. GREGG Jeffrey L. Gregg	Director and Chief Executive Officer (principal financial officer)

/S/ BLAKE RICHARDSON Blake Richardson	Treasurer (principal accounting officer)